UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Amendment No. 1)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]	Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

CHINA TRANSINFO TECHNOLOGY CORP.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required

[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share of China TransInfo Technology Corp. (“common stock”)

	(2)	Aggregate number of securities to which transaction applies:

(A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus 12,198,125 shares held by Mr. Shudong Xia, Karmen Investment Holdings Limited, SAIF Partners III, L.P., Ms. Danxia Huang and Mr. Shufeng Xia (the “Rollover Shares”)*), (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share, and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 with an exercise price below $5.80 per share.

* The Rollover Shares are being contributed to Shudong Investments Limited immediately prior to the consummation of the merger.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 and the Securities and Exchange Commission Fee Rate Advisory #3 for Fiscal Year 2012 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $76,745,899. The maximum aggregate value of the transaction was calculated based upon the sum of (A) 13,071,944 shares of common stock issued and outstanding as of June 25, 2012 (consisting of the 25,270,069 shares of common stock outstanding as of June 25, 2012 minus the Rollover Shares) multiplied by $5.80 per share merger consideration, (B) 924,901 shares of common stock underlying outstanding options as of June 25, 2012 with an exercise price below $5.80 per share multiplied by $0.98 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of such options of $4.82 per share), and (C) 5,555 shares of common stock underlying outstanding warrants as of June 25, 2012 multiplied by $4.00 per share (which is the difference between the $5.80 per share merger consideration and the weighted average exercise price of $1.80 per share). The filing fee equals the product of 0.0001146 multiplied by the maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $76,745,899

	(5)	Total fee paid: $8,796

[ ]	Fee paid previously with preliminary materials.

[X]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid: $560.89

	(2)	Form, Schedule or Registration Statement No.: Form S-3 (Registration No. 333 -162689)

	(3)	Filing party: China TransInfo Technology Corp.

	(4)	Date Filed: October 27, 2009

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

                    , 2012

To the Stockholders of China TransInfo Technology Corp.:

You are cordially invited to attend a special meeting of stockholders of China TransInfo Technology Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”) to be held at                     a.m., Beijing time, on                     , 2012, at                     .

At the special meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), among the Company, TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Shudong Xia (“Mr. Xia”).

If the merger is completed, each share of Company common stock, other than as provided below, will be converted into the right to receive $5.80 in cash, without interest. We refer to this amount as the “per share merger consideration.” Each share of Company common stock held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including each share of Company common stock to be contributed to Parent by the Rollover Holders (as defined below) immediately prior to the effective time of the merger, will automatically be cancelled without payment of the per share merger consideration.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their affiliates, the Rollover Holders, and the directors and officers of the Company), whom we refer to as the “unaffiliated stockholders,” and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders approve the merger agreement. Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee, deemed it advisable, fair to and in the best interests of the Company and the unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders and recommended that our stockholders approve the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” the proposal to approve the merger agreement.

The merger cannot be completed unless the merger agreement is approved by both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the shares of Company common stock owned by the Rollover Holders). More information about the merger is contained in the accompanying proxy statement and a copy of the merger agreement is attached thereto as Annex A.

In considering the recommendation of the special committee and the board of directors, you should be aware that some of the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity), Karmen Investment Holdings Limited (one of our stockholders and beneficially owned by Mr. Xia), and SAIF Partners III, L.P. (collectively, the “Rollover Holders”) beneficially own in aggregate approximately 48.3% of the total outstanding shares of Company common stock. The Rollover Holders are parties to the contribution agreements described in the accompanying proxy statement and have agreed with Parent and Shudong Investments Limited, a British Virgin Islands company and the sole shareholder of Parent (“Holdco”), to contribute to Parent the shares of Company common stock owned by them in exchange for newly issued shares of Holdco, immediately prior to the effective time of the merger. In addition, Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited. The accompanying proxy statement includes additional information regarding certain interests of the Company’s directors and officers that may be different from, or in addition to, the interests of our stockholders generally.

We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

We appreciate your continued support of the Company.

Sincerely,

Shudong Xia
Chairman, President, Chief Executive Officer and
Secretary

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2012 and is first being mailed to stockholders on or about                     , 2012.

CHINA TRANSINFO TECHNOLOGY CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2012

NOTICE IS HEREBY GIVEN that the special meeting of stockholders of China TransInfo Technology Corp. (the “Company,” “we,” “us” or “our”) will be held at                     a.m., Beijing time, on                     , 2012, at                     , for the following purposes:

1.

To approve the Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), with TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent. Parent and Merger Sub were formed and are beneficially owned by Mr. Shudong Xia (“Mr. Xia”); and

2.

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached thereto as Annex A.

A special committee of our board of directors, consisting entirely of independent directors, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its stockholders (other than Parent, Merger Sub and their affiliates, the Rollover Holders, and the directors and officers of the Company), whom we refer to as the “unaffiliated stockholders,” and recommended that our board of directors approve and declare the advisability of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our stockholders approve the merger agreement. Our board of directors, acting on the unanimous recommendation of the special committee, deemed it advisable, fair to and in the best interests of the Company and the unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders and recommended that our stockholders approve the merger agreement at the special meeting. Our board of directors recommends that you vote “FOR” approval of the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity), Karmen Investment Holdings Limited (one of our stockholders and beneficially owned by Mr. Xia), and SAIF Partners III, L.P. (collectively, the “Rollover Holders”) beneficially own in aggregate approximately 48.3% of the total outstanding shares of Company common stock. The Rollover Holders are parties to the contribution agreements described in the accompanying proxy statement and have agreed with Parent and Shudong Investments Limited, a British Virgin Islands company and the sole shareholder of Parent (“Holdco”), to contribute to Parent the shares of Company common stock owned by them in exchange for newly issued shares of Holdco, immediately prior to the effective time of the merger. In addition, Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited.

Only stockholders of record at the close of business, New York time, on                     , 2012 are entitled to notice of and to vote at the special meeting and at any and all adjournments or postponements thereof.

The approval of the merger agreement requires the affirmative vote by both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the shares of Company common stock owned by the Rollover Holders). The approval of the adjournment of the special meeting requires the affirmative vote of the holders of at least a majority of the shares of Company common stock present and entitled to vote at the special meeting as of the record date, whether or not a quorum is present.

Regardless of the number of shares of Company common stock you own, your vote is important. The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee, you should instruct your broker, dealer, commercial bank, trust company or other nominee how to vote in accordance with the voting instruction form furnished by your broker, dealer, commercial bank, trust company or other nominee. The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date.

By Order of the Board of Directors,

Shudong Xia
Chairman, President, Chief Executive Officer and
Secretary

, 2012

Important Notice of Internet Availability

This proxy statement for the special meeting to be held on                     , 2012 is available free of charge at www.shareholdermaterial.com/ctfo.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OF COMPANY COMMON STOCK BY TELEPHONE, OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

SUMMARY VOTING INSTRUCTIONS

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the merger agreement and the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call Okapi Partners LLC, toll free at (855) 305 0855, collect at (212) 297-0720 or by email at info@okapipartners.com.

i

Explanatory Note Regarding the Merger Agreement	66
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws	66
Closing and Effective Time of the Merger	66
Treatment of Common Stock, Company Options and Company Warrants	67
Exchange and Payment Procedures	67
Representations and Warranties	68
Conduct of Business Prior to Closing	72
Parent Forbearance	73
Access to Information	73
Alternative Takeover Proposals	73
Indemnification; Directors’ and Officers’ Insurance	76
Financing	76
Obligation of Parent	77
Payment to Certain Creditor	77
Conditions to the Merger	77
Termination	78
Termination Fees and Reimbursement of Expenses	79
Fees and Expenses	80
Remedies	80
Amendment; Waiver of Conditions	80

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	81

Changes in Control	83

COMMON STOCK TRANSACTION INFORMATION	83

APPRAISAL RIGHTS	84

SELECTED FINANCIAL INFORMATION	85

Selected Historical Financial Information	85
Ratio of Earnings to Fixed Charges	85
Net Book Value per Share of Company Common Stock	85

MARKET PRICE AND DIVIDEND INFORMATION	86

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	86

OTHER MATTERS	87

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	88

WHERE YOU CAN FIND MORE INFORMATION	88

ANNEX A: MERGER AGREEMENT	A-1

ANNEX B: LIMITED GUARANTEE	B-1

ANNEX C: FINANCIAL ADVISOR OPINION	C-1

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON	D-1

ANNEX E: FORM OF PROXY CARD	E-1

ii

CHINA TRANSINFO TECHNOLOGY CORP.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2012

PRELIMINARY PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of China TransInfo Technology Corp. which will be held at                     a.m., Beijing time, on                     , 2012, at                     , and any adjournments or postponements thereof. We are furnishing this proxy statement to stockholders of China TransInfo Technology Corp. as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting. This proxy statement is dated                     , 2012 and is first being mailed to stockholders on or about                     , 2012.

SUMMARY TERM SHEET RELATED TO THE MERGER

This summary term sheet highlights selected information in this proxy statement regarding the merger and may not contain all of the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “Where You Can Find More Information” beginning on page 88. In this proxy statement, the terms “we,” “us,” “our,” “CTFO” and the “Company” refer to China TransInfo Technology Corp. and its subsidiaries. We refer to Shudong Investments Limited as “Holdco,” TransCloud Company Limited as “Parent” and TransCloud Acquisition, Inc. as “Merger Sub.” We refer to Mr. Shudong Xia (“Mr. Xia”), Ms. Danxia Huang, Mr. Shufeng Xia, Karmen Investment Holdings Limited (“Karmen”) and SAIF Partners III, L.P. (“SAIF III”) collectively as the “Rollover Holders.” We refer to the stockholders of the Company (other than Parent, Merger Sub and their affiliates, the Rollover Holders, and the directors and officers of the Company) as the “unaffiliated stockholders.” We refer to Parent, Merger Sub and their affiliates, and the Rollover Holders as the “Excluded Holders.” We refer to Holdco, Parent, Merger Sub, SAIF Partners IV, L.P. (“SAIF IV”) and the Rollover Holders as the “buyer group.” We refer to SAIF III and SAIF IV as “SAIF Partners.” When we refer to the “merger agreement,” we mean the Agreement and Plan of Merger, dated as of June 8, 2012, among the Company, Parent and Merger Sub.

The Parties (page 17)

China TransInfo Technology Corp. is a leading provider of end-to-end intelligent transportation systems (“ITS”) and related comprehensive technology solutions servicing the transportation industry in China. We are involved in developing multiple applications in highway ITS, urban ITS, commercial vehicles ITS plus location based services, and to a lesser degree, in digital city, and land and resource filling systems based on geographic information systems technologies which are used to service both the public and private sector.

Both Parent and Merger Sub were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Both Parent and Merger Sub were formed and are beneficially owned by Mr. Xia.

The Rollover Holders beneficially own in the aggregate approximately 48.3% of the total outstanding shares of Company common stock. The Rollover Holders have agreed with Parent and Holdco to contribute to Parent the shares of Company common stock owned by them (the “Rollover Shares”) in exchange for newly issued shares of Holdco immediately prior to the effective time of the merger pursuant to the contribution agreements.

Overview of the Transaction (page 18)

The Company, Parent and Merger Sub entered into the merger agreement on June 8, 2012. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “merger”). The Company, as the surviving corporation, will continue to do business under the name “China TransInfo Technology Corp.” following the merger. At the effective time of the merger, the following will occur in connection with the merger:

  each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive $5.80 (the “per share merger consideration”) in cash without any interest thereon;

  each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes;

  each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option; and

  each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Following and as a result of the merger:

  the unaffiliated stockholders will no longer have any interest in, and will no longer be stockholders of the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated.

The Special Meeting (page 62)

The special meeting will be held at                     a.m., Beijing time, on                     , 2012, at                     . At the special meeting, you will be asked to, among other things, approve the merger agreement. See “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your shares of Company common stock.

Stockholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page 62)

You may vote at the special meeting if you owned any shares of Company common stock at the close of business, New York time, on                     , 2012, the record date for the special meeting. On that date, there were                     shares of Company common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Company common stock that you owned on that date. Approval of the merger agreement requires the affirmative vote of (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding the Rollover Shares). Assuming 25,270,069 shares of Company common stock are outstanding on the record date, at least 6,535,973 shares of Company common stock owned by the unaffiliated stockholders must be voted in favor of the proposal to approve the merger agreement in order for the proposal to be approved pursuant to the approval requirement set forth in (ii). See “The Special Meeting” beginning on page 62 for additional information.

Merger Consideration (page 67)

If the merger is completed, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger, other than as provided below, will be converted into the right to receive the per share merger consideration in cash without interest. Shares of Company common stock held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger , including the Rollover Shares will be canceled without conversion or consideration.

Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent for the per share merger consideration. Promptly after the effective time of the merger (but in any event no later than five business days), the paying agent will send each record holder of shares of Company common stock (i) a letter of transmittal describing how it may exchange its shares of Company common stock for the per share merger consideration and (ii) instructions for effecting the surrender of share certificates in exchange for its per share merger consideration. Do not return your stock certificates with the enclosed proxy card, and do not forward your stock certificates to the paying agent without a letter of transmittal. You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. See “The Merger Agreement—Treatment of Common Stock, Company Options and Company Warrants” and “The Merger Agreement—Exchange and Payment Procedures” beginning on page 67 for additional information.

Treatment of Company Options and Company Warrants (page 67)

As of the effective time of the merger, each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

As of the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

See “The Merger Agreement—Treatment of Common Stock, Company Options and Company Warrants” beginning on page 67 for additional information.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger (page 28)

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting in order to take such actions as our board of directors determines are necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. Our board of directors and the special committee believe that the merger is fair to the unaffiliated stockholders. For a discussion of the material factors considered by our board of directors and the special committee in determining to recommend the approval of the merger agreement and in determining that the merger is fair to the unaffiliated stockholders, see “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” beginning on page 27 and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” beginning on page 28.

Positions of the Buyer Group Regarding the Fairness of the Merger (page 41)

Each member of the buyer group believes that the merger is fair to the unaffiliated stockholders. Their belief is based upon the factors discussed under the caption “Special Factors Relating to the Merger—Positions of the Buyer Group Regarding the Fairness of the Merger” beginning on page 41.

Opinion of William Blair, Financial Advisor to the Special Committee (page 34)

In connection with the merger, the special committee received a written opinion from William Blair & Company, L.L.C. (“William Blair”), financial advisor to the special committee, as to the fairness, from a financial point of view and as of the date of its opinion, to the stockholders of the Company (other than the Excluded Holders) of the per share merger consideration to be received by such stockholders. The full text of William Blair’s written opinion, dated June 7, 2012, is attached to this proxy statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken. William Blair’s opinion was provided to the special committee in connection with, and for the purposes of, its evaluation of the per share merger consideration from a financial point of view, does not address any other aspect or implication of the proposed merger or the merits of the underlying decision by the Company to engage in the merger or the relative merits of any alternatives discussed by the special committee and the board of directors of the Company, does not constitute an opinion with respect to the Company’s underlying business decision to effect the merger, any legal, tax or accounting issues concerning the merger, or any terms of the merger (other than the per share merger consideration) and does not constitute a recommendation as to any vote or action the Company or any stockholders of the Company should take in connection with the merger or any aspect thereof. For a more complete description of William Blair’s opinion, see “Special Factors Relating to the Merger—Opinion of William Blair, Financial Advisor to the Special Committee” beginning on page 34.

Financing of the Merger (page 50)

The buyer group estimates that the total amount of funds required to consummate the merger and related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $200.3 million. The buyer group expects to fund this amount through a combination of the contribution of 12,198,125 shares of Company common stock from the Rollover Holders to Parent (the equivalent of an investment of approximately $70.7 million based upon the per share merger consideration of $5.80), equity financing from Mr. Shudong Xia of up to $26,955,708, equity financing from SAIF IV of up to $11,552,446, and debt financing of up to $96 million from China Development Bank Corporation Hong Kong Branch (“CDB”), which we refer to as the “CDB Loan.” See “Special Factors Relating to the Merger—Financing of the Merger” beginning on page 50 for additional information.

Limited Guarantee (page 52)

On June 8, 2012, Mr. Xia and SAIF IV delivered a limited guarantee in which they agreed to guarantee the obligations of Parent and Merger Sub to pay certain fees and reimburse certain expenses, including the $2.8 million termination fee that may become payable to the Company by Parent under certain circumstances set forth in the merger agreement. See “Special Factors Relating to the Merger—Limited Guarantee” beginning on page 52 and “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 79 for additional information. A copy of the limited guarantee is attached as Annex B to this proxy statement.

Contribution Agreements (page 52)

Pursuant to two contribution agreements dated as of June 7, 2012, at or prior to the effective time of the merger, the Rollover Holders will contribute to Parent an aggregate amount of 12,198,125 shares of Company common stock beneficially owned by them in exchange for shares of Holdco. See “Special Factors Relating to the Merger—Financing of the Merger—Rollover Financing” beginning on page 52 for additional information.

Voting Agreement (page 52)

Parent and the Rollover Holders have entered into a voting agreement in which the Rollover Holders agreed to vote all of their shares in favor of approval of the merger agreement at the special meeting. See “Special Factors Relating to the Merger—Voting Agreement” beginning on page 52 for additional information.

Interests of the Company’s Directors and Officers in the Merger (page 53)

When considering the recommendation of our board of directors in favor of the approval of the merger agreement, you should be aware that the members of our board of directors and certain of our officers have interests in the merger in addition to their interests as our stockholders generally. These interests may be different from, or in addition to, your interests as our stockholders.

Concurrently with the execution and delivery of the merger agreement, Parent delivered to us two contribution agreements executed by certain members of the buyer group, including Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity) and SAIF III. Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited, an affiliate of SAIF III. These members of the buyer group have agreed, among other things, to contribute the shares of Company common stock beneficially owned by them to Parent in exchange for newly issued shares of Holdco. The effect of these transactions will be to allow such members of the buyer group to remain indirect owners of the surviving corporation after the merger is completed. Because of their equity ownership of Holdco, each such member of the buyer group will enjoy the benefits from any future earnings and growth of the Company after the merger and will also bear the corresponding risks of any possible decreases in future earnings, growth, or value. Such members of the buyer group may also benefit after the merger from the elimination of expenses associated with public company reporting and compliance requirements and increased flexibility as a private rather than a publicly-traded company.

Additionally, members of the special committee received compensation for their service of evaluating and negotiating the merger agreement and the transactions contemplated by the merger agreement, including the merger. See “Special Factors Relating to the Merger —Background of the Merger” beginning on page 19. Parent also agreed to indemnify our directors and officers against certain claims and liabilities arising from their actions taken prior to the effective time of the merger for the six years following the effective time of the merger.

The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “Special Factors Relating to the Merger —Interests of the Company’s Directors and Officers in the Merger” beginning on page 53.

Conditions to the Merger (page 77)

The respective obligations of each of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see “The Merger Agreement—Conditions to the Merger” beginning on page 77.

Regulatory Matters (page 56)

The Company does not believe that any material federal, national, provincial, local or state, whether domestic or foreign, regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of the articles of merger with the Secretary of State of the State of Nevada with respect to the merger.

Alternative Takeover Proposals (page 73)

From June 8, 2012 until 11:59 p.m. New York City time on July 18, 2012, which we refer to as the “go-shop” period, the Company and its subsidiaries and their respective representatives are permitted to:

  solicit, initiate, facilitate and encourage any inquiry or the making of takeover proposals (as defined below under “The Merger Agreement—Alternative Takeover Proposals”) from third parties, including by providing third parties access to information pursuant to confidentiality agreements containing terms at least as restrictive with respect to such third parties as the confidentiality terms contained in the merger agreement (provided that the Company simultaneously or as promptly as reasonably practicable provides any material non-public information concerning the Company or its subsidiaries to Parent if not previously provided to Parent); and

  enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with, assist, participate in, facilitate or take any action in connection with such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. New York City time on July 19, 2012, the Company and its subsidiaries and their respective representatives are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to continuing parties (as defined below under “The Merger Agreement—Alternative Takeover Proposals”). From and after 12:00 a.m. New York City on July 19, 2012 until the earlier of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries and their respective representatives will not:

  solicit, initiate, knowingly encourage or knowingly induce the making of takeover proposals from any third parties;

  provide any material non-public information concerning the Company or its subsidiaries to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal.

However, the Company may continue to engage in the actions described in the first and second bullet above until 11:59 p.m. New York City time on August 2, 2012 with a continuing party.

During the “go-shop” period, at the direction of the special committee, William Blair contacted 59 parties, including 30 financial sponsors and 29 strategic parties, to solicit interest in a possible alternative transaction. Prior to the expiration of the “go-shop” period, two potential buyers indicated interests in an alternative transaction involving the Company. However, after their discussions with the financial and legal advisors to the special committee, neither of these two potential buyers entered into a non-disclosure agreement with the Company in a form and on terms that are customary in similar transactions and satisfactory to the Company, and therefore, the negotiations and discussions with both potential buyers were suspended. As a result, despite these efforts, the Company did not receive any alternative takeover proposals during the “go-shop” period.

Prior to the time the Company’s stockholders approve the merger agreement, if the Company receives an unsolicited written takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal and the failure to take action would result in a breach of its fiduciary duties under applicable law, the Company may:

  contact such party to clarify and understand the terms and conditions thereof to the extent the special committee shall have determined in good faith that such contact is necessary to determine whether such proposal or is reasonably likely to result in a superior proposal;

  furnish information to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party with respect to such proposal.

The Company shall promptly advise Parent within 24 hours, orally or in writing, of any takeover proposal, any initial request for non-public information and any initial request for discussions or negotiations related to a takeover proposal. In connection with such notice, Company must also provide the material terms and conditions and the identity of the third party making the takeover proposal or request. The Company must also keep Parent informed in all material respects of the status and details of such takeover proposal or request.

The merger agreement provides that the board of directors of the Company can only (a) effect a “change of recommendation” (as defined below under “The Merger Agreement—Alternative Takeover Proposals”) or (b) enter into a takeover proposal (as described under “The Merger Agreement—Alternative Takeover Proposals”) if at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may enter into a definitive written agreement with respect to such superior proposal and terminate the merger agreement.

The Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (i) the Company has provided written notice at least five business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a definitive written agreement with respect to such superior proposal, as applicable, and specifying the reasons therefor, including in the case of a superior proposal the material terms and conditions of such superior proposal that is the basis of the proposed action by the board of directors of the Company (including the identity of the third party making the superior proposal and any financing materials related thereto, if any), (ii) during the five business day period following Parent’s and Merger Sub’s receipt of the notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the financing commitments so that such superior proposal ceases to constitute a superior proposal, and (iii) following the end of the five business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the terms of the debt financing and the equity financing proposed in writing by Parent and Merger Sub in response to the notice of superior proposal or otherwise, that the superior proposal giving rise to the notice of superior proposal continues to constitute a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new notice of superior proposal and the Company will be required to comply again with the procedures in this paragraph, provided that references above in this paragraph to five business days will be changed to references to three business days.

The Company is not restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law. For a more detailed description of the alternative takeover proposals, see “The Merger Agreement—Alternative Takeover Proposals” beginning on page 73.

Termination of the Merger Agreement (page 78)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after requisite stockholder approvals of the merger have been obtained:

by mutual written agreement of the Company and Parent;

by either of the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by April 7, 2013, provided that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the failure of the closing to occur by that date; or

  our stockholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof.

by the Company, if:

  either Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that any condition to the obligation of the Company to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within thirty business days after written notice of such breach or if earlier, by April 7, 2013, provided that this termination right will not be available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred; or

  the Company effects a change of recommendation or enters into a definitive written agreement with respect to a superior proposal after (a) complying with the applicable provisions of the merger agreement and (b) paying to Parent a termination fee payable pursuant to the merger agreement.

by Parent, if:

  the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that any condition to the obligation of Parent of Merger Sub to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within thirty business days after written notice of such breach or if earlier, by the April 7, 2013, provided that this termination right will not be available to Parent if a material breach of the merger agreement by Parent is the primary cause or material contributing factor to the failure of such condition to be satisfied; or

  the board of directors of the Company effects a change of recommendation.

Termination Fees and Reimbursement of Expenses (page 79)

The Company is required to pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event that the merger agreement is terminated:

  by the Company in order to effect a change of recommendation or enter into a definitive written agreement with respect to a superior proposal;

  by Parent or the Company due to (a)(i) a failure of either the Company or Parent to consummate the merger by April 7, 2013 or (ii) a failure by the Company to obtain the requisite stockholder approvals of the merger and (b) on or after the signing of the merger agreement but prior to the date of the stockholders’ meeting, a third party makes a takeover proposal which is publicly disclosed and not withdrawn and (c) within twelve months following such termination, the Company consummates or enters into a transaction with respect to such takeover proposal; or

  by Parent due to (i) a breach by Company of any of their representations, warranties, covenants or agreements under the merger agreement, such that the condition to the obligation of Parent or Merger Sub to closing would not be satisfied; or (ii) the board of directors of the Company effects a change of recommendation.

Parent is required to pay the Company a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event that the merger agreement is terminated by the Company:

  due to a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements under the merger agreement, such that the condition to the obligation of the Company to closing would not be satisfied; or

  if all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred.

Remedies (page 80)

The Company’s right to terminate the merger agreement and receive payment of (i) a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the merger from Parent, (ii) any reimbursement of costs and expenses pursuant to the merger agreement, and (iii) any amount in respect of which it is indemnified by Parent pursuant to the merger agreement under certain circumstance is the sole and exclusive remedy of the Company against the Parent, Merger Sub, their respective affiliates or financing source for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. However, such limitation of remedies shall not apply in the event Parent has not deposited or caused to be deposited in full the amounts as set forth in the merger agreement within one business day following the effective time of the merger.

Subject to any equitable remedies Parent may be entitled to, Parent’s right to receive payment of (i) a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is not entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement.

Appraisal Rights (page 84)

You are not entitled to dissenter’s rights or any other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the Nevada Revised Statutes, or the NRS, does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Material United States Federal Income Tax Consequences (page 57)

The receipt of cash in exchange for Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. In general, a U.S. Holder (as defined below under “Special Factors Relating to the Merger —Material United States Federal Income Tax Consequences”) of Company common stock will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in the merger and the U.S. Holder’s adjusted tax basis in the shares of Company common stock. In general, a Non-U.S. Holder (as defined below under “Special Factors Relating to the Merger — Material United States Federal Income Tax Consequences”) of shares of Company common stock will not be subject to U.S. federal income tax in respect of cash received in the merger, unless such Non-U.S. Holder has certain connections to the United States. You should consult your tax advisors to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the merger.

Material PRC Tax Consequences (page 59)

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of the People’s Republic of China (“PRC”) whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these common stock should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such common stock who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Litigation Relating to the Merger (page 60)

The Company and certain directors of the Company were named as defendants in three putative class action complaints filed in the Eighth Judicial District Court of Clark County, Nevada (the “Eighth Judicial District Court”) by stockholders of the Company in connection with the proposed merger. The complaints allege, among other things, that the members of the board of directors breached their fiduciary duties owed to the Company’s stockholders and seek, among other things, to enjoin the defendants from completing the proposed merger. The Company and the board of directors believe that the claims in these complaints are without merit and intend to defend against them vigorously.

One of the conditions to the closing of the merger is that no order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

Where You Can Find More Information (page 88)

You can find more information about the Company in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov. For a more detailed description of the additional information available, see “Where You Can Find More Information” beginning on page 88.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address commonly asked questions regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section titled “Summary Term Sheet Related to the Merger” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in this proxy statement, all of which you should read carefully and in their entirety. You may obtain the documents incorporated by reference in this proxy statement without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 88.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will be held at a.m., Beijing time, on , 2012, at .

Q:	Why am I receiving this proxy statement?

A:

You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors of the Company in favor of, among other things, the approval of the merger agreement. On June 8, 2012, we entered into the merger agreement, with Parent and Merger Sub providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. After the merger, shares of Company common stock will not be publicly traded. Parent and Merger Sub are beneficially owned by Mr. Shudong Xia, the chairman, president, chief executive officer and secretary of the Company.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $5.80 in cash, without interest, for each share of Company common stock that you own immediately prior to the effective time of the merger as described in the merger agreement.

See “Special Factors Relating to the Merger—Material United States Federal Income Tax Consequences” and “—Material PRC Tax Consequences” beginning on pages 57 and 59, respectively, for a more detailed description of the U.S. federal and PRC tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, PRC and/or other non-U.S. taxes.

Q:	When will I receive the merger consideration for my shares of Company common stock?

A:

After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the per share merger consideration. When you properly complete and return the required documentation described in the written instructions, you will promptly receive from the paying agent payment of the merger consideration for your shares.

Q:	How will the Company’s options be treated in the merger?

A:

The merger agreement provides that each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes. In addition, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option. See “The Merger Agreement—Treatment of Common Stock, Company Options and Company Warrants” beginning on page 67 for additional information.

Q:	How will the Company’s warrants be treated in the merger?

A:

The merger agreement provides that each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant. See “The Merger Agreement—Treatment of Common Stock, Company Options and Company Warrants” beginning on page 67 for additional information.

Q:	What vote of our stockholders is required to approve the merger agreement and other proposals?

A:	The vote requirements to approve the proposals are as follows:

For Proposal No. 1 (approval of the merger agreement), both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding Rollover Shares) must vote “FOR” the proposal to approve the merger agreement.

For Proposal No. 2 (approval of the adjournment or postponement of the special meeting), the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not the quorum is present, is required.

At the close of business, New York time, on , 2012, the record date, shares of Company common stock were outstanding and entitled to vote at the special meeting.

Q:	Who can attend and vote at the special meeting?

A:

All stockholders of record as of the close of business, New York time, on                     , 2012, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares of Company common stock are held in an account at a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, dealer, commercial bank, trust company or other nominee that holds their shares of Company common stock. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our board of directors recommend that I vote?

A:

Our board of directors, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:

Our directors and current executive officers have informed us that, as of the date of this proxy statement, they intend to vote all of their shares of Company common stock in favor of the approval of the merger agreement. As of                     , 2012, the record date for the special meeting, our directors (including Mr. Xia and Ms. Danxia Huang) and current executive officers beneficially owned, in the aggregate, 9,196,276 shares of Company common stock, or collectively approximately 36.39% of the total outstanding shares of Company common stock.

In addition, on June 7, 2012, the Rollover Holders entered into a voting agreement with Parent under which they have agreed to, among other things, vote all shares of Company common stock beneficially owned by them in favor of approval of the merger agreement.

Considering the intentions of our directors and current executive officers and the voting agreement, 53.27% of the total outstanding shares of the Company common stock as of the date of this proxy statement will vote to approve the merger agreement at the special meeting. Given these facts, the approval of the merger agreement at the special meeting by the stockholders of a majority of the shares of Company common stock is assured.

You should read “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” beginning on page 28 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of the special committee and the board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and officers may have interests that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger,” beginning on page 53 for additional information.

Q:	Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares of Company common stock?

A:

You are not entitled to dissenter’s rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS, does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Q:	How do I cast my vote if I am a holder of record?

A:

If you were a holder of record as of the close of business, New York time, on                     , 2012, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Q:	How do I cast my vote if my shares of Company common stock are held in “street name” by my broker, dealer, commercial bank, trust company or other nominee?

A:

If you hold your shares in “street name,” which means your shares of Company common stock are held of record on                     , 2012 by a broker, dealer, commercial bank, trust company or other nominee, you must provide the record holder of your shares of Company common stock with instructions on how to vote your shares of Company common stock in accordance with the voting directions provided by your broker, dealer, commercial bank, trust company or other nominee. If you do not provide your broker, dealer, commercial bank, trust company or other nominee with instructions on how to vote your shares, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve the merger agreement. Please refer to the voting instruction card used by your broker, dealer, commercial bank, trust company or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement or other proposals?

A:

In all matters, if you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee with respect to any particular proposal, it will have the same effect as a vote against such proposal, although your abstention or failure to act will not count as a vote against, withheld or abstained with respect to any other proposal, unless you also abstain or fail to act with respect to such other proposal. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares does not have the authority to vote on the matter with respect to those shares. This is generally referred to as a “broker non-vote.”

All proposals involve matters that we believe will be considered non-routine. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided on your proxy card.

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the Company’s corporate secretary prior to the vote at the special meeting. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your shares of Company common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Company common stock. If you are a holder of record and your shares of Company common stock are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive.

Q:	If I am a holder of certificated shares of Company common stock, should I send in my share certificates now?

A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger will be sent written instructions for exchanging their stock certificates for the per share merger consideration. These instructions will tell you how and where to send in your stock certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send stock certificates with your proxy.

Holders of uncertificated shares of Company common stock (i.e., holders whose shares are held in book-form entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the special meeting in person or by proxy of the holders of a majority of shares of Company common stock issued and outstanding and entitled to vote at the special meeting as of the record date will be necessary and sufficient to constitute a quorum for the purposes of the special meeting.

Q:	Will any proxy solicitors be used in connection with the special meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Okapi Partners LLC.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not approved by our stockholders, or if the merger is not completed for any other reason, you will not receive any payment for your Company common stock pursuant to the merger agreement. Instead, we will remain a publicly traded company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ Global Market. Under certain circumstances specified in the merger agreement, we may be required to pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration or, Parent may be required to pay us a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” beginning on page 79 for additional information.

Q:	When is the merger expected to be completed?

A:

We are working to complete the merger as quickly as possible. We currently expect the transaction to close in the fourth quarter of 2012; however, we cannot predict the exact timing of the merger. In order to complete the merger, we must obtain the requisite stockholder approvals of the merger and the other closing conditions under the merger agreement must be satisfied or waived.

Q:	What is householding and how does it affect me?

A:

The Securities and Exchange Commission (“SEC”) permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Okapi Partners LLC, toll free at (855) 305 0855, collect at (212) 297-0720 or by email at info@okapipartners.com.

SPECIAL FACTORS RELATING TO THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Parties

The Company

China TransInfo Technology Corp. is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. Through its affiliate and its Chinese operating subsidiaries, the Company is primarily focused on providing urban and highway transportation management solutions and information services. The Company’s principal executive offices are located at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191. The Company’s telephone number is (86) 10-5169-1999.

Parent

TransCloud Company Limited was formed under the laws of the Cayman Islands by Mr. Xia solely for the purpose of owning the Company after the merger and arranging the financing for the merger. Parent is a wholly-owned subsidiary of Holdco. Parent has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Parent is The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O. Box 32052, Grand Cayman KY1-1208, Cayman Islands, and its telephone number is (86) 10-5169-1999.

Merger Sub

TransCloud Acquisition, Inc. was formed under the laws of the State of Nevada by Parent solely for the purpose of effecting the merger. Merger Sub is a wholly-owned subsidiary of Parent. Upon completion of the merger, Merger Sub will no longer exist. Merger Sub has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger. The registered office of Merger Sub is c/o Paracorp Incorporated 318 N Carson St. #208 Carson City, Nevada 89701, and its telephone number is (86) 10-5169-1999.

Holdco

Shudong Investments Limited was formed under the laws of the British Virgin Islands by Mr. Xia solely for the purpose of owning Parent and arranging the financing of the merger. Mr. Xia is currently the sole beneficial owner of Holdco. Prior to the closing of the merger, each of Mr. Xia, Mr. Shufeng Xia, Ms. Danxia Huang, Karmen and SAIF III will receive equity interests in Holdco in exchange for contributing their shares of Company common stock to Parent pursuant to two contribution agreements, as part of the Rollover Financing. Holdco has not engaged in any business except for activities incidental to its formation and in connection with the transactions contemplated by the merger agreement, including the merger and related financing transactions. The registered office of Holdco is 3rd Floor, Omar Hodge Building, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 10-5169-1999.

Mr. Shudong Xia

Mr. Xia is and has been the chairman, president, chief executive officer and secretary of the Company for the past five years. Mr. Shudong Xia’s business address is c/o China TransInfo Technology Corp., Vision Bldg., 39 Xueyuan Rd., 9th Floor, Haidian District, Beijing 100191, PRC. His telephone number is (86) 10-5169-1999. He is a citizen of the PRC. During the past five years, Mr. Xia has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has he been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Karmen

Karmen Investment Holdings Limited was formed under the laws of the British Virgin Islands by Mr. Xia for the purpose of making investments in China-related companies. Karmen is a wholly owned subsidiary of East Action Investment Holdings Ltd., which in turn is wholly owned by Mr. Xia. The registered office of Karmen is P.O.Box 3444 Road Town, Tortola, British Virgin Islands, and its telephone number is (86) 10-5169-1999.

Ms. Danxia Huang

Ms. Danxia Huang is and has been a vice president and a director of the Company for the past five years. The business address of Ms. Danxia Huang is c/o China TransInfo Technology Corp., Vision Bldg., 39 Xueyuan Rd., 9th Floor, Haidian District, Beijing 100191, PRC. Her telephone number is (86) 10-5169-1999. She is a citizen of the PRC. During the past five years, Ms. Danxia Huang has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has she been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Mr. Shufeng Xia

Mr. Shufeng Xia is and has been the director of financial department of China TransInfo Technology Group Co., Ltd. for the past five years. Mr. Shufeng Xia’s business address is c/o China TransInfo Technology Corp., Vision Bldg., 39 Xueyuan Rd., 9th Floor, Haidian District, Beijing 100191, PRC. His telephone number is (86) 10-5169-1999. He is a citizen of the PRC. During the past five years, Mr. Shufeng Xia has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has he been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SAIF III

SAIF Partners III L.P. was formed under the laws of the Cayman Islands. The principal business of SAIF III is to make investments in companies in China and India. The registered office of SAIF III is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

SAIF IV

SAIF Partners IV L.P. was formed under the laws of the Cayman Islands. The principal business of SAIF IV is to make investments in companies in China and India. The registered office of SAIF IV is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

Overview of the Transaction

The Company, Parent and Merger Sub entered into the merger agreement on June 8, 2012. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. The Company, as the surviving corporation, will continue to do business under the name “China TransInfo Technology Corp.” following the merger. At the effective time of the merger, the following will occur in connection with the merger:

  each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive per share merger consideration of $5.80 without interest;

  each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes;

  each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option; and

  each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Following and as a result of the merger:

  the unaffiliated stockholders will no longer have any interest in, and will no longer be stockholders of, the Company, and will not participate in any of the Company’s future earnings or growth;

  shares of Company common stock will no longer be listed on the NASDAQ Global Market, and price quotations with respect to shares of Company common stock in the public market will no longer be available; and

  the registration of shares of Company common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub as of immediately prior to the effective time of the merger (identified below under “Annex D—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company as of immediately prior to the effective time of the merger (identified below under “Annex D—Directors and Executive Officers of Each Filing Person”), until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing stockholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

Around the end of September and early October 2011, Mr. Xia started to contemplate the feasibility of a going-private transaction involving the Company after he learned of the completion of the going private transactions including those involving Chemspec International Limited, Funtalk China Holdings Limited and China Security & Surveillance Technology Inc.

In early October 2011, Mr. Xia met with CDB in Hong Kong to discuss the possibility of CDB providing financing to Mr. Xia for the transaction. No details regarding the terms or timing of the possible transaction were discussed.

On October 14, 2011, Mr. Xia consulted with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) regarding the transaction and engaged Skadden as his legal counsel for the transaction based on, among other factors, Skadden’s extensive experience with mergers and acquisitions transactions, particularly going-private transactions, its significant history of representing Asia-based companies and its ability to communicate easily in both English and Chinese.

On November 7, 2011, Mr. Xia met with CDB in Beijing to further consider the possibility of CDB providing financing for the transaction.

On November 14, 2011, Mr. Xia met with SAIF III, as a potential investor in the transaction, Mr. Xia approached SAIF III because of its history as an institutional stockholder of the Company since July 17, 2008 as well as its reputation and extensive experience in investments in China-based companies. The discussion covered the transaction as well as Mr. Xia’s discussion with CDB concerning the transaction. No details regarding the terms or timing of the transaction were discussed. SAIF III expressed its preliminary interest in participating in the transaction.

On November 21, 2011, Mr. Xia met with Houlihan Lokey (China) Limited (“Houlihan”) regarding the possibility of Houlihan representing Mr. Xia and the buyer group in the transaction. Houlihan was engaged as the financial advisor to Mr. Xia and the buyer group on November 21, 2011.

On December 21, 2011, Mr. Xia met with CDB again in HK to discuss the possibility of CDB providing financing for the transaction.

On December 22, 2011, Mr. Xia met with SAIF III again and discussed further the feasibility of and SAIF III’s participation in the transaction. Mr. Xia updated SAIF III on the status of his efforts in securing debt financing from CDB. SAIF III continued to show interest in participating in the transaction.

On February 15, 2012, Mr. Xia met again with CDB in Hong Kong to discuss the possibility of CDB providing financing for the transaction. CDB indicated during the meeting that its credit committee would discuss financing to the transaction during the following week.

On February 16, 2012, Mr. Xia had another meeting with SAIF III in Hong Kong to discuss the feasibility of and SAIF III’s participation in the transaction. Mr. Xia updated SAIF III on the status of his efforts in securing debt financing from CDB and SAIF III indicated its strong interests in participating in the transaction, provided that debt financing from CDB was secured.

On February 19, 2012, after taking into consideration the status of the discussions with CDB and SAIF III regarding the financing of the transaction, at a meeting of the board of directors of the Company, Mr. Xia submitted a preliminary, non-binding letter (the “Proposal Letter”) to the board of directors proposing to undertake the transaction by acquiring all of the shares of Company common stock not currently directly or indirectly owned by him for cash consideration of $5.65 per share of Company common stock. In the Proposal Letter, Mr. Xia outlined his intention to finance the transaction with a combination of debt financing and equity financing. He indicated that he had held preliminary discussions with a Chinese bank which is experienced in financing going-private transactions, and he also had held preliminary discussions with certain stockholders of the Company and other potential sources of equity financing, and could make agreements with them relating to possible investments in the transaction. In the Proposal Letter, he also clearly indicated that he did not intend to sell his stake in the Company to a third party. After presenting his letter, Mr. Xia left the meeting because of his personal interest in the matters to be discussed and, at the invitation of the board of directors, representatives of Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”), counsel to the Company, advised the directors concerning their fiduciary duties to the Company’s stockholders.

On February 21, 2012, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein.

On February 23, 2012, all of the disinterested directors held a telephonic meeting to formally establish the mandate of and delegations of authority to a special committee to consider and attend to all matters in connection with the Proposal Letter and the transactions contemplated thereby. After this meeting, the board of directors of the Company decided by written resolution that it was in the best interest of the Company to form a special committee, consisting of four members: Mr. Xingming Zhang (to serve as chairman of the special committee), Mr. Zhongsu Chen, Mr. Dan Liu and Mr. Walter Teh Ming Kwauk. These members of the special committee were selected based on meeting the independent director definition under the NASDAQ listing rules as well as being free from relationships with Mr. Xia or other interests or relationships which could affect their ability to act impartially in discharging their duties on behalf of the Company’s stockholders in connection with the transactions contemplated by the Proposal Letter. The board of directors authorized the special committee to, among other things, (i) consider, review and evaluate the terms and conditions of any proposed transaction; (ii) negotiate the terms and conditions of any proposed transaction; (iii) express its view as to the fairness to the Company and the unaffiliated stockholders of any proposed transaction; (v) reject the proposed transaction or any alternative proposals; (v) recommend to the board of directors what action, if any, should be taken by the Company with respect to the proposed transaction; and (vi) retain legal counsel, financial advisors and such other accountants, appraisers, consultants or advisors to assist it in connection with the performance of its duty if the special committee deemed it appropriate in its sole discretion.

On February 23, 2012, the Company issued a press release regarding the establishment of the special committee to consider the Proposal Letter and to evaluate any additional proposal that Mr. Xia may make.

Between February 24 and March 5, 2012, the special committee interviewed several global investment banks which had submitted their qualifications and proposals to act as the special committee’s financial advisor and interviewed international law firms which had submitted their qualifications and proposals to act as the special committee’s legal counsel.

Between February 24 and March 6, 2012, several lawsuits were filed in the Eighth Judicial District Court in Clark County, Nevada against the Company and all of its directors alleging similar breaches of fiduciary duties in connection with the proposed transaction.

On March 6, 2012, the special committee held a telephonic meeting to discuss the engagement of a financial advisor and legal counsel. Having considered, among other things, the credentials of the candidates, the relevant experience of team members, the negotiation power and skills of the team members in the proposed transaction, the strategic process management capability and execution skills, independence of each candidate in the proposed transaction and the knowledge of the Company, the special committee decided to engage William Blair as its financial advisor. After deliberations on the experience in similar transactions, qualifications and reputation of each of these law firms, the special committee decided to engage Shearman & Sterling LLP (“Shearman”) as its legal counsel. Subsequently, the special committee negotiated and formally executed an engagement letter with Shearman on March 9, 2012, and an engagement letter and indemnity letter with William Blair on March 13, 2012.

On March 14, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman to discuss the process of a potential transaction with respect to Mr. Xia’s proposal including, among other things, (a) preliminary timeline of the proposed transaction, (b) financial analysis of the price offered in Mr. Xia’s proposal and related due diligence to be conducted by William Blair, (c) confidentiality requirements and publicity restrictions and (d) the retention of Nevada legal counsel to the special committee. William Blair further elaborated on the timetable in connection with a market check, assuming one were considered necessary. At the meeting, the special committee decided that William Blair’s preliminary financial analysis would help it better understand the value of the Company and the terms of Mr. Xia’s Proposal Letter, therefore, the special committee decided not to commence negotiation with Mr. Xia and his representatives with respect to the terms of his proposal until William Blair’s preliminary financial analysis was available.

On March 15, 2012, Mr. Xia received from White & Case LLP (“White & Case”), legal counsel to CDB, a preliminary draft of the facility agreement for the proposed financing by CDB in connection with the proposed transaction, which we refer to as the “facility agreement.”

On March 16, 2012, an interested financial investor (“investor A”) contacted Shearman and William Blair and indicated its interest in the proposed transaction. It was not clear whether investor A would form its own independent proposal or join Mr. Xia in his proposal.

On March 19, 2012, the board of directors held a telephonic special meeting to discuss the compensation of the members of the special committee. All directors except Mr. Xia attended the meeting. After discussion, the board determined monthly compensation for the members of the special committee of $7,500 for the chair and $5,000 for the other members of such committee for the duration of each person’s service on such committee.

On March 19, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman to discuss the progress of the preliminary financial analysis and related due diligence conducted by William Blair, the selection and engagement of Nevada legal counsel to the special committee, the financing arrangement of the buyer group and the response to the interest in the proposed transaction expressed by investor A. After discussion, the special committee instructed Shearman to clarify with the buyer group the buyer group’s contemplated financing arrangement in connection with the proposed transaction and instructed William Blair to confirm with investor A its interest in the proposed transaction.

On March 19, 2012, Mr. Xia met with CDB and discussed key commercial terms of the facility, including, but not limited to, the interest rate, repayment schedule and security package.

On March 19, 2012, Mr. Xia received a conditional debt commitment letter from CDB to provide a loan in connection with the proposed transaction, subject to, among other conditions, execution of mutually acceptable definitive documents for the loan. CDB’s commitment under the conditional commitment letter will terminate on February 16, 2013 unless CDB by written confirmation further extends the termination date. On March 20, 2012, Skadden delivered a copy of the conditional debt commitment letter to Shearman.

On March 21, 2012, White & Case circulated to Mr. Xia a revised draft of the facility agreement based on the discussion between Mr. Xia and CDB on March 19, 2012.

From March 22, 2012 to April 5, 2012, Skadden prepared a preliminary draft of the merger agreement with respect to the proposed transaction, which we refer to as the “merger agreement,” as well as preliminary drafts of the voting agreement, the contribution agreement and equity commitment letter, and assisted Mr. Xia in negotiating these agreements with SAIF III.

On March 30, 2012, members of the management of the Company met with representatives of William Blair and discussed the due diligence being conducted by William Blair. Topics covered in the discussion included the Company's financial management structure, internal financial controls, financial reporting systems and financial performance in the past as well as management’s estimates for the future.

On March 26, 2012 and April 1, 2012, the special committee held telephonic meetings with representatives of William Blair and Shearman to discuss the progress of the preliminary financial analysis and related due diligence being conducted by William Blair, the selection and engagement of Nevada legal counsel to the special committee, and that the interest of investor A in the proposed transaction. In the meeting held on April 1, 2012, representatives of William Blair discussed the process and content of due diligence in the meeting that occurred on March 30, 2012. The special committee decided not to respond to investor A until after (i) confirmation by investor A of its interest in the proposed transaction, and (ii) a discussion with representatives of William Blair regarding William Blair’s preliminary valuation analysis.

On April 1, 2012, Skadden circulated to White & Case the buyer group’s comments to the facility agreement.

On April 16, 2012, the special committee held a meeting with representatives of William Blair and Shearman. At the meeting, the special committee decided not to respond to the draft merger agreement provided by Skadden until William Blair’s preliminary financial analysis was available.

On April 20, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman. At the meeting, the representatives of William Blair discussed with the special committee its preliminary valuation analyses and the methodologies it applied, including selected public company analysis, selected transactions analysis, discounted cash flow analysis, leveraged buyout analysis and premiums paid analysis. The special committee and its advisors further discussed potential strategic alternatives which were (i) maintaining the status quo of the Company by remaining a public company and (ii) soliciting interest from third parties in a possible alternative transaction by conducting a market check or including a go-shop provision in the merger agreement, as well as the implications of each strategy and suggested next steps. Regarding the first potential strategic alternative, after discussions with its advisors, the special committee concluded that in light of (i) the challenges to the Company’s efforts to increase stockholder value as an independent publicly traded company, including competition the Company faces from companies with substantially greater resources than the Company currently has, and (ii) the negative impact of the existence of the SEC investigation and the heightened scrutiny by the SEC of certain PRC-based companies that had initially been listed in the U.S. through reverse mergers on the trading price of the Company common stock, the Company should pursue the proposed transaction or an alternative transaction with a third party over the strategic alternative of remaining a public company. Regarding the second potential strategic alternative, the special committee instructed William Blair and Shearman to continue the preparatory work for a market check in case the parties were not able to reach agreement on major terms, particularly the proposed purchase price increase. The special committee also instructed William Blair and Shearman to propose a go-shop provision in the next draft of the merger agreement. In addition, the special committee instructed William Blair to contact investor A to clarify its interest in the proposed transaction and whether investor A intended to form its own independent proposal or join the buyer group as an equity financing source. At the meeting, Shearman also advised the special committee about factors to be considered in its decision making process in light of the fiduciary duties of the special committee members. In order to maximize value for the Company’s unaffiliated stockholders and also facilitate the consummation of a transaction fair to the Company and the unaffiliated stockholders, the special committee instructed William Blair and Shearman to initiate financial and legal negotiations with the buyer group in connection with the proposed transaction. In particular, the special committee instructed William Blair to propose in principle to Mr. Xia or his representative an increase in the purchase price and report to the special committee the response of Mr. Xia or his representative.

On April 20, 2012, Skadden provided Shearman a draft of Mr. Xia’s equity commitment letter, voting agreement and contribution agreements for the review and comments of the special committee and its advisors, which Shearman then provided to the special committee.

On April 23, 2012, representatives of William Blair contacted investor A, which indicated it was only interested in joining Mr. Xia, as opposed to making its own independent proposal with respect to a proposed transaction.

On April 24, 2012, representatives of William Blair, on behalf of the special committee, asked representatives of Houlihan and Skadden to request Mr. Xia to consider an increase of the offer price. Skadden indicated that the buyer group would agree in principle to consider a price increase together with the special committee’s positions and comments on the draft merger agreement provided by Skadden. The parties did not discuss any specific amount of the proposed price increase.

Around April 25, 2012, Mr. Xia discussed with Ms. Danxia Huang and Mr. Shufeng Xia potentially committing to rolling over their shares of Company common stock and joining the buyer group. Mr. Xia approached Ms. Danxia Huang and Mr. Shufeng Xia because of their extensive experience and critical management roles in the development of the Company and China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity, respectively, and welcomed their continued extensive involvement in the financial and operational management of the Company. Ms. Danxia Huang and Mr. Shufeng Xia agreed to Mr. Xia’s offer and became members of the buyer group.

The special committee considered, but decided not to restrict Mr. Xia from forming a group with Ms. Danxia Huang and Mr. Shufeng Xia because (i) Ms. Danxia Huang and Mr. Shufeng Xia were aware of the proposal of Mr. Xia but never indicated to the board of directors or the special committee that she or he had any intention to form an independent proposal in competition with Mr. Xia’s; and (ii) considering their working and personal relationship with Mr. Xia and the central operating and strategic role Mr. Xia currently plays at the Company and his importance to the operation of the Company, it is not possible as a practical matter for Ms. Danxia Huang and Mr. Shufeng Xia to join other potential buyers of the Company, if any. The special committee did not restrict Mr. Xia from forming a group with SAIF III and its affiliates because Mr. Xia and SAIF III had already commenced their discussions to form a group prior to his submission of the Proposal Letter.

On April 26, 2012, the special committee held a telephonic meeting with representatives of William Blair and Shearman. Representatives of William Blair reported to the special committee that Mr. Xia would consider a price increase as well as the special committee’s other positions and comments on the draft merger agreement. Representatives of William Blair also reported that investor A was only interested in joining the buyer group in its proposal, as opposed to forming an independent proposal. Considering the intent of investor A, the special committee decided to cease discussions with investor A. At the meeting, the special committee also discussed with representatives of Shearman and William Blair the key terms proposed by the buyer group in the draft merger agreement and the proposed position of the special committee as to those terms, including (a) the offered price of $5.65, (b) whether Holdco should be a party to the merger agreement, (c) treatment of the Company’s stock options and warrants, (d) confidentiality provision, (e) withholding tax provision, (f) “majority of the minority” vote and dissenter’s rights, (g) the special committee’s rights and limitations in dealing with third party competing proposals including a go-shop provision, (h) specific performance remedies, (i) the amount of the termination fee and the Parent termination fee and the triggering events for the termination fee and the Parent termination fee, (j) the buyer group’s proposed financing arrangement, (k) expenses, and (l) governing law. In particular, the special committee decided to pursue a higher offer price from the buyer group to maximize value to the unaffiliated stockholders of the Company, and after a review of precedent increases in going-private transactions, the special committee decided on a 2% offer price increase. After lengthy discussions with representatives of Shearman and William Blair, the special committee decided to propose, among other things, (i) merger consideration of $5.80 per share of Company common stock, (ii) a “majority of the minority” voting provision, (iii) a go-shop provision, and (iv) a reverse termination fee of $2.8 million.

On April 29, 2012, Shearman provided to Skadden a revised draft of the merger agreement reflecting the special committee’s positions including, among other things, (i) to delete the tax withholding rights provision, (ii) to expand the definition of material adverse effect in the Company’s representations and warranties to include additional carve-outs, (iii) to add a “majority of the minority” provision and a “dissenter’s rights” provision, (iv) to add a go-shop provision, (v) to expand the events giving rise to Company termination rights to include a change of recommendation by the special committee or entry by the Company into a definitive written agreement with respect to a superior proposal, (vi) to increase the amount of the Parent termination fee from US$1.5 million as proposed by the buyer group to US$4 million, and (vii) to make specific performance available to both the buyer group and the Company.

On May 3, 2012, White & Case provided Skadden with a further revised draft of the facility agreement, which was shared by Skadden with Shearman together with a revised draft of the merger agreement and a revised draft of the limited guarantee. Shearman then provided these draft agreements to the special committee. The revised draft of the facility agreement reflected, among other things, (i) a shortened availability period for the loan, (ii) a modified repayment schedule, (iii) modified restrictive covenants of the borrower, (iv) proposed financial covenant thresholds, and (v) proposed issuance of warrants to an affiliate of CDB. In the revised draft of the merger agreement, the buyer group accepted the special committee’s positions on, among other things, (a) the definition of “Company Material Adverse Effect,” (b) certain representations and warranties given by the Company on authorization and the fairness of the merger consideration to the Company's unaffiliated stockholders, OFAC, Investment Company and solvency of the surviving corporation, (c) certain representations and warranties given by Parent and Merger Sub concerning full disclosure of buyer group arrangements, full disclosure of buyer group contracts, no reliance on Company estimates and delivery of guaranty, (d) certain restrictive covenants made by the Company with respect to its ability to change executive and director compensation and to grant or amend employment agreements or incentive plans, (e) certain termination rights by the Company and by Parent, (f) payment to Beijing Shiji Yingli Technologies, Co., Ltd. under an existing agreement, and (g) the D&O insurance policy. The revised draft of the merger agreement also reflected outstanding different positions of the buyer group and the special committee including, among other things, (i) contractual dissenter’s rights, (ii) the “majority of the minority” voting requirement, (iii) whether to exclude from the Company’s representations and warranties Mr. Xia’s constructive knowledge, (iv) the scope and extent of the “go-shop” right, (v) certain representations and warranties made by the Company with respect to the Company’s SEC reports, transactions with affiliates and employees and financial indebtedness, (vi) the amount of the termination fee payable by the Company and by Parent under certain circumstances, (vii) the scope and threshold of certain restrictive covenants made by the Company on its ability to acquire or dispose of assets and business, (viii) whether to allow the buyer group to add new equity providers or operating partners to the transaction after signing of the merger agreement, (ix) material adverse effect as a condition to Parent and Merger Sub’s obligation to consummate the merger, and (x) specific performance as a unilateral remedy for the buyer group.

On May 3, 2012 and May 7, 2012, the special committee held telephonic meetings with representatives of William Blair and Shearman to discuss the revised draft merger agreement proposed by the buyer group and agreed on the negotiating positions regarding key terms of the merger agreement, including, among other things, (i) to increase the merger consideration, (ii) to extend the go-shop period from 30 days as proposed by the buyer group to 40-45 days, (iii) not to allow the buyer group to add new equity providers or operating partners to the transaction after signing the merger agreement in order to expand the pool of potential buyers of the Company in the proposed go-shop period, (iv) to increase the amount of the Parent termination fee from US$1.5 million as proposed by the buyer group to US$2.8 million, and (v) to make specific performance available to both the buyer group and the Company.

On May 4, 2012, the buyer group contacted CDB to discuss the key outstanding issues with respect to the facility agreement. The parties were able to reach agreement on (i) the availability period, (ii) the definition of “change of control,” (iii) the financial covenants, (iv) the repayment schedule, and (v) certain restrictive covenants of the borrower. The remaining key outstanding issues under the facility agreement included certain restrictive covenants of Parent with respect to the ability of its operating subsidiaries to create security over their assets and the delivery of the executed warrant documents between CDB Capital and Holdco as a condition to funding.

On May 7, 2012, White & Case provided Skadden with preliminary drafts of the security documents in connection with and ancillary to the facility agreement. Skadden continued to negotiate outstanding issues on the facility agreement with White & Case.

On May 8, 2012, the special committee and its advisors had a face-to-face negotiation session with Mr. Xia and Skadden with respect to key issues with the revised draft of the merger agreement provided by Skadden on May 3, 2012 including (i) the consideration, (ii) dissenters’ rights, (iii) duration of the go-shop period, (iv) Mr. Xia’s knowledge as qualifier to the Company’s representations and warranties, (v) the “majority of the minority” voting provision, (vi) the buyer group’s financing, (vii) the Company’s tail termination fee, (viii) Parent’s termination fee, and (ix) the specific performance provision. As to the purchase price, the special committee proposed an increase in the purchase price to $5.80 per share. Mr. Xia and Skadden indicated that $5.80 would be the highest price the buyer group could accept and such increase would be acceptable only if there were no market check. Mr. Xia and Skadden argued on behalf of the buyer group against a market check primarily because they believed that (i) a market check would unduly delay the transaction process and generate little serious interest from potential financial and strategic buyers given the buyer group’s significant ownership of equity interests in the Company, and (ii) the buyer group’s unwillingness to transfer their interests to any third party and their intention to vote against the approval of any transaction proposal alternative to the proposed transaction. In the internal discussions among the special committee and its financial and legal advisors, the special committee noted that in the Proposal Letter, Mr. Xia specifically stated that he had no intention of selling his stake in the Company to a third party. Shearman indicated to the special committee that given (i) Mr. Xia’s beneficial ownership of approximately 27.85% and the buyer group’s aggregate beneficial ownership of approximately 48.3% of the total shares of Company common stock, (ii) the buyer group’s unwillingness to transfer their interests to any third party and their intention to vote against the approval of any transaction proposal alternative to the proposed transaction, and (iii) the central operating and strategic role Mr. Xia currently plays at the Company and his importance to the operation of the Company, as a practical matter, the possibility of a third party proposing an alternative transaction in a market check to acquire 100% shares of Company common stock had been eliminated and the possibility of a third party proposing an alternative transaction in a market check to acquire a controlling stake of the Company had been substantially reduced. To the extent the buyer group accepted the proposed go-shop period, the Company reserved the opportunity for future potential alternative transactions. After internal discussions, the special committee decided to accept the buyer group’s request not to conduct a market check on the condition that the buyer group accept the purchase price increase to $5.80, a “majority of the minority” voting provision, a go-shop period and a higher Parent termination fee. As a result of the discussion between the parties, the buyer group agreed to (i) increase the purchase price to $5.80 per share, (ii) accept a “majority of the minority” voting provision, (iii) the scope and extent of the go-shop right, and (iv) the amount of the termination fee payable by the Company and by Parent under certain specified circumstances. The special committee agreed, among other things, (i) not to conduct any market check before signing the merger agreement, (ii) not to include any contractual dissenter’s rights provision in the merger agreement, (iii) not to exclude from the Company’s representations and warranties Mr. Xia’s constructive knowledge as a qualifier, (iv) to a unilateral specific performance remedy for the buyer group, and (v) to the Company’s material adverse effect as a condition to Parent and Merger Sub’s obligation to consummate the merger. In addition, representatives of Skadden and Shearman also discussed and reached agreements on certain other legal terms of the merger agreement, including (i) certain representations and warranties made by the Company with respect to the Company’s SEC reports, transactions with affiliates and employees and financial indebtedness, (ii) the scope and threshold of certain restrictive covenants made by the Company on its ability to acquire or dispose of assets and business, and (iii) the scope of the buyer group’s undertaking to secure financing.

On May 10, 2012, representatives from Skadden, Shearman and White & Case held a meeting via conference call to discuss the sequence of funding for the CDB loan and the merger consideration and the filing and effectiveness of the Nevada articles of merger in connection with the proposed transaction so as to assure the special committee of the funding process and funding certainty.

On May 10, 2012 and May 14, 2012, the special committee held two telephonic meetings with representatives of William Blair and Shearman to discuss pending issues relating to the merger agreement, including the sequence of funding for the CDB loan, the merger consideration and the filing and effectiveness of the Nevada articles of merger in connection with the proposed transaction. The special committee instructed Shearman to further negotiate and discuss with Skadden and White & Case to ensure that the closing mechanism would not expose the Company and unaffiliated stockholders to any unreasonable or unacceptable risk.

From May 15, 2012 to May 17, 2012, Shearman and Skadden continued discussions on the sequence of funding for the CDB loan, the merger consideration and the filing and effectiveness of the Nevada articles of merger, and reached agreement that (i) the Nevada articles of merger would be filed before the funding of the merger consideration, (ii) the buyer group and CDB would each confirm the satisfaction or waiver of all conditions precedent under the merger agreement and the facility agreement, and (iii) the buyer group would covenant in the merger agreement to cooperate with the Company to unwind the transaction if the funding of the merger agreement did not occur within one full business day after the effective time of the merger.

From May 10, 2012 to May 17, 2012, Skadden and White & Case engaged in extensive negotiations on the facility agreement and the ancillary security documents. The parties reached agreement on the remaining key outstanding terms of the facility agreement, including (i) the restrictive covenants of Parent on the ability of its operating subsidiaries to create security over their assets, (ii) the delivery of the executed warrant documents between CDB Capital and Holdco as a condition to funding, and (iii) further revisions to the financial covenants in connection with the loan. The facility agreement and the ancillary security documents were finalized and submitted to CDB for its internal approval process on May 17, 2012.

On June 1, 2012, Skadden received confirmation from White & Case that CDB had completed its internal approval process for the facility agreement and that the facility agreement had been approved.

From June 4, 2012 to June 7, 2012, Mr. Xia and SAIF Partners held various discussions over the terms and conditions of the contribution agreements, the voting agreement, the equity commitment letter and the limited guarantee. These discussions focused primarily on (i) the necessity of the proxy arrangement with respect to the voting agreement and (ii) allocation of the guarantors’ respective liabilities under the limited guarantee. SAIF Partners confirmed that SAIF IV would execute the equity commitment letter and the limited guarantee. The special committee and Shearman reviewed the drafts of the contribution agreements, the voting agreement, the equity commitment letter and the limited guarantee and found the drafts to be satisfactory. All parties finalized the forms of the contribution agreements, voting agreement, equity commitment letters and the limited guarantee on June 7, 2012.

On June 7, 2012, the special committee held a meeting, at which representatives of Shearman and William Blair were also present, to consider approving a revised merger agreement reflecting the terms discussed between representatives of Shearman and Skadden, including, among other things, (i) the merger consideration, (ii) the closing conditions for the parties to the merger agreement and the closing mechanism contemplated thereby, and (iii) circumstances under which the parties have the right to terminate the merger agreement and the associated termination fees. Representatives of William Blair provided a summary of the various financial analyses they had performed and discussed various other data used to evaluate the Company. Representatives of William Blair then verbally rendered William Blair’s opinion to the special committee, which was confirmed in writing by delivery of its written opinion dated the same date, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, as to the fairness, from a financial point of view and as of that date, to the stockholders of the Company (other than the Excluded Holders) of the per share merger consideration to be received by such stockholders in connection with the proposed transaction. Shearman then provided a summary of the merger agreement and the limited guarantee to the special committee. After due consideration of the presentations made by and the discussions with representatives of William Blair and Shearman, and having deemed the terms of the merger to be advisable, fair to and in the best interests of the Company and the unaffiliated stockholders, the members of the special committee unanimously approved the terms of the merger agreement and the limited guarantee and the transactions contemplated therein. Following the meeting of the special committee, based upon the unanimous approval of the special committee, our board of directors adopted resolutions approving the terms of the merger agreement and the limited guarantee and the transactions contemplated thereby, and resolutions recommending that the Company’s stockholders vote to approve the terms of the merger agreement. Both Mr. Xia and Ms. Danxia Huang recused themselves from the deliberations of the board of directors with respect to the merger agreement and the proposed merger. See “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” below for a description of the resolutions of our board of directors at this meeting.

On June 7, 2012, each of Mr. Xia and SAIF IV executed an equity commitment letter in favor of Holdco. On the same day, the Rollover Holders, Parent and Holdco executed two contribution agreements and the Rollover Holders and Parent executed a voting agreement.

On June 8, 2012, Mr. Xia, on behalf of Parent and Merger Sub, and Mr. Xingming Zhang, on behalf of the Company, executed the merger agreement. On the same day, Mr. Xia and SAIF IV executed the limited guarantee in favor of the Company, and Parent and CDB executed the facility agreement and the related ancillary financing documents.

On June 8, 2012, prior to the commencement of trading on the NASDAQ Global Market, the Company issued a press release announcing the transaction and its entry into a definitive merger agreement.

During the “go-shop” period, at the direction of the special committee, William Blair contacted 59 parties, including 30 financial sponsors and 29 strategic parties, to solicit interest in a possible alternative transaction. Prior to the expiration of the “go-shop” period, two potential buyers indicated interests in an alternative transaction involving the Company. However, after their discussions with the financial and legal advisors to the special committee, neither of these two potential buyers entered into a non-disclosure agreement with the Company in a form and on terms that are customary in similar transactions and satisfactory to the Company, and therefore, the negotiations and discussions with both potential buyers were suspended. As a result, despite these efforts, the Company did not receive any alternative takeover proposals during the “go-shop” period.

Purposes and Reasons of Our Board of Directors and Special Committee for the Merger

The special committee and our board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per share price of the Company’s publicly traded common stock.

The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the Company common stock at this time due to the high costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other U.S. federal securities laws. We estimate such costs to be, on an annualized basis, approximately $330,000 for service fees and expenses of public accountants (excluding fees and expenses relating to the merger), approximately $150,000 for fees and expenses of U.S. securities counsel (excluding fees and expenses relating to the merger) and $80,000 for fees and expenses of the Company’s investor relations firm (excluding fees and expenses relating to the merger). These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The special committee and our board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration at this time because the per share merger consideration of $5.80 represents a significant premium over recent market prices of the shares of Company common stock.

Based on the foregoing considerations, each of the special committee and our board of directors has concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company than to remain a public company.

Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger

At a meeting on June 7, 2012, the special committee unanimously recommended that our board of directors adopt resolutions that:

  determine that the merger agreement, the limited guarantee and the transactions contemplated by the merger agreement and the limited guarantee, including the merger, advisable and fair to and in the best interests of the Company and the unaffiliated stockholders;

  approve in all respects, the form, terms, provisions and conditions of the merger agreement and the limited guarantee, and the transactions contemplated by the merger agreement and the limited guarantee, including the merger; and

  submit the merger agreement to the stockholders of the Company for approval at the meeting of the stockholders of the Company, and recommend that the stockholders of the Company vote for the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger.

On June 7, 2012, our board of directors unanimously adopted the resolutions recommended by the special committee. In reaching these determinations, our board of directors considered and adopted:

  the special committee’s analyses, conclusions and unanimous determination that the merger agreement, the merger and the other transactions contemplated by the merger agreement were substantively and procedurally fair and advisable to and in the best interest of the Company and its unaffiliated stockholders; and

  the special committee’s unanimous recommendation that the board of directors adopt the merger agreement, submit the merger agreement to the Company’s stockholders for approval at a meeting of the Company’s stockholders and recommend that the stockholders vote for the approval of the merger agreement and the consummation of the merger and other transactions contemplated by the merger agreement.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

  the financing obtained by and the ability of the buyer group to consummate the merger assuming the availability of such financing;

  the all-cash merger consideration, which will allow the unaffiliated stockholders to immediately realize a determinate value for their shares of Company common stock and provide liquidity for their investment without incurring brokerage and other costs typically associated with market sales;

  the limited trading volume of our common stock on the NASDAQ Global Market;

  the current and historical market prices of the Company common stock, including the fact that the per share merger consideration to be paid to the unaffiliated stockholders represents a 12.6% premium to the closing price of shares of Company common stock on February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going-private proposal and the fact that the per share merger consideration to be paid to the unaffiliated stockholders in the merger also represents a 52.6% premium over the 90-trading day volume weighted average price as of February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going- private proposal;

  the stand alone value of the Company on a going-forward basis, including the fact that the per share merger consideration to be paid to the unaffiliated stockholders represents a premium that compares favorably with such value;

  the possibility that it could take a considerable period of time before the trading price of the Company common stock would reach and sustain a price level that is equal to the value of the per share merger consideration of $5.80 (as being adjusted for the time value of money during such period of time), and the possibility that such value might never be obtained, particularly in light of:

  our board of directors’ recognition of the challenges to our efforts to increase stockholder value as an independent publicly traded company, including competition we face from companies with substantially greater resources than we currently have; and

  the negative impact of the existence of the SEC investigation and the heightened scrutiny by the SEC of certain PRC-based companies that had initially been listed in the U.S. through reverse mergers on the trading price of the Company common stock;

  the extensive negotiations with respect to the merger consideration and other terms of the merger agreement that, among other things, led to (i) an increase in the purchase price from $5.65 to $5.80, and (ii) a “majority of the minority” stockholders’ approval requirement giving the unaffiliated stockholders a meaningful opportunity to consider and vote upon approval of the merger agreement;

  the likelihood that the merger would be completed based on, among other things (not in any order of importance):

  the fact that Parent had obtained the signed facility agreement, the limited number and nature of the conditions to the debt financing, the reputation of the financing source and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

  the fact that Parent had obtained equity commitment letters from Mr. Xia and SAIF IV, the limited number and nature of the conditions to the equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the equity financing, each of which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

  the absence of a financing condition in the merger agreement;

  the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

  the fact the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a termination fee of $2.8 million;

  Mr. Xia has agreed to guarantee 70%, and SAIF IV has agreed to guarantee 30%, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a termination fee to the Company and reimburse certain expenses of the Company;

  the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of stockholders’ approval if our board of directors determines (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties;

  our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “The Merger Agreement—Alternative Takeover Proposals” below);

  both the special committee and our board of directors recognize that, under the terms of the merger agreement, the Company has a period of 40 days to actively solicit competing proposals for the Company and furthermore, that the Company has the ability after such go-shop period to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and approve the merger agreement;

  our ability to obtain a termination fee in the amount of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event the merger agreement is terminated by the Company under certain circumstances. See “The Merger Agreement – Termination Fees and Reimbursement of Expenses” for additional information;

  our requirement to pay Parent a termination fee in connection with the termination of the merger agreement under certain circumstances is limited to $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration. See “The Merger Agreement – Termination Fees and Reimbursement of Expenses” for additional information;

  our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our stockholders vote to approve the merger agreement; and

  the financial analyses reviewed and discussed with the special committee by representatives of William Blair, as well as the oral opinion of William Blair rendered to the special committee on June 7, 2012 (which was confirmed in writing by delivery of William Blair’s written opinion dated the same date) as to the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders) of the $5.80 per share merger consideration to be received by such stockholders in the merger, as of June 7, 2012, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in preparing its opinion. See “Special Factors Relating to the Merger—Opinion of William Blair, Financial Advisor to the Special Committee” for additional information.

The special committee and our board of directors did not consider net book value as a factor because they do not believe that net book value reflects or has any meaningful impact on the market price of the Company common stock or the fair market value of the Company’s assets or business. The special committee and our board of directors did not consider the liquidation value of the Company’s assets to be a relevant factor because they consider the Company to be a viable business and the trading history of the Company’s common stock to generally be an indication of its value as such. The special committee and the board of directors did not consider liquidation value in determining the fairness of the merger consideration to the Company’s unaffiliated stockholders because they believe the value of the Company’s assets that might be realized in a liquidation would be significantly less than the value represented by the aggregate merger consideration.

The special committee and our board of directors noted that the opinion of William Blair addressed fairness, from a financial point of view, with respect to the Company’s stockholders other than the Excluded Holders rather than to the Company’s unaffiliated stockholders. The special committee and our board of directors also noted that the Company’s stockholders other than the Excluded Holders include all unaffiliated stockholders and, to the extent that the Company’s stockholders other than the Excluded Holders may also include one or more affiliated stockholders that are not Excluded Holders, the consideration to be received by such affiliated stockholders is identical in all respects as the consideration to be received by the unaffiliated stockholders. The special committee and our board of directors believed that there was no meaningful distinction to be drawn between the concepts of “fairness to the unaffiliated stockholders of the Company” and “fairness to the Company’s stockholders other than the Excluded Holders.” As a result, the special committee and our board of directors believed that, even though the opinion of William Blair addressed fairness, from financial point of view, with respect to the Company’s stockholders other than the Excluded Holders rather than to the unaffiliated stockholders directly, it was still reasonable and appropriate to consider the opinion of William Blair as a material factor in its determination as to the fairness of the transaction to the unaffiliated stockholders of the Company.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the proposed merger, based upon the terms of the merger agreement, was procedurally fair to the unaffiliated stockholders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated stockholders. These procedural safeguards, which are not listed in any order of importance, are discussed below:

  in considering the transaction with the buyer group, the special committee acted solely to represent the interests of the unaffiliated stockholders, and the special committee had independent control of the extensive negotiations with the buyer group’s advisors on behalf of such stockholders;

  all of the directors serving on the special committee during the entire process are independent directors and free from any affiliation with any of the buyer group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates;

  other than their receipt of board and special committee compensation (which are not contingent upon the consummation of the merger or the special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, members of the special committee do not have interests in the merger different from, or in addition to, those of the unaffiliated stockholders;

  the consideration and negotiation of the merger agreement was conducted entirely under the oversight of and controlled by the special committee, with the advice and assistance of William Blair and Shearman as its financial and legal advisors, respectively, reporting solely to the special committee;

  the special committee was empowered to consider, attend to and take any all actions in connection with the written proposal from Mr. Xia and the transactions contemplated by the written proposal from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection with the written proposal from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

  the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the buyer group and its advisors, on the other hand;

  the special committee had the authority to reject the terms of any strategic transaction, including the merger;

  the special committee met regularly to consider and review the proposed merger with advice from its advisors;

  both the special committee and our board of directors recognize that either of them had any obligation to recommend the approval of any merger proposal from the buyer group or any other transaction;

  both the special committee and our board of directors recognize that, under the terms of the merger agreement, the Company has a period of 40 days to actively solicit competing proposals for the Company and furthermore, that the Company has the ability after such go-shop period to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our stockholders vote upon and approve the merger agreement; and

  the Company may terminate the merger agreement in order to enter into an agreement relating to a superior proposal.

The special committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

  the unaffiliated stockholders will have no ongoing equity participation in the Company following the merger, and they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the shares of Company common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to stockholders;

  due to the expressed unwillingness of Mr. Xia and other members of the buyer group to sell their stakes in the Company to a third party and the central operating and strategic role Mr. Xia currently plays at the Company, the special committee recognized that it was possible that potential acquiror may be discouraged from making a bid for the Company;

  due to the lack of a market check, the special committee recognized that the opportunities are limited for a potential acquiror to make a bid prior to the execution of the merger agreement;

  the restrictions on the conduct of the Company’s business prior to the completion of the merger may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

  the fact since the Company became publicly listed on the NASDAQ Global Market, the highest historical closing bid price of our common stock exceeds the merger consideration offered to the Company’s unaffiliated stockholders, though the special committee is of the view that since the US capital market environment experienced a drastic change since 2011, especially for certain PRC-based companies that had initially been listed in the U.S. through reverse mergers, the share price of the Company common stock in the last twelve months should be deemed most relevant in considering the per share consideration of $5.80;

  the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

  the Company will be required to, under certain circumstances, pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the termination of the merger agreement;

  the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and under certain circumstances the Company may not be entitled to a termination fee at all;

  the buyer group may have interests in the transaction that are different from, or in addition to, those of the unaffiliated stockholder, see “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” for additional information;

  the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

  the taxability of an all cash transaction to our unaffiliated stockholders who are U.S. Holders (as defined below under “Material United States Federal Income Tax Consequences”) for U.S. federal income tax purposes;

  the possibility of the imposition of PRC or other foreign taxes in connection with the merger; and

  the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if Parent and Merger Sub are unable to obtain sufficient financing to complete the merger despite their compliance with their financing obligations set forth in the merger agreement or if Parent and Merger Sub choose not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

 The special committee expressly adopted the analyses and the opinion of William Blair, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests to the Company and the unaffiliated stockholders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our stockholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under the captions “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger,” and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are fair to the unaffiliated stockholders.

Our board of directors recommends that you vote “FOR” approval of the merger agreement, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of William Blair, Financial Advisor to the Special Committee

William Blair was retained to act as financial advisor to the special committee in connection with the proposed merger. As part of its engagement, William Blair was asked by the special committee to render an opinion to the special committee as to whether the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders) was fair to such stockholders, from a financial point of view. On June 7, 2012, William Blair rendered its oral opinion to the special committee and subsequently confirmed in writing, as to the fairness, from a financial point of view, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken stated in its opinion, of the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders), including the unaffiliated stockholders.

William Blair provided its opinion for the information and assistance of the special committee in connection with its consideration of the proposed merger. William Blair’s opinion was one of many factors taken into account by the special committee in making its determination to recommend that our board of directors approve the proposed merger. The terms of the merger agreement and the amount and form of the consideration to be paid pursuant to the merger agreement, however, were determined through negotiations between the special committee and the buyer group and were recommended by the special committee for approval by the board of directors. William Blair did not recommend any specific consideration to us, the special committee or the board of directors or that any specific consideration constituted the only appropriate consideration for the proposed merger.

The full text of William Blair’s written opinion, dated June 7, 2012, is attached as Annex C to this proxy statement and incorporated herein by reference. You are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion. The analysis performed by William Blair should be viewed in its entirety; none of the methods of analysis should be viewed in isolation. William Blair’s opinion was directed to the special committee for its benefit and use in evaluating the fairness of the per share merger consideration to be received pursuant to the merger agreement and relates only to the fairness, as of the date of the opinion and from a financial point of view, of the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders), including the unaffiliated stockholders in the proposed merger pursuant to the merger agreement, does not address any other aspects of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder of the Company as to how that stockholder should vote with respect to the merger agreement or the proposed merger. William Blair did not address the merits of the underlying decision by the Company to engage in the proposed merger.

In connection with its opinion, William Blair examined or discussed, among other things:

  a draft of the merger agreement sent to William Blair on June 6, 2012;

  certain audited historical financial statements of the Company for the years ended December 31, 2009 through December 31, 2011;

  the unaudited financial statements of the Company for the three month periods ended March 31, 2011 and March 31, 2012;

  certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 31, 2012 through 2016 prepared by the senior management of the Company (the “forecasts”);

  information regarding publicly available financial terms of certain other business combinations that William Blair deemed relevant;

  the financial position and operating results of the Company compared with those of certain other publicly traded companies that William Blair deemed relevant;

  current and historical market prices and trading volumes of the Company common stock; and

  certain other publicly available information about the Company and the industry in which it operates.

William Blair also held discussions with certain members of our senior management to discuss the foregoing, considered other matters which it deemed relevant to its inquiry, and took into account those accepted financial and investment banking procedures and considerations that it deemed relevant.

In rendering its opinion, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with William Blair for purposes of the opinion including, without limitation, the forecasts provided by the senior management of the Company. William Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company. William Blair was advised by the senior management of the Company that the forecasts were reasonably prepared on bases reflecting the best estimates then available to, and judgments of, the senior management of the Company. In that regard, William Blair assumed, with the consent of the senior management of the Company, that (a) the forecasts would be achieved in the amounts and at the times contemplated thereby and (b) all of the material assets and liabilities (contingent or otherwise) of the Company were as set forth in the Company’s financial statements or other information made available to William Blair. William Blair expressed no opinion with respect to the forecasts or the estimates and judgments on which they were based. William Blair assumed, at the direction of the senior management of the Company, that the final executed merger agreement would not differ in any material respect from the draft of the merger agreement William Blair reviewed. William Blair did not consider and expressed no opinion as to the amount or nature of the compensation of any of the Company’s officers, directors or employees (or any class of such persons) relative to the per share merger consideration to be received by the unaffiliated stockholders. William Blair was not asked to consider, and its opinion did not address, the relative merits of the proposed merger as compared to any alternative business strategies that might have existed for the Company or the effect of any other transaction in which the Company might have engaged. William Blair’s opinion was based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of the date of its opinion. Although subsequent developments may affect its opinion, William Blair does not have any obligation to update, revise or reaffirm its opinion. William Blair is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its counsel and accountants for legal, accounting, tax and regulatory matters and William Blair expressed no opinion as to any of such advice. William Blair assumed that the proposed merger would be consummated on the terms described in the merger agreement, without any amendment, modification or waiver of any material terms or conditions. As of the date of its opinion, William Blair did not seek alternative participants for the proposed merger.

William Blair’s investment banking services and its opinion were provided for the use and benefit of the special committee in connection with its consideration of the proposed merger. William Blair’s opinion was limited to the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders), including the unaffiliated stockholders, of the per share merger consideration to be received by such stockholders in the proposed merger pursuant to the merger agreement, and William Blair did not address the merits of the underlying decision of the special committee to recommend that our board of directors engage in the proposed merger or of the board of directors to engage in the proposed merger and its opinion did not constitute a recommendation to the special committee, the board of directors or any stockholder of the Company as to how such person should act or vote with respect to the proposed merger.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the special committee the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by William Blair, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by William Blair. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by William Blair. The order of the summaries of the analyses described below does not represent the relative importance or weight given to those analyses by William Blair.

The analyses performed by William Blair are based on the financial results of the Company as reported in its SEC filings for the fiscal year ended December 31, 2011, the three month periods ended March 31, 2011 and 2012 and the financial projections of the Company for the fiscal years 2012 through 2016.

Selected Public Company Analysis

William Blair reviewed and compared certain financial information relating to us to corresponding financial information, ratios and public market multiples for certain publicly traded companies that William Blair deemed relevant. Among the factors William Blair considered to select these companies for the group named “U.S. Listed Other Companies” were exchange on which the company was trading, whether the company was profitable, whether the company had publicly available Wall Street analysts’ estimates, product and service offering and business model. Among the factors William Blair considered to select these companies for the group named “U.S. Listed Reverse Takeover Chinese Companies” were nationality of its domicile, exchange on which the company was trading, method with which it achieved its listing, size of market capitalization under $300 million, size of revenue under $300 million, profitability and publicly available Wall Street analysts’ estimates. No companies that met this criteria were excluded. Among the information William Blair considered was revenue, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings per share (“EPS”). William Blair considered the enterprise value as a multiple of revenue and EBITDA for each company for the latest twelve months (“LTM”) for which results were publicly available and as a multiple of calendar year revenue and EBITDA estimates for 2012 and 2013 and the stock price of common equity as a multiple of EPS for each company for the LTM for which results were publicly available and as a multiple for the calendar year EPS estimates for 2012 and 2013. The operating results and the corresponding derived multiples for us and each of the selected public companies were based on each company’s most recent publicly available financial information, closing share prices as of June 5, 2012 and consensus Wall Street analysts’ estimates for calendar years 2012 and 2013, as well as, for the Company only, the Company’s senior management’s estimate of revenue, EBITDA and EPS for 2012 and 2013.

William Blair then used the implied enterprise value to derive implied valuation multiples for the Company based on revenue, EBITDA and price/earnings (“P/E”) results, for LTM as of March 31, 2012 and estimates for fiscal years 2012 and 2013.

William Blair then compared the multiples implied for us based on the terms of the proposed merger to the range of trading multiples for the selected public companies. The table below sets forth a summary of relevant information reviewed by William Blair for conducting its selected public company analysis. Information for each of the selected public companies was based on each company’s most recent publicly available financial information and closing share prices as of June 5, 2012.

			Net
			Debt +
	Share	Market	Minority	Enterprise	LTM	2012E	2013E	LTM	2012	2013	LTM	2012	2013
	Price	Value	Interest	Value	Revenue	Revenue	Revenue	EBITDA	EBITDA	EBITDA	EPS	EPS	EPS
U.S. Listed Other Companies
AutoNavi Holdings Limited	$10.82	$529.7	($196.1)	$333.6	$137.2	$157.4	$186.7	$44.7	$54.2	$66.1	$0.72	$0.99	$1.08
China Information Technology, Inc.	$0.96	$25.9	$49.4	$75.4	$103.9	NA	NA	$10.5	NA	NA	($0.12)	NA	NA
Federal Signal Corp.	$4.53	$281.7	$222.2	$503.9	$846.6	$966.5	$1,021.1	$56.7	$75.0	$91.1	$0.09	$0.36	$0.47
Hollysys Automation Technologies, Ltd	$8.23	$460.9	($89.8)	$371.0	$305.4	$337.4	$396.3	$63.2	$72.4	$90.9	$0.92	$0.98	$1.14
Image Sensing Systems, Inc.	$5.17	$25.4	($8.5)	$16.9	$29.6	$26.3	$29.1	$1.2	$3.6	$5.6	($0.44)	$0.40	$0.50
U.S. Listed Reverse Takeover Chinese Companies
China Recycling Energy Corporation	$1.13	$52.5	$53.0	$105.5	$19.9	$66.7	NA	$23.4	$37.9	NA	$0.41	$0.49	NA
China Shengda Packaging Group Inc.	$0.72	$27.9	($3.4)	$24.6	$125.5	NA	NA	$13.1	NA	NA	$0.20	NA	NA
China Valves Technology, Inc.	$1.34	$48.4	($2.9)	$45.5	$213.6	$257.5	NA	$48.2	$69.6	NA	$0.88	$1.20	NA
Deer Consumer Products, Inc.	$2.81	$94.4	($15.3)	$79.1	$241.9	$250.0	NA	$55.6	$57.0	NA	$1.25	$1.30	NA
Feihe International, Inc.	$4.65	$91.7	$105.1	$196.7	$288.2	$253.1	$309.5	$21.3	NA	NA	$0.40	$1.25	$1.15
SORL Auto Parts, Inc.	$2.76	$53.3	$13.2	$66.5	$209.4	$212.4	$229.6	$27.6	$25.4	$21.6	$0.73	NA	$1.07

Although William Blair compared the trading multiples of the selected public companies to those implied for the Company, none of the selected public companies is identical or directly comparable to the Company. Accordingly, any analysis of the selected publicly traded companies necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies. Information regarding the multiples derived from William Blair’s selected public company analysis is set forth in the following table.

	Proposed	Selected Companies
	Transaction	Valuation Multiples
	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.96x	0.20x	0.60x	1.14x	5.31x
Enterprise Value / 2012E Revenue	0.85x	0.18x	0.64x	0.84x	2.12x
Enterprise Value / 2013E Revenue	0.82x	0.29x	0.61x	0.79x	1.79x
Enterprise Value / LTM EBITDA	9.5x	0.9x	5.9x	5.8x	14.0x
Enterprise Value / 2012E EBITDA	8.2x	0.7x	3.7x	3.8x	6.7x
Enterprise Value / 2013E EBITDA	7.6x	3.0x	4.1x	4.2x	5.5x
LTM P/E	11.1x	1.5x	3.7x	6.2x	15.1x
2012E P/E	11.3x	1.1x	6.0x	6.8x	12.9x
2013E P/E	10.8x	2.6x	8.5x	7.7x	10.3x

The special committee noted that the implied multiples for the proposed merger were within or above the range of multiples for the selected public companies.

Selected Transactions Analysis

William Blair performed an analysis of selected precedent transactions consisting of transactions announced since January 1, 2005 and focused primarily on target companies that it deemed relevant. Among the factors William Blair considered to select these transactions were announcement date from January 1, 2005, status as completed, the target company’s industry, the enterprise value of the target company under $1 billion, and the target company’s product and service offering.

No transactions that met this criteria were excluded. William Blair did not take into account any announced transactions that were subsequently abandoned or otherwise not consummated. William Blair’s analysis was based solely on publicly available information regarding such transactions. The selected transactions were not intended to be representative of the entire range of possible transactions in the respective industries. The table below sets forth a summary of relevant information reviewed by William Blair for its selected transactions analysis.

Announced	Target	Bidder	Enterprise	LTM	LTM	EV/LTM	EV/LTM	P/E
Date	Company		Value	Revenue	EBITDA	Revenue	EBITDA
			(in millions)	(in million)	(in million)
3/14/2012	China Information Technology, Inc.	Jiang Huai Lin	$81.3	$114.5 $	22.1	0.71x	3.7x	4.1x
1/28/2011	China Security & Surveillance Technology	Al Faisal Holding Co.	$783.7	$684.7 $	117.1	1.14x	6.7x	6.9x
1/18/2011	China ITS (Holdings) Co., Ltd.	C&C Pacific Capital Limited	$949.7	$282.1 $	59.3	3.37x	16.0x	21.7x
5/27/2010	Petards Group PLC	Water Hall Group plc	$7.8	$25.8 $	2.7	0.30x	2.9x	3.7x
5/12/2010	Cybertech Systems and Software Ltd.	Viswanath Tadimety	$5.6	$11.4 $	1.1	0.50x	4.9x	14.5x
4/3/2007	Industronics Bhd	Chan Sing Pong	$10.0	$21.2 $	4.1	0.47x	2.5x	16.1x
12/8/2006	Stratech Systems Ltd.	Transpac Capital Pte Ltd.	$8.1	$6.5 $	(1.3)	1.23x	NM	NM

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of its revenue, EBITDA and P/E for the LTM prior to the announcement of the respective transaction. William Blair compared the resulting range of transaction multiples of revenue, EBITDA and P/E for the selected transactions to the implied transaction multiples of LTM revenue, EBITDA and P/E for us based on the terms of the proposed merger. Information regarding the manner in which William Blair derived the implied transaction multiple for the Company and the underlying financial information used in that analysis is set forth above. Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table:

	Proposed	M&A Transactions
	Transaction	Valuation Multiples
Multiple	Multiples	Min	Median	Mean	Max
Enterprise Value / LTM Revenue	0.96x	0.30x	0.71x	1.10x	3.37x
Enterprise Value / LTM EBITDA	9.5x	2.5x	4.3x	6.1x	16.0x
P/E	11.1x	3.7x	10.7x	11.2x	21.7x

Although William Blair analyzed the multiples implied by the selected transactions and compared them to the implied transaction multiples of us, none of these transactions or associated companies is identical or directly comparable to the proposed merger or us. Accordingly, this involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors therein.

The special committee noted that the implied multiples for the proposed merger were within the range of multiples for the selected transactions.

Discounted Cash Flow Analysis

William Blair utilized the forecasts to perform a discounted cash flow analysis to estimate the present value as of March 31, 2012 of the Company’s forecasted free cash flows through the fiscal year ending December 31, 2016. For those forecasts, see “Prospective Financial Information” beginning on page 47. William Blair calculated the assumed terminal value of the enterprise at December 31, 2016 by multiplying projected EBITDA in the fiscal year ending December 31, 2016 by multiples ranging from 5.0x to 7.0x. As for the process of selecting the range of 5.0x to 7.0x, William Blair (i) calculated the average EBITDA multiple by using the multiple derived from its selected precedent transactions, which is 6.1x, and (ii) eliminated outliers and the effects of different market conditions, William Blair selected a range of implied EBITDA multiples of 5.0x to 7.0x based on its professional judgment.

To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 19% to 25%. The discount rates were selected by William Blair based on the weighted average cost of capital for the public companies used in the Selected Public Company Analysis described above. To determine the range of fully diluted implied equity value per share for us, William Blair subtracted net debt as of March 31, 2012. William Blair then divided this result by the total Shares outstanding and in-the-money options as of June 6, 2012, which were approximately 25.6 million Shares. The fully diluted equity value implied by the discounted cash flow analysis ranged from $1.57 per Share to $3.01 per Share, based on a range of terminal values derived by multiples of EBITDA, as compared to the per share merger consideration in the proposed merger.

	Exit Multiple
Discount Rate	5.0x	6.0x	7.0x
19.0%	$2.04	$2.52	$3.01
20.5%	$1.91	$2.36	$2.82
22.0%	$1.79	$2.21	$2.64
23.5%	$1.67	$2.08	$2.48
25.0%	$1.57	$1.95	$2.33

The special committee believed the value derived by this analysis reflected the Company’s stand alone value on a going-forward basis and noted that the per share merger consideration in the proposed merger exceeded the per share price range of the fully diluted equity value derived by this analysis.

Leveraged Buyout Analysis

Based on the forecasts provided by the senior management of the Company for fiscal years 2012 through 2016, William Blair performed a leveraged acquisition analysis to determine, based on the Company’s ability to service a given level of debt using its projected future earnings stream and corresponding cash flows, an estimate of a theoretical purchase price that could be paid by a hypothetical financial sponsor in an acquisition of the Company, assuming such transaction was financed on customary market terms and assuming that such financial buyer will seek to realize a return on its investment in 2016. For those forecasts, see “Prospective Financial Information” beginning on page 47. Estimated exit values were calculated by applying a range of exit value multiples from 5.0x to 7.0x of 2016 estimated EBITDA, which exit value multiples were determined based on an approximate range around the average enterprise value to LTM EBITDA multiple derived for the transactions used in the Selected Transactions Analysis described above. William Blair then derived a range of theoretical purchase prices based on assumed required internal rates of return for a buyer between 20% and 30%, which range of percentages was, in William Blair’s professional judgment, generally reflective of the range of required internal rates of return commonly assumed when performing a leveraged acquisition analysis of this type. This analysis indicated an implied per share equity reference range of $2.42 to $3.60 as compared to the per share merger consideration of $5.80.

The special committee noted that the per share merger consideration was above the per share equity reference range implied by the leveraged acquisition analysis.

Premiums Paid Analysis

William Blair reviewed data from 541 acquisitions of publicly traded companies, in which 100% of the target’s equity was acquired for cash, announced between January 1, 2006 and June 6, 2012 and with transaction values between $100 million and $500 million. William Blair selected transaction values between $100 million and $500 million as relevant because William Blair multiplied the proposed per share offer price of $5.80 by the approximately 25 million shares outstanding to arrive at a value of approximately $150 million for the proposed merger. William Blair did not exclude any transactions from this range. Specifically, William Blair analyzed the acquisition price per share as a premium to the closing share price one day, one month, 90 days, 180 days and 270 days prior to the announcement of the transaction, for all 541 transactions. William Blair compared the range of resulting per Share stock price premiums for the reviewed transactions to the premiums implied by the proposed merger based on our Share prices one day, one month, 90 days, 180 days and 270 days prior to February 21, 2012. Information regarding the premiums from William Blair’s analysis of selected transactions is set forth in the following table:

		Implied
Premium		Company
Period	Company	Premium
Before	Share	at $5.80 /	Premiums Paid Percentage Data by Percentile
Announcement	Price	Share	10th	20th	30th	40th	50th	60th	70th	80th	90th

One Day Prior	$5.15	12.6%	4.3%	10.4%	15.4%	21.2%	27.6%	32.5%	39.0%	54.2%	74.7%
One Month Prior	$4.71	23.1%	6.9%	16.5%	22.5%	28.9%	34.5%	40.4%	47.6%	59.7%	81.9%
90 Days Prior	$3.41	70.1%	7.4%	20.0%	25.1%	33.8%	45.1%	52.9%	60.9%	78.7%	112.9%
180 Days Prior	$3.00	93.3%	4.8%	19.7%	23.6%	34.8%	49.7%	62.7%	74.8%	92.2%	138.0%
270 Days Prior	$4.50	28.9%	3.9%	16.0%	26.1%	32.9%	42.6%	52.4%	67.0%	99.6%	148.9%

The special committee noted that the premiums implied by the transaction exceeded the 20th percentile one day prior to the announcement, exceeded the 30th percentile one month prior to the announcement, exceeded the 70th percentile 90 days prior to the announcement, exceeded the 80th percentile 180 days prior to the announcement, and exceeded the 30th percentile 270 days prior to the announcement.

General

This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis. The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available. The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the per share merger consideration to be received by the stockholders of the Company (other than the Excluded Holders). Rather, in rendering its oral opinion (subsequently confirmed in writing) on June 7, 2012 to the special committee as of that date and based upon and subject to the assumptions, qualifications and limitations stated in its written opinion, as to the fairness, from a financial point of view, to the stockholders of the Company (other than the Excluded Holders) of the per share merger consideration to be received by such stockholders, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is identical or directly comparable to the Company or the proposed merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

William Blair is an internationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. Furthermore, in the ordinary course of business, William Blair and its affiliates may beneficially own or actively trade the Company’s securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

The special committee hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as an internationally recognized investment banking firm. Pursuant to a letter agreement dated March 13, 2012, a fee of $50,000 was paid to William Blair upon execution of that letter agreement, a fee of $650,000 became payable to William Blair upon delivery of its opinion, and a fee of $100,000 is payable to William Blair upon stockholders approval of the merger. In addition, we have agreed to reimburse William Blair for certain of its out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Purposes and Reasons of the Buyer Group for the Merger

Under SEC rules governing “going-private” transactions, each member of the buyer group are deemed to be an affiliate of the Company and required to express its reasons for the merger to the unaffiliated stockholders. Each member of the buyer group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the buyer group, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the unaffiliated stockholders will receive $5.80 per share of Company common stock. After shares of Company common stock cease to be publicly traded, Parent will bear 100% of the rewards and risks of ownership of the Company. In addition, the merger will allow the buyer group to maintain their investment in the Company through their respective equity investments in Parent as described in this proxy statement under the section captioned “Special Factors Relating to the Merger—Financing of the Merger—Rollover Financing,” and at the same time enable Mr. Xia to maintain a leadership role with the surviving corporation.

The buyer group believes that, after the Company becomes a privately-held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a privately-held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company’s value over the long term. In contrast, as a publicly-traded entity, the Company faces pressure from public stockholders and investment analysts to make decisions that might produce improved short-term results, but which are not necessarily beneficial in the long term.

As a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to the concerns of the unaffiliated stockholders and to engage in dialogue with the unaffiliated stockholders can also at times distract management’s time and attention from the effective operation and improvement of the business. See “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger.”

The buyer group decided to undertake the going-private transaction at this time because it wants to take advantage of the benefits of the Company being a privately-held company as described above and because Holdco and Parent were able to obtain debt and equity financing commitment from CDB, Mr. Xia and SAIF IV, in each case on terms satisfactory to the buyer group.

Positions of the Buyer Group Regarding the Fairness of the Merger

Under SEC rules governing “going-private” transactions, each member of the buyer group are deemed to be an affiliate of the Company and required to express its beliefs as to the fairness of the proposed merger to the unaffiliated stockholders. The buyer group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the buyer group as to the fairness of the proposed merger are not intended and should not be construed as a recommendation to any stockholder of the Company as to how to vote on the proposal to approve the merger agreement. The buyer group has interests in the merger that are different from those of the other stockholders of the Company by virtue of their continuing interests in the surviving company after the consummation of the merger. These interests are described under “Special Factors Relating to the Merger—Interests of the Company's Directors and Officers in the Merger” of this proxy statement.

The buyer group believes the interests of the unaffiliated stockholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The buyer group attempted to negotiate a transaction that would be most favorable to them, and not to the unaffiliated stockholders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such unaffiliated stockholders. The buyer group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the proposed merger to the unaffiliated stockholders. The buyer group did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the buyer group to assist them in assessing the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the Company’s board of directors discussed in “Special Factors Relating to the Merger—Purposes and Reasons of Our Board of Directors and Special Committee for the Merger” and “Special Factors Relating to the Merger—Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger” of this proxy statement (which considerations and findings are adopted by the buyer group solely for the purposes of making the statements in this section), the buyer group believes the proposed merger is substantively fair to the unaffiliated stockholders based upon the following factors:

  the current and historical market prices of the Company common stock, including the fact that the per share merger consideration to be paid to the unaffiliated stockholders represents a 12.6% premium to the closing price of shares of Company common stock on February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going- private proposal and the fact that the per share merger consideration to be paid to the unaffiliated stockholders in the merger also represents a 52.6% premium over the 90-trading day volume weighted average price as of February 17, 2012, the last trading day prior to the Company’s announcement on February 21, 2012 of the Company’s receipt of Mr. Xia’s going-private proposal;

  the Company common stock traded as high as $5.20 per share and as low as $2.07 per share during the 52-week period prior to the announcement of the execution of the merger agreement;

  the merger consideration of $5.80 per share is payable entirely in cash, thus allowing the unaffiliated stockholders to realize liquidity and a determined value for their investment;

  the members of the special committee are not officers or employees of the Company and do not have any interests in the proposed merger different from, or in addition to, those of the unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the proposed merger or the special committee’s or the board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

  the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders;

  the proposed merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the proposed merger will be consummated and the merger consideration will be paid to the unaffiliated stockholders;

  Parent has entered into a facility agreement with CDB, pursuant to which CDB has agreed to provide debt financing, on the terms and conditions set forth in the facility agreement, in an aggregate amount up to $96 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement and the merger agreement;

  SAIF IV has entered into an equity commitment letter pursuant to which it will purchase or cause certain funds and/or entities that it manages or advises to purchase preference shares of Holdco, on terms and conditions set forth in the equity commitment letter, for an aggregate amount of $11,552,446, which will be used to fund the merger and pay certain fees and expenses contemplated by the merger agreement;

  Mr. Xia has entered into an equity commitment letter pursuant to which he will purchase or cause one of his affiliates to purchase ordinary shares of Holdco, on terms and conditions set forth in the equity commitment letter, for an aggregate amount of $26,955,708, which will be used to fund the merger and pay certain fees and expenses contemplated by the merger agreement;

  Mr. Xia has agreed to guarantee 70%, and SAIF IV has agreed to guarantee 30%, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a termination fee to the Company and reimburse certain expenses of the Company; and

  the proposed merger will provide liquidity for the unaffiliated stockholders without incurring brokerage and other costs typically associated with market sales.

The buyer group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, as a factor. The buyer group believes that net book value, which is an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the future prospects of the Company, market conditions, trends in the industry in which the Company conducts its business or the business risks inherent in competing with other companies in the same industry.

The buyer group did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable, going concern and because the Company will continue to operate its business following the merger.

The buyer group did not establish, and did not consider, a going concern value for the Company common stock as a public company to determine the fairness of the proposed merger consideration to the unaffiliated stockholders. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company common stock, the merger consideration of $5.80 per share represented a premium to the per share going concern value of the Company.

The buyer group is not aware of, and thus did not consider in its fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company’s assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The buyer group did not receive any independent reports, opinions or appraisals from any outside party related to the proposed merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive and procedural fairness of the merger to the unaffiliated stockholders.

The buyer group believes the proposed merger is procedurally fair to the unaffiliated stockholders based upon the following factors:

  the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the buyer group, was established and given absolute authority to, among other things, review, evaluate and negotiate the terms of the proposed merger and to decide not to engage in the merger;

  the members of the special committee do not have any interests in the proposed merger different from, or in addition to, those of the unaffiliated stockholders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the consummation of the proposed merger or special committee’s or board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

  while each of Mr. Xia, Ms. Danxia Huang and Mr. Brandon Ho-Ping Lin is a director, officer or employee of the Company, because of their participation in the transaction as described under the section captioned “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger,” neither of them served on the special committee, nor did any of the buyer group participate or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

  the special committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the special committee in similar transactions;

  the special committee and the Company’s board of directors had no obligation to recommend the approval of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

  the merger was unanimously approved by the special committee;

  the merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations over an extended period of time between Mr. Xia, Parent, Merger Sub and their legal and financial advisors, on the one hand, and the special committee and its legal and financial advisors, on the other hand;

  in addition to the statutory stockholder approval requirement under Nevada law, approval of the merger agreement is subject to the approval of a majority of holders of shares of Company common stock (excluding the Rollover Holders), giving such unaffiliated stockholders a meaningful opportunity to consider and vote upon the approval of the merger agreement;

  the special committee negotiated a 40-day “go-shop” period;

  the special committee received from its financial advisor an opinion, dated June 7, 2012, as to the fairness, from a financial point of view, to the unaffiliated stockholders of the per share merger consideration of $5.80 to be received by those stockholders in the proposed merger, as of June 7, 2012, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by William Blair in preparing its opinion;

  under the terms of the merger agreement, in certain circumstances prior to obtaining the requisite stockholder approvals of the merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making takeover proposals and the board of directors of the Company is permitted to withdraw or modify its recommendation of the merger agreement; and

  the ability of the Company to terminate the merger agreement (in accordance with the terms of the merger agreement) upon acceptance of a superior proposal.

The foregoing discussion of the information and factors considered and given weight by the buyer group in connection with their evaluation of the substantive and procedural fairness to the unaffiliated stockholders of the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, is not intended to be exhaustive, but is believed by the buyer group to include all material factors considered by them. The buyer group did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness of the merger agreement and the proposed merger to the unaffiliated stockholders. Rather, the buyer group made the fairness determinations after considering all of the foregoing as a whole. In addition, the buyer group considered and recognized the negative factors considered by the special committee and the board of directors described under “Special Factors Relating to the Merger – Recommendation of Our Board of Directors and Special Committee; Reasons for Recommending the Approval of the Merger Agreement; Fairness of the Merger,” the consideration of which is adopted by the buyer group.

The buyer group believes these factors provide a reasonable basis for its belief that the proposed merger is both substantively and procedurally fair to the unaffiliated stockholders. This belief, however, is not intended to be and should not be construed as a recommendation by the buyer group to any stockholder of the Company as to how such stockholder should vote with respect to the approval of the merger agreement.

Certain Effects of the Merger

If the merger is completed, all of our equity interests will be owned by Parent. Except for the Rollover Holders, none of our current stockholders will have any ownership interest in, or be a stockholder of, the Company after the completion of the merger. As a result, our unaffiliated stockholders will no longer benefit from any increase in our value, nor will they bear the risk of any decrease in our value. Following the merger, Parent will benefit from any increase in our value and also will bear the risk of any decrease in our value.

Each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive per share merger consideration, without interest.

Each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

Each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

Each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Following the merger, shares of Company common stock will no longer be traded on the NASDAQ Global Market or any other public market. Our common stock is registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon the Company’s application to the SEC if our common stock is not listed on a national securities exchange. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by the Company to our stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company.

The buyer group expects that following completion of the merger, our operations will be conducted substantially the same as they are currently being conducted. However, following completion of the merger, the Company will have significantly more debt than it currently has. The buyer group has informed us that it has no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. The buyer group may initiate from time to time reviews of the Company and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. The buyer group expressly reserves the right to make any changes that it deems necessary or appropriate in the light of its review or in the light of future developments.

Following consummation of the merger, Parent will directly or indirectly own 100% of our outstanding common stock and will have a corresponding interest in our net book value and net earnings. The table below sets forth the direct and indirect beneficial interest in our net book value and net earnings for each of the Rollover Holders and SAIF IV before and after the merger in proportion to each such party’s direct and indirect beneficial ownership in the Company before and after the merger, based on our net income for the fiscal year ended December 31, 2011 of approximately $14.0 million and our net book value as of December 31, 2011 of approximately $149.9 million.

All dollar figures in the chart immediately below are in the thousands and rounded to the nearest dollar amount.

	Ownership of the Company			Ownership of the Company
	Prior to the Merger			After the Merger
			Net
			earnings
			for the	Net book		Net earnings
	Net book		fiscal year	value as		for the fiscal
	value as of		ended	of		year ended
	December	%	December	December	%	December 31,
	31, 2011	Ownership	31, 2011	31, 2011	Ownership	2011
Shudong Xia(1)	$41,744	27.85%	$3,889	$96,895	64.64%	$9,028
Karmen	$35,623	23.76%	$3,319	$47,788	31.88%	$4,453
SAIF III	$24,625	16.43%	$2,294	$33,033	22.04%	$3,078
Danxia Huang	$3,025	2.02%	$282	$4,058	2.71%	$378
Shufeng Xia	$2,966	1.98%	$276	$3,979	2.65%	$371
SAIF IV	$0	0.00%	$0	$11,937	7.96%	$1,112

(1) The beneficial ownership of Mr. Xia disclosed above reflects the shares of the Company directly owned by Karmen, which is wholly owned by East Action Investment Holdings Ltd. of which Mr. Xia is the sole shareholder.

Effects on the Company if Merger is not Completed

If our stockholders do not approve the merger agreement or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock provided by the merger agreement. Instead, unless the Company is sold to a third party, we will remain an independent publicly traded company, the management expects to operate the business in a manner similar to that in which it is being operated today, and our stockholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our common stock. If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your shares of Company common stock, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, the board of directors of the Company will evaluate and review the business operations, properties and capitalization of the Company and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If our stockholders do not approve the merger agreement or the merger is not completed for any other reason, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, prospects or results of operations of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement and recommend an alternative transaction. Also under other circumstances, if the merger is not completed, the Company may be obligated to pay to Parent a termination fee and reimburse certain of Parent’s expenses. See “The Merger Agreement—Termination Fees and Reimbursement of Expenses” for additional information.

Plans for the Company

After the effective time of the merger, Parent anticipates that the Company will continue its current operations, except that it will (i) cease to be an independent publicly traded company and will instead be a wholly owned subsidiary of Parent and (ii) have substantially more debt than it currently has. There are no current plans to repay the debt taken out to finance the merger. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the Company, and the officers of the Company immediately prior to the effective time of the merger will remain the officers of the Company, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Prospective Financial Information

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with the financial analysis of the proposed merger, our management provided the following financial projections for fiscal years 2012 through 2016 to William Blair and provided the buyer group a copy of these projections in connection with their due diligence of the Company. No member of the buyer group assisted in preparing these projections. The projections were last updated by management on March 26, 2012.

The information below is included solely to give stockholders access to the information that was made available to William Blair and the buyer group and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger.

2012-2016 Projection	Projected Consolidated Financial data
	(provided on March 26, 2012)
	2012E	2013E	2014E	2015E	2016E
	(amounts in millions)
Revenue	$179.4	$186.3	$196.5	$198.6	$208.6
Cost of revenue	$134.3	$139.0	$145.6	$145.1	$150.8
Gross profit	$45.1	$47.3	$50.9	$53.5	$57.8
Operating expense	$29.7	$31.0	$32.3	$32.7	$34.6
Income from operations	$15.5	$16.3	$18.6	$20.8	$23.2
Other income ( expense):
Gain on equity investments	$2.6	$2.6	$2.6	$2.6	$2.6
Subsidy Income	$2.7	$2.9	$2.9	$2.9	$2.9
Other Expenses (Income)	$0.5	$0.5	$0.5	$0.6	$0.6
Income before MI	$20.2	$21.3	$23.5	$25.7	$28.1
Income Taxes	$2.6	$2.6	$2.7	$2.9	$3.2
Net Income including MI	$17.6	$18.7	$20.8	$22.8	$24.9
Minority Interest	$4.5	$4.9	$6.0	$7.1	$8.1
Net Income	$13.1	$13.7	$14.9	$15.7	$16.8
EBITDA	$18.7	$20.0	$22.6	$25.2	$28.1
Unlevered Free Cash Flow(1)	$2.5	$(5.1)	$(3.8)	$(1.7)	$(0.3)

Net Working Capital
Accounts receivable	$39.9	$42.7	$45.4	$47.9	$50.4
Inventory	$10.8	$15.3	$19.7	$23.8	$27.7
Cost and estimated earnings in excess of billings on uncompleted contracts	$47.3	$50.1	$53.9	$56.6	$59.4
Other receivables	$18.0	$20.3	$22.5	$24.6	$26.5
Total Current Assets	$116.0	$128.5	$141.5	$152.9	$164.0
Accounts payable	$25.4	$21.9	$18.4	$14.9	$11.4
Billings in excess of costs and estimated earnings on uncompleted contracts	$14.1	$14.9	$16.0	$16.8	$17.7
Total Current Liabilities	$39.4	$36.8	$34.4	$31.8	$29.1
Net Working Capital As Projected	$76.6	$91.7	$107.0	$121.2	$134.9

(1) “Unlevered Free Cash Flow” refers to EBITDA less taxes and capital expenditures and plus or minus changes in working capital.

The main assumptions underlying the financial projections include:

  the Chinese economy will slow down in the next few years;

  the economy slowdown is likely to add pressure on the liquidity of many project owners. As a result, payment terms of projects will become longer, which will increase the Company’s accounts receivables;

  the Company will undertake more projects which will require it to bear all the construction cost until project completion. It will increase the line “Cost and estimated earnings in excess of billings on uncompleted contracts,” that is, to increase the working capital requirement going forward;

  the Company will engage in more project related hardware sales, which will require carrying more inventory than before. Since hardware purchase usually requires a payment upon delivery, the Company’s accounts payables turnover will be much faster than before.

The increases in the projections for the Company’s working capital (current assets less current liabilities) for the period ranging from 2012 through the end of fiscal year 2016 reflect the nature of the business, the type of customers the Company has and the Company’s projected growth of its business during such period. A significant portion of the Company’s business consists of large government contracts and consequently the Company typically receives payment at some point following the completion of a project. Many of these projects require more than a year to complete, while at the same time the Company continues to incur expenses to manufacture, purchase and install the systems and products required in connection with such a project. As the Company expects to grow its business rapidly and to undertake more of such projects, both the amount of accounts receivable and the cash it needs for such projects are expected to increase significantly, and therefore lead to a corresponding increase in the Company’s expected working capital needs.

The above prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The prospective financial information reflects numerous estimates and assumptions made by the Company with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control.

The prospective financial information reflects subjective judgment in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, the Company’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in the Company’s reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than projection. The prospective financial information covers multiple years and such information by its nature becomes less reliable with each successive year. In addition, the prospective information will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. The assumptions upon which the prospective information was based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The prospective information also reflects assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that the Company, the buyer group, the special committee, any of their respective financial advisors or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied upon as such. None of the Company, the buyer group, the special committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if they are or become inaccurate (even in the short term).

The prospective financial information does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

The inclusion of the prospective financial information herein should not be deemed an admission or representation by the Company, the buyer group or the special committee that they are viewed by the Company or the buyer group or the special committee as material information of the Company, and in fact the Company, the buyer group, and the special committee view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such long range projections. The prospective information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the Company’s prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this proxy statement.

Certain of the prospective financial information set forth herein, including EBITDA, may be considered non-GAAP financial measures. The Company provided this information to William Blair and the buyer group because the Company believed it could be useful in evaluating, on a prospective basis, the Company’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company did not prepare prospective financial information related to stock-based compensation.

Pursuant to the requirements of Regulation G, the Company sets forth below a reconciliation of projected EBITDA to the most directly comparable financial measure prepared in accordance with GAAP.

	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
	(amounts in millions)
Income from Operations	$15.5	$16.3	$18.6	$20.8	$23.2
Add:
Depreciation and amortization	$3.2	$3.7	$4.0	$4.4	$4.9
EBITDA	$18.7	$20.0	$22.6	$25.2	$28.1

Pursuant to the requirements of Regulation G, the Company sets forth below a reconciliation of projected Unlevered Free Cash Flow to the most directly comparable financial measure prepared in accordance with GAAP.

	2012 FY	2013 FY	2014 FY	2015 FY	2016 FY
	(amounts in millions)
Income from Operations	$15.5	$16.3	$18.6	$20.8	$23.2
Add:
Depreciation and amortization	$3.2	$3.7	$4.0	$4.4	$4.9
Subtract:
Taxes	$3.9	$4.0	$4.7	$5.2	$5.8
Subtract:
Capital Expenditures	$5.4	$5.9	$6.4	$7.6	$8.9
Changes in Working Capital	$6.9	$15.2	$15.3	$14.1	$13.7
Unlevered Free Cash Flow	$2.5	$(5.1)	$(3.8)	$(1.7)	$(0.3)

Financing of the Merger

The buyer group estimates that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $200.3 million. Parent and Merger Sub expect this amount to be provided through a combination of debt financing, equity financing and the contribution of Rollover Shares to Parent immediately prior to the merger. Neither Parent nor Merger Sub has entered into any alternative financing arrangements or alternative financing plans.

Debt Financing

On June 8, 2012, Parent entered into the facility agreement with CDB pursuant and subject to which CDB has agreed to provide the CDB Loan in an aggregate amount of up to $96 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement and the merger agreement.

Conditions to Financing. The funding of the CDB Loan is subject to the satisfaction or waiver of the following conditions:

  receipt by CDB of the documentary conditions precedent required under Schedule 1 of the facility agreement;

  no major default (as defined in the facility agreement) that is continuing or would result from the proposed borrowing;

  all of the major representations (as defined in the facility agreement) being true;

  receipt by CDB of a certified copy of the register of members of Parent evidencing that Holdco is the beneficial owner of the entire equity interest of Parent and that the shares of Parent issued to Holdco have been validly issued and fully paid up;

  receipt by CDB of (a) the relevant bank receipt evidencing the irrevocable wire transfers of an aggregate amount of no less than the difference between the Acquisition Consideration (as defined in the facility agreement) and the Total Commitment (as defined in the facility agreement) by Mr. Xia and SAIF IV to a bank account under the name of Parent or the paying agent, (b) a copy of a resolution of the board of directors of Holdco resolving to contribute the aggregate amount received under (a) above to Parent, and (c) a copy of Parent’s instructions to Holdco, signed by an authorized signatory of Parent, directing Holdco to transfer such amount contributed under (b) by Mr. Xia and SAIF IV above to the paying agent; and

  receipt by CDB of a letter from Parent confirming that (a) all of the conditions precedent to the merger have been satisfied or waived in accordance with the terms of the merger agreement and the articles of merger has been filed with the Secretary of State of the State of Nevada (and attaching the stamped articles of merger), (b) the merger agreement remains in full force and effect and has not been rescinded or repudiated by any party to it, and (c) the effective time of the merger has occurred.

Interest Rate. The interest rate of the CDB Loan is LIBOR plus 5.2% per annum at all times from and including date of utilization to and including the date of a listing (as defined in the facility agreement) and LIBOR plus 4.8% per annum at all times thereafter.

Prepayments and Amortization. Parent may, if it gives CDB not less than five business days’ prior notice, prepay the whole or any part of the CDB Loan (but, if in part, the amount paid must be an amount that reduces the amount of the CDB Loan by at least $10 million). Parent is required to make a mandatory prepayment upon the occurrence of any of the following:

  a listing (as defined in the facility agreement);

  a change of control (as defined in the facility agreement);

  a currency event (as defined in the facility agreement); or

  the sale of all or substantially all of the assets of Parent and its subsidiaries, as a group, or of the Company and its subsidiaries, as a group (other than the merger).

Parent is required to repay 5%, 5%, 20% and 30% of the total outstanding principal amount of the CDB Loan on the second, third, fourth and fifth anniversaries of the initial drawdown, respectively, and the balance of the outstanding principal amount on the sixth anniversary of the initial drawdown. Currently, Parent does not have any plans or arrangements to refinance the CDB Loan.

Security. The obligations of Parent under the facility agreement will be secured by:

  a personal guarantee and a deed of undertaking from Mr. Xia and Ms. Yang Lan, Mr. Xia’s wife;

  a pledge of 100% of the equity interest of the Parent held by Holdco in favor of CDB; and

  a pledge of 100% of the equity interest of Beijing TransCloud Information Technology Limited by China TransInfo Technology Limited in favor of CDB.

Other Terms. The facility agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on indebtedness, disposal of assets, declaration of dividends and mergers and consolidations. The facility agreement also includes customary events of default.

Equity Financing

Chairman Equity Commitment. On June 7, 2012, Mr. Xia entered into an equity commitment letter with Holdco pursuant to which Mr. Xia committed to subscribe, or caused to be subscribed, directly to indirectly through one or more intermediary entities, for equity securities of Holdco at or immediately prior to the effective time of the merger in immediately available funds equal to $26,955,708. The equity commitment of Mr. Xia is conditioned upon the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger). Unless otherwise agreed in writing by Mr. Xia, the equity commitment of $26,955,708 is subject to reduction to a level sufficient to, in combination with the other financing arrangements contemplated by the merger agreement, fully fund the merger and other transactions contemplated by the merger agreement, including the payment of customary fees and expenses in connection with the merger, in a circumstance where Parent does not require the full amount of the $26,955,708 to consummate the merger. The equity commitments will terminate automatically and immediately upon the earliest to occur of (i) the effective time of the merger; provided that Mr. Xia shall at or prior to the effective time of the merger have fully funded and paid to Holdco his commitment and fully performed his obligations under the equity commitment letter, and (ii) the valid termination of the merger agreement in accordance with its terms.

SAIF IV Equity Commitment. On June 7, 2012, SAIF IV entered into an equity commitment letter with Holdco pursuant to which SAIF IV committed to subscribe, or caused to be subscribed, directly to indirectly through one or more intermediary entities, for equity securities of Holdco at or immediately prior to the effective time of the merger in immediately available funds equal to $11,552,446. The equity commitment of SAIF IV is conditioned upon the satisfaction or waiver by Parent of each of the conditions to Parent’s and Merger Sub’s obligations to effect the merger (other than those conditions that by their nature are to be satisfied at the closing of the merger). Unless otherwise agreed in writing by Mr. Xia, the equity commitment of $11,552,446 is subject to reduction to a level sufficient to, in combination with the other financing arrangements contemplated by the merger agreement, fully fund the merger and other transactions contemplated by the merger agreement, including the payment of customary fees and expenses in connection with the merger, in a circumstance where Parent does not require the full amount of the $11,552,446 to consummate the merger. The equity commitments will terminate automatically and immediately upon the earliest to occur of (i) the effective time of the merger; provided that SAIF IV shall at or prior to the effective time of the merger have fully funded and paid to Holdco his commitment and fully performed his obligations under the equity commitment letter, and (ii) the valid termination of the merger agreement in accordance with its terms.

Rollover Financing

On June 7, 2012, Mr. Xia, Karmen, Ms. Danxia Huang and Mr. Shufeng Xia entered into a contribution agreement with Parent and Holdco pursuant to which the Mr. Xia, Karmen, Ms. Danxia Huang and Mr. Shufeng Xia collectively committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 8,046,973 shares of Company common stock to Parent (the equivalent of a $46,672,443.40 investment based upon the per share merger consideration of $5.80) in exchange for certain newly issued shares of Holdco.

On June 7, 2012, SAIF III entered into a contribution agreement with Parent and Holdco pursuant to which SAIF III committed to contribute, immediately prior to the consummation of the merger, an aggregate amount of 4,151,152 shares of Company common stock to Parent (the equivalent of a $24,076,681.60 investment based upon the per share merger consideration of $5.80) in exchange for certain newly issued shares of Holdco. The Rollover Holders’ commitments pursuant to the contribution agreements are conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to complete the merger contained in the merger agreement, the funding of the debt financing described above and the substantially simultaneous consummation of the merger in accordance with the terms of the merger agreement.

Limited Guarantee

On June 8, 2012, Mr. Xia and SAIF IV entered into a limited guarantee with the Company pursuant to which each of Mr. Xia and SAIF IV has agreed to guarantee 70% and 30%, respectively, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a termination fee to the Company and reimburse certain expenses (including disbursements and reasonable fees of counsel) incurred by the Company in connection with the collection of such termination fee, if overdue. Each of Mr. Xia and SAIF IV has also agreed to guarantee 70% and 30%, respectively, of the obligations of Parent and Merger Sub under the merger agreement to reimburse reasonable and documented out-of-pocket costs incurred by the Company in connection with the cooperation provided by the Company to the buyer group in connection with the buyer group’s debt financing.

Voting Agreement

On June 7, 2012, the Rollover Holders entered into the voting agreement with Parent under which they have agreed to, among other things, vote all shares of Company common stock beneficially owned by them in favor of approval of the merger agreement and against any other acquisition proposal. The voting agreement will terminate upon the earliest of (i) the termination of the merger agreement, (ii) the written agreement of Parent and, at the direction of the special committee, the Company to terminate the voting agreement, and (iii) the effective time of the merger.

Limitation on Remedies

The Company’s right to terminate the merger agreement and receive payment of (i) a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the merger from Parent, (ii) any reimbursement of costs and expenses pursuant to the merger agreement, and (iii) any amount in respect of which it is indemnified by Parent pursuant to the merger agreement under certain circumstances is the sole and exclusive remedy of the Company against the Parent, Merger Sub, their respective affiliates or financing sources for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. However, such limitation of remedies shall not apply in the event Parent has not deposited or caused to be deposited in full the amounts as set forth in the merger agreement within one business day following the effective time of the merger.

Subject to any equitable remedies Parent may be entitled to, Parent’s right to receive payment of (i) a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement is the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is not entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement.

Interests of the Company’s Directors and Officers in the Merger

Interests of Continuing Stockholders

As a result of the merger, Mr. Xia (our chairman, president, chief executive officer and secretary), Ms. Danxia Huang (one of our directors, our vice president of operations and our treasurer), Mr. Shufeng Xia (the director of financial department of China TransInfo Technology Group Co., Ltd., our consolidated variable interest entity) will indirectly hold 64.64%, 2.71% and 2.65%, respectively, of the fully diluted equity interest of Parent, which will own 100% of the Company immediately following the completion of the merger. Affiliates of SAIF Partners will indirectly hold 30.0% of the fully diluted equity interest of Parent immediately following the completion of the merger. Mr. Brandon Ho-Ping Lin (one of our directors) is a partner at SAIF Advisors Limited, an affiliate of SAIF Partners. Because of the indirect equity ownership of these continuing stockholders in Parent, each of them will enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by Parent as merger consideration to the unaffiliated stockholders. These continuing stockholders will also bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company and they will have no certainty of any future opportunity to sell their shares in Parent at an attractive price, or that any dividends paid by Parent will be sufficient to recover their investment.

The merger may provide additional means to enhance stockholder value for the continuing stockholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, the board of directors of the Company determined that the chairman of the special committee shall receive a retainer of $7,500 per month and that each other member of the special committee shall receive a retainer of $5,000 per month for the duration of their service on the special committee. Such fees are payable whether or not the merger is completed and were approved by the board of directors of the Company. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee.

Indemnification and Insurance

Parent and the surviving corporation will assume the indemnification obligations, now existing in favor of the current or former directors, officers or employees of the Company or any of its subsidiaries or fiduciaries of the Company or any of its subsidiaries under benefit plans of the Company and its subsidiaries (collectively, the “Indemnified Parties”) with respect to acts or omissions occurring at or prior to the effective time, as provided in the organizational documents of the Company or its subsidiaries. The articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities as set forth in the Company’s organizational documents in effect as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Following the effective time of the merger, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each Indemnified Party, and anyone who becomes an Indemnified Party between the date of the merger agreement and the effective time of the merger, against any costs or expenses (including reasonable attorney’s fees and expenses), judgments, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent shall not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties from all liability and does not include an admission of fault or wrongdoing by any Indemnified Party.

For at least six years after the effective time of the merger, (i) Parent and the surviving corporation will maintain the existing directors’ and officers’ liability insurance and fiduciary insurance (or substitute policies including comparable coverage) maintained by the Company as of the date of the merger agreement, covering claims arising from facts or events that occurred on or before the effective time of the merger, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the total annual premiums currently paid by the Company on a yearly basis; and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. In lieu of such insurance, prior to the effective time of the merger, the Company may purchase a six year “tail” prepaid policy with substantially similar coverage (provided that the premium for such “tail” policy shall not exceed an amount equal to 300% of the total annual premiums currently paid by the Company on a yearly basis).

Company Options

As of the effective time of the merger, each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

Company Warrants

As of the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

The following table sets forth the cash amounts to be received by each director and executive officer of the Company as a result of the merger calculated based on his or her securities ownership as of the date of this proxy statement.

Name	Position	Stock	Options (Vested)	Options (Unvested)	Cash Received from Common Stock	Cash Received from Vested Options	Cash Received from Unvested Options
Shudong Xia	CEO, President and Chairman	7,037,077	-	-	-	-	-
Danxia Huang	Vice President, Director	509,896	-	-	-	-	-
Zhibin Lai	Vice President	634,378	-	-	$3,679,392.4	-	-
Zhiping Zhang	Vice President of Research and Development	628,088	-	-	$3,642,910.4	-	-
Shan Qu	Vice President	-	75,000	225,000	-	$73,500	$220,500
Rong Zhang	Chief Financial Officer	-	189,337	315,564	-	$179,870.15	$299,785.80
Walter Teh Ming Kwauk	Director	-	5,000	22,500	-	$10,900	$49,050
Zhongsu Chen	Director	-	30,000	-	-	$21,300	-
Dan Liu	Director	-	-	-	-	-	-
Brandon Ho- Ping Lin	Director	-	30,000	-	-	$21,300	-
Xingming Zhang	Director	-	20,000	10,000	-	-	-

Relationship Between Us and Buyer Group

Relationship with Rollover Holders

Mr. Xia is the sole director, officer and 100% owner of Parent and Merger Sub. As such, Mr. Xia and his affiliates will have direct and indirect interests in the Company after the merger. Mr. Xia has also been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Ms. Danxia Huang currently is the vice president of operations of the Company and has been the Company’s director since May 27, 2007. Both Mr. Xia and Ms. Danxia Huang received compensation for their services as employees of the Company. Both Mr. Xia and Ms. Danxia Huang recused themselves from the deliberations and the board of directors’ determination with respect to the merger agreement and the proposed merger.

Karmen is a wholly owned subsidiary of East Action Investment Holdings Ltd., of which Mr. Xia is the sole shareholder. Karmen currently holds 23.76% shares of Company common stock.

Mr. Shufeng Xia is and has been the director of financial department of China TransInfo Technology Group Co., Ltd. since May 2007 and is Mr. Xia’s brother.

SAIF III was formed under the laws of the Cayman Islands and holds 16.43% shares of Company common stock. The principal business of SAIF III is to make investments in companies in China and India. The registered office of SAIF III is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

All Rollover Holders are parties to the contribution agreements and have agreed with Parent to contribute to Parent shares of Company common stock owned by them in exchange for newly issued shares of Holdco. As such, Rollover Holders may have indirect interests in the Company after the merger.

Except as set forth above and elsewhere in this proxy statement, none of the buyer group, nor any of their respective directors, executive officers or other affiliates engaged in any transactions with us or any of our directors, officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Dividends

Pursuant to the merger agreement, we are prohibited from making, declaring, paying or setting aside for payment any dividend on or in respect of, or declare or make any distribution with respect to the capital stock of the Company or any of its subsidiaries (except for dividends paid by any subsidiaries) from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement.

Determination of the Per Share Merger Consideration

The per share merger consideration was determined as a result of extensive negotiations over an extended period of time between Parent, Merger Sub and their advisors, on the one hand, and the special committee, comprising solely of the independent directors, and its legal and financial advisors, on the other hand.

Regulatory Matters

In connection with the merger, we are required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

  filing the articles of merger with the Secretary of State of the State of Nevada in accordance with the NRS after the approval of the merger agreement by our stockholders; and

  complying with U.S. federal securities laws.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the buyer group in connection with proposed merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and related professional fees	$5,200,000
Financial advisory fees and expenses	$1,800,000
Legal and accounting fees and expenses	$3,720,000
Special committee fees	$180,000
Miscellaneous (including printing, proxy solicitation, filing fees, mailing costs, etc.)	$850,000
Directors & officers liability and Company reimbursement insurance	$1,450,000
Total	$13,200,000

These expenses will not reduce the per share merger consideration to be received by the Company’s unaffiliated stockholders. The party incurring any costs and expenses in connection with the proposed merger and the merger agreement will pay such costs and expenses.

Material United States Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences to holders of shares of Company common stock upon the exchange of shares of Company common stock for cash pursuant to the merger. This discussion does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision by an unaffiliated stockholder to dispose of shares of Company common stock in the merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this discussion is not a complete description of all the tax consequences of the merger and, in particular, does not address U.S. federal income tax considerations for holders of shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, or holders subject to special treatment under U.S. federal income tax law (such as insurance companies, banks and other financial institutions, tax-exempt entities, broker-dealers, mutual funds, traders in securities who elect the mark-to-market method of accounting, tax-deferred or other retirement accounts, holders subject to the alternative minimum tax, U.S. persons that have a functional currency other than the U.S. dollar, certain former citizens or residents of the United States or holders that hold shares of Company common stock as part of a hedge, straddle, integration, constructive sale or conversion transaction). This discussion only addresses the federal income tax consequences of the merger and does not address any tax consequences of transactions effected prior to, concurrently with, or after the merger (whether or not any such transactions are undertaken in connection with the merger), including without limitation the acquisition by Parent of the Rollover Shares from the Rollover Holders. In addition, except as specifically described below under “Consequences to the Filing Persons,” this discussion does not discuss any consequences to stockholders of the Company that will directly or indirectly hold an ownership interest in Holdco, Parent or the Company after the merger, or to holders of options or warrants to purchase shares of Company common stock, any aspect of state, local or foreign tax law that may be applicable to any holder of shares of Company common stock, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This discussion assumes that holders own shares of Company common stock as capital assets.

We urge holders of shares of Company common stock to consult their own tax advisors with respect to the specific tax consequences to them in connection with the offer and the merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

(a)	U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Company common stock that is: a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income tax regardless of the source of its income and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the shares of Company common stock pursuant to the merger.

Payments with Respect to Shares of Company Common Stock

The receipt of cash in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges shares of Company common stock for cash in the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. Holder’s adjusted tax basis in such shares. If a U.S. Holder acquired different blocks of shares of Company common stock at different times or different prices, such U.S. Holder must determine its tax basis and holding period separately with respect to each block of shares of Company common stock. Such gain or loss will be capital gain or loss, and will be long term capital gain or loss if such U.S. Holder’s holding period for the shares of Company common stock is more than one year at the time of completion of the merger. Long term capital gains recognized by a non-corporate U.S. Holder (including an individual) are generally eligible for a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. U.S. Holders of Company common stock should consult their tax advisors regarding the determination and allocation of their tax basis in their stock surrendered in the merger.

Information Reporting and Backup Withholding

Payments made with respect to shares of Company common stock exchanged for cash in the merger may be subject to information reporting, and such payments will be subject to U.S. federal backup withholding unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing an Internal Revenue Service (“IRS”) Form W-9) or (ii) is an exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that such U.S. Holder furnishes the required information to the IRS in a timely manner.

(b)	Non-U.S. Holders

The following is a discussion of certain U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of Company common stock. The term “Non-U.S. Holder” means a beneficial owner of shares of Company common stock that, for U.S. federal income tax purposes, is not a U.S. Holder and is not a partnership or other entity classified as a partnership.

Payments with Respect to Shares of Company Common Stock

Payments made to a Non-U.S. Holder with respect to shares of Company common stock exchanged for cash pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

  the gain on shares of Company common stock, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable U.S. income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States);

  the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are met; or

  the Non-U.S. Holder owned (actually or constructively) more than five percent of the Company’s common stock at any time during the five years preceding the merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes during such time.

A Non-U.S. Holder whose gain is described in the first bullet point above will generally be subject to tax on its net gain in the same manner as if it were a U.S. Holder. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or such lower rate as may be specified by an applicable income tax treaty. An individual Non-U.S. Holder described in the second bullet point above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such Non-U.S. Holder is not considered a resident of the United States). The Company does not believe that it currently is a United States real property holding corporation or that it has been a United States real property holding corporation during the past five years.

Information Reporting and Backup Withholding

In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to a payment made with respect to shares of Company common stock exchanged for cash in the merger if the Non-U.S. Holder has provided an IRS Form W-8BEN (or an IRS Form W-8ECI if the Non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that such Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

(c)	Consequences to the Filing Persons

Under U.S. federal income tax principles, the merger transaction should be treated in accordance with its net result for U.S. federal income tax purposes. The net result of the merger is that Parent will acquire the Company’s shares held by the unaffiliated stockholders for the merger consideration. The merger will be treated as a sale by such unaffiliated stockholders of their Company common stock to Parent, taxable to such holders as described above under “U.S. Holders” and “Non-U.S. Holders.” None of the Rollover Holders will be entitled to receive any merger consideration and will not, therefore, realize gain or loss there from for U.S. federal income tax purposes. The payment by Parent of the merger consideration will increase the tax basis of its post-merger shares of the Company by the amount of such payment. Holdco’s ownership of shares of Parent will be unaffected by the merger and Holdco will not realize any gain or loss. The Company may experience an ownership change by the merger for federal income tax purposes and accordingly its ability to use any net operating losses post-merger to offset future taxable income may be limited or eliminated, but the Company will not otherwise realize gain or loss as a result of the merger. The Merger Sub will be treated as a transitory entity and will not realize gain or loss on the merger. SAIF IV’s ownership of shares in Holdco will be unaffected by the merger and it will not realize gain or loss on the merger.

Following the acquisition of a U.S. corporation or its assets by a foreign corporation, section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions, or can result in the acquiring foreign corporation being treated as a U.S. corporation for federal income tax purposes. Specifically, under the “inversion test,” if (1) substantially all the assets of a U.S. corporation are directly or indirectly acquired by a foreign corporation, (2) the shareholders of the acquired U.S. corporation hold at least 60% (but less than 80%), by either vote or value, of the shares of the foreign acquiring corporation by reason of holding shares in the U.S. corporation, and (3) the foreign corporation’s “expanded affiliated group” (consisting of its 50% owned affiliates including the acquired U.S. corporation) does not conduct substantial business activities in the jurisdiction in which the foreign corporation is created or organized compared to the activities of the expanded affiliated group as a whole, the taxable income of the U.S. corporation (and any person related to the U.S. corporation) for any given year, beginning on the first date any of the U.S. corporation's properties were acquired and ending ten years after the last date any of the U.S. corporation’s properties were acquired, will be no less than that person’s “inversion gain” for that taxable year. A person’s inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or, if after the acquisition, is transferred or licensed to a foreign related person. Furthermore, if the post-acquisition ownership of stock in the acquiring foreign corporation by the shareholders of the acquired U.S. corporation as described in item (2) of the inversion test above is 80% or greater, then the inversion gain rules described above do not apply and instead the acquiring foreign corporation is treated as a U.S. corporation for federal income tax purposes.

The merger will result in an indirect acquisition of substantially all of the Company’s assets, satisfying item (1) of the inversion test, and neither Holdco nor Parent will conduct substantial business activities in the jurisdictions where they are organized compared to the activities of Holdco’s expanded affiliated group as a whole, satisfying item (3) of the inversion test. Also, the Rollover Holders will hold over 80% of Holdco’s common stock after the merger, although the percentage of such stock held by reason of their pre-merger ownership of Company stock is not completely clear since the acquisition of Company stock from the unaffiliated stockholders will be funded by a combination of both new equity financing and CDB debt financing. The inversion ownership rules are complex and difficult to apply, and accordingly the post-merger ownership of Holdco by the Rollover Holders may be treated as satisfying item (2) of the inversion test. If the acquisition of the Company by Parent is treated as an inversion transaction, and the percentage of Holdco stock held by the Rollover Holders by reason of having held stock in the Company is treated as at least 60% but less than 80%, the Company may be required to recognize “inversion gain” as described above for federal income tax purposes, or if such percentage is treated as 80% or greater, Holdco and Parent may be treated as U.S. corporations for federal income tax purposes.

Filing persons should consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition of the Company’s shares pursuant to the merger.

Material PRC Tax Consequences

Under the EIT Law, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises.” The implementation rules for the EIT Law define the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies (the “Notice”). Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China.

However, as the Notice only applies to enterprises established outside of China that are controlled by PRC enterprises or groups of PRC enterprises, it remains unclear how the PRC tax authorities will determine the location of “de facto management bodies” for overseas incorporated enterprises that are managed and controlled by individual PRC residents like us. Therefore, although substantially all of our management is currently located in the PRC, it remains unclear whether the PRC tax authorities would require or permit our overseas registered entities to be treated as PRC resident enterprises. We do not currently consider our company to be a PRC resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for Company common stock should otherwise be subject to PRC tax to holders of such common stock that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for these common stocks should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for Company common stock pursuant to the merger by holders of such common stock who are not PRC residents could be treated as PRC-source income that would be subject to PRC tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Delisting and Deregistration of the Company Common Stock

If the merger is completed, the shares of Company common stock will be delisted from the NASDAQ Global Market and will be deregistered under the Exchange Act, and shares of Company common stock will no longer be publicly traded.

Litigation Relating to the Merger

We are aware of three putative class action complaints related to the merger filed in the Eighth Judicial District Court against, among others, the Company and certain directors of the Company:

  Oswald Velz v. China TransInfo Technology Corp. et al., Case No.: A-657022 (“Velz Complaint”): On February 24, 2012, Oswald Velz brought a stockholder class action with the Eighth Judicial District Court against the Company and others in connection with the proposed going private transaction by Mr. Xia (the “proposed transaction”), alleging that the consideration of the proposed transaction was grossly inadequate and Mr. Xia had breached his fiduciary duties to the Company’s stockholders. In Velz Complaint, the plaintiff seeks (i) injunctive relief enjoining the proposed transaction, (ii) rescission or rescissory damages if the proposed transaction is consummated, (iii) in the event any merger agreement is agreed by the board of directors, requiring the approval of the majority of shareholders unaffiliated with the defendants to proceed with the proposed transaction, (iv) damages in an unspecified amount, and (v) attorneys’ fees and costs.

  Tim Valles v. Shudong Xia et al., Case No. A-12-657443-C (“Valles Complaint”): On March 1, 2012, Tim Valles brought a stockholder class action with the Eighth Judicial District Court against the Company and others in connection with the proposed transaction, alleging that the members of the board of directors of the Company had breached their fiduciary duties to the Company’s stockholders. In Valles Complaint, the plaintiff seeks (i) injunctive relief enjoining the proposed transaction, (ii) rescission or rescissory damages if the proposed transaction is consummated, (iii) damages in an unspecified amount, and (iv) attorneys’ fees and costs.

  Carl M. Domitrovich v. Shudong Xia et al., Case No. A-12-657440-C (“Domitrovich Complaint”): On March 6, 2012, Carl M. Domitrovich brought a stockholder class action with the Eighth Judicial District Court against the Company and others in connection with the proposed transaction, alleging that the consideration of the proposed transaction was grossly inadequate and the members of the board of directors of the Company had breached their fiduciary duties to the Company’s stockholders. In Domitrovich Complaint, the plaintiff seeks (i) injunctive relief enjoining the proposed transaction, (ii) rescission or rescissory damages if the proposed transaction is consummated, (iii) damages in an unspecified amount, and (v) attorneys’ fees and costs.

On July 13, 2012, the foregoing three class action complaints, namely, Velz Complaint, Valles Complaints and Domitrovich Complaint, were consolidated into one amended class action complaint, In Re China TransInfo Technology Corp. Shareholders’ Litigation, Consolidated Case No. A-12-657022-B, filed in the Eighth Judicial District Court and against the members of the board of directors of the Company, Parent and Merger Sub. The plaintiff seek, among other thing, (i) preliminarily and permanently enjoining the defendants and all those acting in concert with them, from proceeding with the merger unless and until such time the individual defendants have acted in accordance with their fiduciary duties toward the Company’s public shareholders; (ii) in the event the merger is consummated prior to the court’s final judgment, rescinding it and setting it aside or awarding rescissory damages; (iii) ordering the defendants to carry out their fiduciary duties to the plaintiffs and other class members, including those alleged duties of care, loyalty, candor and fair dealing; (iv) directing Mr. Xia and the other individual defendants to account to the plaintiffs and the class for all damages allegedly suffered by them as a result of Mr. Xia’s and the other individual defendants’ alleged wrongful conduct if the merger is consummated; (v) awarding the plaintiffs the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees and expenses and (vi) granting such other and further equitable relief as the court may deem just and proper.

The Company and our board of directors believe that the claims in these complaints are without merit and intend to defend against them vigorously.

One of the conditions to the closing of the merger is that no order by a court or other governmental entity shall be in effect that prohibits the consummation of the merger or that makes the consummation of the merger illegal. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from completing the merger on the agreed-upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board of directors of the Company for use at the special meeting.

Date, Time and Place

We will hold the special meeting at                     a.m., Beijing time, on                     , 2012, at                     . Seating will be limited to stockholders. Admission to the special meeting will be on a first-come, first-served basis. If you plan to attend the special meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

  to approve the merger agreement (see “The Merger Agreement” beginning on page 66); and

  to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of Our Board of Directors and Special Committee

The board of directors of the Company, after careful consideration and acting on the unanimous recommendation of the special committee composed entirely of independent directors, deemed it advisable, fair to and in the best interests of the Company and the unaffiliated stockholders that the Company enter into the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and the unaffiliated stockholders and recommended that the Company’s stockholders approve the merger agreement at the special meeting. The board of directors of the Company recommends that you vote “FOR” the approval of the merger agreement.

Our board of directors also recommends that you vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date; Stockholders Entitled to Vote; Quorum

Only holders of record of Company common stock at the close of business, New York time, on                     , 2012, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                     shares of Company common stock were issued and outstanding and held by                     holders of record. Holders of record of shares of Company common stock on the record date are entitled to one vote per share of Company common stock at the special meeting on each proposal. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our offices located at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191.

Shares of Company common stock represented by proxies reflecting abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker non-votes will not be counted for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to approve the merger agreement or the adjournment proposal. The presence at the special meeting in person or by proxy of the holders of a majority of shares of the Company’s capital stock issued and outstanding and entitled to vote at the special meeting as of the record date will constitute a quorum for purposes of the special meeting. In the event that a quorum is not present, or if there are insufficient votes to approve the merger agreement at the time of the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Proposal No. 1

The approval of the merger agreement by our stockholders requires the affirmative vote of both (i) the holders of a majority of the shares of Company common stock and (ii) the holders of a majority of the shares of Company common stock (excluding Rollover Shares).

The requirement that the merger agreement be approved by the holders of a majority of the shares of Company common stock (excluding Rollover Shares) is not mandated by Nevada law but was negotiated by the special committee in order to further protect the interests of the unaffiliated stockholders in connection with the merger.

Failure to vote your shares of Company common stock will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Proposal No. 2

For the approval of the adjournment or postponement of the special meeting, the affirmative vote of the holders of at least a majority of the shares of Company common stock present in person or represented by proxy at the meeting and entitled to vote, whether or not a quorum is present, is required.

Stock Ownership and Interests of Certain Persons

As of                     , 2012, the record date for the special meeting, our directors (including Mr. Xia and Ms. Danxia Huang) and current executive officers owned, in the aggregate,                     shares of Company common stock, or collectively approximately                     % of the outstanding shares of Company common stock. See “Common Stock Ownership of Management and Certain Beneficial Owners” beginning on page 81 for additional information. Our directors and current executive officers have informed us that they intend, as of the date hereof, to vote all of their shares of Company common stock in favor of the approval of the merger agreement.

Certain members of our management and the board of directors of the Company have interests that may be different from, or in addition to, those of our stockholders generally. See “Special Factors Relating to the Merger—Interests of the Company’s Directors and Officers in the Merger” beginning on page 53 for additional information.

Voting Procedures

Ensure that your shares of Company common stock can be voted at the special meeting by submitting your proxy or contacting your broker, dealer, commercial bank, trust company or other nominee.

If your shares of Company common stock are registered in the name of a broker, dealer, commercial bank, trust company or other nominee: check the voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which voting options are available or contact your broker, dealer, commercial bank, trust company or other nominee in order to obtain directions as to how to ensure that your shares of Company common stock are voted at the special meeting.

If your shares of Company common stock are registered in your name: submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your shares of Company common stock can be voted at the special meeting.

Instructions regarding telephone and Internet voting are included on the proxy card.

The failure to vote will have the same effect as a vote against the proposal to approve the merger agreement. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the approval of the merger agreement and the proposal to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to approve the merger agreement.

The failure to instruct your broker, dealer, commercial bank, trust company or other nominee to vote your shares of our common stock “FOR” the proposal to approve the merger agreement will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

For additional questions about the merger, assistance in submitting proxies or voting shares of Company common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Banks and Brokerage Firms, Call: (212) 297 0720
Stockholders and All Others, Call Toll-Free: (855) 305 0855
Email: info@okapipartners.com

Voting by Proxy or in Person at the Special Meeting

Holders of record can ensure that their shares of Company common stock are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares of Company common stock are held in “street name” by a broker, dealer, commercial bank, trust company or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of those shares of Company common stock authorizing you to vote at the special meeting.

If you vote your shares of Company common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet or telephone proxy. If no instructions are indicated on your signed proxy card, all of your shares of Company common stock will be voted “FOR” the approval of the merger agreement and the approval to postpone or adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. You should return a proxy by mail, by telephone or via the Internet even if you plan to attend the special meeting in person.

Electronic Voting

Our holders of record and many stockholders who hold their shares of Company common stock through a broker, dealer, commercial bank, trust company or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for voting by telephone and Internet depending on whether your shares of Company common stock are registered in our records in your name or in the name of a broker, dealer, commercial bank, trust company or other nominee. If you hold your shares of Company common stock through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, dealer, commercial bank, trust company or other nominee to see which options are available.

Please read and follow the instructions on your proxy card or voting instruction card carefully.

Other Business

We do not expect that any matter other than (i) the proposal to approve the merger agreement and (ii) the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Adjournments and Postponements

The Company may request the adjournment or postponement of the special meeting, and the holders of a majority of the shares of Company common stock present in person or by proxy at the special meeting may approve any adjournment or postponement of the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger agreement, the Company may, at its sole discretion, adjourn or postpone the special meeting so as to permit the further solicitation of proxies.

The Company is permitted to delay, postpone, or cancel the special meeting if in the good faith judgment of our board of directors, acting upon a recommendation of the special committee, a failure to do so would be inconsistent with their respective fiduciary duty obligations. The Company is permitted to delay the meeting in order to allow for completion of the proxy solicitation process.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares of Company common stock are held in street name, you must contact your broker, dealer, commercial bank, trust company or other nominee to revoke your proxy.

Rights of Stockholders Who Object to the Merger

You do not have any dissenter’s rights or other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

Solicitation of Proxies

This proxy solicitation is being made by the Company on behalf of the board of directors of the Company and will be paid for by the Company. In addition, we have engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting and we estimate that we will pay Okapi Partners LLC a fee of $20,000 excluding certain out-of-pocket expenses. The Company’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. The Company will also request brokers, dealers, commercial banks, trust companies and other nominees to forward proxy solicitation material to the beneficial owners of shares of Company common stock that the brokers, dealers, commercial banks, trust companies and other nominees hold of record. Upon request, the Company will reimburse them for their reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Okapi Partners LLC, toll free at (855) 305 0855, collect at (212) 297-0720 or by email at info@okapipartners.com.

PROPOSAL ONE — APPROVAL OF THE MERGER AGREEMENT

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, dated as of June 8, 2012, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs this merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger. The surviving corporation will be a privately held corporation and the unaffiliated stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the surviving corporation will, from and after the effective time of the merger, be the officers of the Company until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will be amended in its entirety to read as the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the effective time of the merger, until thereafter amended as provided therein and by applicable law.

Closing and Effective Time of the Merger

The closing of the merger will take place on the second business day after the satisfaction or, to the extent permitted by applicable law, waiver by the party or parties entitled to the benefits of the conditions to closing (described under “The Merger Agreement—Conditions to the Merger”) (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions).

The merger will become effective on the business day immediately after the date on which the articles of merger are duly filed with the Secretary of State of the State of Nevada (or on such other date and time as Parent and the Company will agree in writing and specify in the articles of merger, and in each case, such date may not be more than ninety days after the date on which the articles of merger are filed).

Treatment of Common Stock, Company Options and Company Warrants

As of the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by the Company as treasury stock or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the effective time of the merger, including the Rollover Shares) will be converted into the right to receive the per share merger consideration in cash without any interest thereon.

As of the effective time of the merger, each outstanding, vested and unexercised option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such option, net of any applicable withholding taxes.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option. The restrictions applicable to such cash award are (i) the same vesting conditions and vesting schedules applicable to the respective unvested options without giving effect to the transactions contemplated in the merger agreement and (ii) that any unvested restricted cash award is not transferable by means of sale, assignment, exchange, pledge or otherwise.

As of the effective time of the merger, each outstanding and unvested option to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in an amount equal to the number of shares underlying such option immediately prior to the effective time of the merger multiplied the amount by which $5.80 exceeds the exercise price per share of such option.

As of the effective time of the merger, each outstanding and unexercised warrant to purchase shares of Company common stock will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to the total number of shares underlying such warrant immediately prior to the effective time of the merger multiplied by the amount by which $5.80 exceeds the exercise price per share of such warrant.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will designate a bank or trust company reasonably acceptable to the Company to act as the paying agent. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent an amount in cash sufficient for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock.

Promptly after the effective time of the merger (but in any event no later than five business days), each record holder of shares of Company common stock will be sent (i) a letter of transmittal describing how it may exchange its shares of Company common stock for the per share merger consideration and (ii) instructions for effecting the surrender of share certificates in exchange for its per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you surrender your stock certificate or certificates along with a duly completed and executed letter of transmittal to the paying agent or until the paying agent receives an “agent’s message” in the case of shares held in book-entry form and other documents reasonably required by the paying agent and approved by Parent and us. If payment of the per share merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, a check for any cash to be delivered will only be issued if (i) the certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the per share merger consideration to a person other than the registered holder of such certificate surrendered or shall have established to the reasonable satisfaction of the paying agent that such tax either has been paid or is not payable.

No interest will be paid or accrued on the cash payable as the per share merger consideration as provided above.

From and after the effective time of the merger, there will be no transfers on the stock transfer books of the surviving corporation of shares of Company common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation, any certificates relating to shares canceled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the per share merger consideration deposited with the paying agent that remains undistributed to holders of Company common stock for twelve months after the effective time of the merger may be delivered to the surviving corporation. Any holders of Company common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent, the paying agent or any other person will be liable to any holders of Company common stock for any per share merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by the surviving corporation, deliver an agreement of indemnification in a form reasonably satisfactory to the surviving corporation or post a bond in a reasonable amount as indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure letter delivered by the Company in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to stockholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

  due organization, existence, good standing and authority to own and use the Company’s properties and assets and to carry on the Company’s businesses;

  the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

  the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

  the declaration of advisability of the merger agreement and the merger by the special committee and by the board of directors of the Company, the approval of the merger agreement and the merger by the board of directors of the Company and the board of directors’ submission of the merger agreement to a vote by the stockholders of the Company;

  the required vote of the Company’s stockholders to approve the merger agreement;

  the absence of conflicts with, or breaches or default under, organizational documents, contracts and applicable law;

  the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s stockholders;

  governmental consents and approvals;

  the Company’s SEC filings since January 1, 2010 and the financial statements included therein;

  the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events since December 31, 2011;

  the absence of certain undisclosed liabilities;

  the absence of legal proceedings against the Company or its subsidiaries;

  compliance with applicable laws, licenses and permits;

  possession of all material regulatory permits;

  title to assets and absence of liens on assets (other than certain permitted liens);

  intellectual property;

  insurance;

  material contracts and the absence of any material default under, or termination of, any material contract;

  the absence of certain transactions with the Company’s affiliates and employees;

  the Company’s disclosure controls and procedures and internal controls over financial reporting;

  the accuracy of the information provided in the Schedule 13E-3 and this proxy statement;

  the opinion from William Blair;

  tax matters;

  environmental matters;

  the absence of foreign corrupt practices;

  the disclosure letter to the merger agreement;

  the inapplicability of Nevada anti-takeover statutes to the merger;;

  the absence of any undisclosed brokers’ or finders’ fees; and

  acknowledgment as to absence of any other representations and warranties.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any circumstance, event, change, effect or development, that individually or in the aggregate with all other circumstances, events, changes, effects, or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, prospects, assets, liabilities, properties or business of the Company and its subsidiaries, taken as a whole. However, a Material Adverse Effect does not include the effects relating to or resulting from:

  changes or modifications in GAAP or regulatory accounting requirements or changes in laws (or interpretations thereof) applicable to the Company or any of its subsidiaries;

  changes, effects or circumstances in the industries or markets in which the Company or any of its subsidiaries operates;

  changes in general business, economic, political or financial market conditions;

  changes in the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates, foreign exchange rates and sovereign credit ratings;

  the public disclosure of the merger agreement or the transactions contemplated or the consummation of the transactions contemplated or the announcement of the execution of the merger agreement, including, without limitation, any stockholder litigation relating to the merger agreement;

  any change in the price of the shares of Company common stock or trading volume as quoted on the NASDAQ Global Market;

  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters;

  actions or omissions taken with the prior written consent of or at the written request of the other parties under the merger agreement or required or permitted by the merger agreement;

  the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period ;

  any change or prospective change in the Company’s credit ratings; or

  any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its brokers, customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated or the announcement of any of the foregoing.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

  their due organization, existence and good standing;

  their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

  the absence of conflicts with, or breaches or defaults under, organizational documents, contracts and applicable law;

  governmental consents and approvals;

  operations and ownership of Merger Sub;

  the absence of legal proceedings against Parent, Merger Sub or any of their respective affiliates;

  the accuracy of the information provided by Parent or Merger Sub or any of its subsidiaries for inclusion in the Schedule 13E-3 and this proxy statement;

  sufficiency of funds in the financing to pay the aggregate merger consideration and other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement;

  delivery of the facility agreement, the equity commitment letters and the contribution agreements and the absence of any default thereunder;

  Parent and Merger Sub has no reason to believe that it will be unable to satisfy on a timely basis each and every term or condition of closing to be satisfied by it in any of the financing documents or the contribution agreements, on or prior to the closing date of the merger;

  the absence of conditions precedent to the funding or investing of the full amount of the debt financing and the equity financing other than as expressly set forth in or contemplated by the financing documents;

  the absence of any side letters or other agreements to which Parent or its affiliates are a party relating to the financing or investing;

  the absence of any undisclosed brokers’ or finders’ fees;

  the absence of any other arrangements between or among Mr. Xia, Holdco, Parent, Merger Sub, SAIF IV, guarantor or any of their respective affiliates, on the one hand, and any stockholder, member of the Company board or officer of the Company, on the other hand relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement, or the ownership or operation of Parent, the surviving corporation or any of its subsidiaries, businesses or operations (including as to continuing employment) from and after the effective time of the merger;

  the absence of any undisclosed side letters or other agreements among the Mr. Xia, Holdco, SAIF IV, Parent, Merger Sub and guarantor or any of their respective affiliates relating to the transactions contemplated by the merger agreement;

  independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates, projections, forecasts, plans or budgets;

  the execution and the validity and enforceability of the limited guarantee provided by Mr. Xia and SAIF IV of certain obligations of Parent and the absence of any default thereunder;

  solvency of Parent, Merger Sub and the surviving corporation immediately following consummation of the merger; and

  acknowledgement as to the absence of any other representations and warranties.

Many of the Parent’s and Merger Sub’s representations and warranties are qualified as to, among other things “materiality” or “Parent material adverse effect.” For purposes of the merger agreement, “Parent material adverse effect” means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents, materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement on a timely basis, including the merger.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions set forth in the merger agreement and the disclosure letter the Company delivered in connection with the merger agreement or with the written consent of Parent, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, the Company will and will cause each of its subsidiaries to conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organizations and advantageous business relationships, and keep available the services of its current key officers and employees.

Subject to certain exceptions set forth in the merger agreement and the disclosure letter the Company delivered in connection with the merger agreement or as required by applicable law or a governmental entity, unless Parent consents in writing, the Company will not and will not permit its subsidiaries to, among other things:

  issue, sell, pledge, dispose, encumber, grant, or authorize any capital stock of the Company or any of its subsidiaries, subject to certain exceptions;

  make, declare, pay or set aside dividends or other distribution with respect to the capital stock of the Company or any of its subsidiaries (except for dividends paid by any subsidiaries);

  adjust, split, combine, redeem, or otherwise acquire any of the capital stock of the Company or any of its subsidiaries, subject to certain exceptions;

  sell, transfer, mortgage, encumber, or otherwise dispose of or discontinue any of the Company’s assets, deposits, business or properties, other than in the ordinary course of business;

  acquire all or any portion of assets, business, deposits or properties of any other entity;

  amend the governing documents of the Company or its subsidiaries in any material respect;

  change accounting principles or methods, except as required by United States generally accepted accounting principles or applicable regulatory accounting requirements or as a result of change in law;

  grant any material increases in the compensation of any of the Company’s or its subsidiaries’ directors or executive officers other than in the ordinary course of business;

  except in the ordinary course of business and consistent with past practice, (a) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (b) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company option plan, (c) enter into, terminate or materially amend any Company option plan (or any plan, program, agreement, or arrangement that would constitute a plan if in effect on the date hereof), (d) enter into any employment agreement with any officer or employee of the Company or any subsidiary of the Company, (e) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its subsidiaries or any of their beneficiaries, or (f) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, for any shares of Company common stock, or contracts, commitments, understandings or arrangements by which the Company or any subsidiary is or may become bound to issue additional shares of Company common stock or preferred stock;

  incur or guarantee any long-term indebtedness for borrowed money;

  enter into, terminate, modify or amend any contracts that calls for annual aggregate payments of $1,000,000 or more with a term longer than one year which cannot be terminated without material penalty upon notice of ninety days or less, other than in the ordinary course of business; or

  agree to take any of the actions prohibited by the foregoing.

Parent Forbearance

Except as expressly contemplated by or permitted by the merger agreement or with the written consent of the Company, during the period from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, neither Parent nor Merger Sub shall, and Parent shall cause Merger Sub not to, engage in any business activity or operations.

Access to Information

Upon reasonable notice and subject to applicable laws relating to the confidentiality of information or requirements of governmental entities and certain other exceptions, the Company shall, and shall cause each of its subsidiaries to, afford Parent’s representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments and records, and, during such period, each of Parent and the Company shall, and shall cause its subsidiaries to, make available to the other party (a) to the extent not publicly available, a copy of each report, schedule, correspondence, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request.

Alternative Takeover Proposals

From June 8, 2012 until 11:59 p.m. New York City time on July 18, 2012 (the “go-shop” period), the Company and its subsidiaries and their respective representatives are permitted to:

  solicit, initiate, facilitate and encourage any inquiry or the making of takeover proposals from third parties, including by providing third parties access to information pursuant to confidentiality agreements containing terms at least as restrictive with respect to such third parties as the confidentiality terms contained in the merger agreement (provided that the Company simultaneously or as promptly as reasonably practicable provides any material non-public information concerning the Company or its subsidiaries to Parent if not previously provided to Parent); and

  enter into, continue or otherwise participate in discussions or negotiations with any person with respect to any takeover proposal, or otherwise cooperate with, assist, participate in, facilitate or take any action in connection with such inquiries, proposals, discussions or negotiations.

From and after 12:00 a.m. New York City time on July 19, 2012, the Company and its subsidiaries and their respective representatives are required to immediately cease any discussions or negotiations with any persons that may be ongoing with respect to any takeover proposals, except as may relate to continuing parties (as defined below). From and after 12:00 a.m. New York City on July 19, 2012 until the earlier of the effective time of the merger or the termination of the merger agreement, the Company and its subsidiaries and their respective representatives will not:

  solicit, initiate, knowingly encourage or knowingly induce the making of takeover proposals from any third parties;

  provide any material non-public information concerning the Company or its subsidiaries to a third party in connection with a takeover proposal; or

  engage in discussions or negotiations with any third party concerning a takeover proposal.

However, the Company may continue to engage in the actions described in the first and second bullet above 11:59 p.m. New York City time on August 2, 2012 with a continuing party.

During the “go-shop” period, at the direction of the special committee, William Blair contacted 59 parties, including 30 financial sponsors and 29 strategic parties, to solicit interest in a possible alternative transaction. Prior to the expiration of the “go-shop” period, two potential buyers indicated interests in an alternative transaction involving the Company. However, after their discussions with the financial and legal advisors to the special committee, neither of these two potential buyers entered into a non-disclosure agreement with the Company in a form and on terms that are customary in similar transactions and satisfactory to the Company, and therefore, the negotiations and discussions with both potential buyers were suspended. As a result, despite these efforts, the Company did not receive any alternative takeover proposals during the “go-shop” period.

Prior to the time the Company’s stockholders approve the merger agreement, if the Company receives an unsolicited written takeover proposal from a third party that the special committee determines in good faith (after consultation with its financial and legal advisors) could result in a superior proposal and the failure to take action would result in a breach of its fiduciary duties under applicable law, the Company may:

  contact such party to clarify and understand the terms and conditions thereof to the extent the special committee shall have determined in good faith that such contact is necessary to determine whether such proposal or is reasonably likely to result in a superior proposal;

  furnish information to such party pursuant to an acceptable confidentiality agreement; and

  engage in discussions or negotiations with such party with respect to such proposal.

The Company shall promptly advise Parent within 24 hours, orally or in writing, of any takeover proposal, any initial request for non-public information and any initial request for discussions or negotiations related to a takeover proposal. In connection with such notice, Company must also provide the material terms and conditions and the identity of the third party making the takeover proposal or request. The Company must also keep Parent informed in all material respects of the status and details of such takeover proposal or request.

The merger agreement provides that the board of directors of the Company can only (a)(i) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the board of director’s recommendation or (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any takeover proposal (any action in this clause (a) being referred to as a “change of recommendation”) or (b) adopt, approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement constituting or related to, or that would reasonably be expected to result in, any takeover proposal (other than a confidentiality agreement referred to under the merger agreement) if at any time prior to the receipt of the requisite stockholder approvals of the merger, (x) the special committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable law, then the board of directors of the Company, acting upon the recommendation of the special committee, may make a change of recommendation; and (y) the board of directors of the Company determines in good faith (after consultation with the Company’s outside financial and legal advisors) that a takeover proposal constitutes a superior proposal, then the Company may enter into a definitive written agreement with respect to such superior proposal and terminate the merger agreement.

The Company is not entitled to effect a change of recommendation or terminate the merger agreement unless (i) the Company has provided written notice at least five business days in advance to Parent and Merger Sub advising Parent that the board of directors of the Company intends to make a change of recommendation or enter into a definitive written agreement with respect to such superior proposal, as applicable, and specifying the reasons therefor, including in the case of a superior proposal the material terms and conditions of such superior proposal that is the basis of the proposed action by the board of directors of the Company (including the identity of the third party making the superior proposal and any financing materials related thereto, if any), (ii) during the five business day period following Parent’s and Merger Sub’s receipt of the notice of superior proposal, the Company will, and will cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement and the financing commitments so that such superior proposal ceases to constitute a superior proposal, and (iii) following the end of the five business day period, the board of directors of the Company and the special committee will have determined in good faith, taking into account any changes to the merger agreement and the terms of the debt financing and the equity financing proposed in writing by Parent and Merger Sub in response to the notice of superior proposal or otherwise, that the superior proposal giving rise to the notice of superior proposal continues to constitute a superior proposal. Any material amendment to the financial terms or any other material amendment of such superior proposal will require a new notice of superior proposal and the Company will be required to comply again with the procedures in this paragraph, provided that references above in this paragraph to five business days will be changed to references to three business days.

The Company is not restricted from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable law.

As used in this proxy statement, the following terms shall have the following meanings:

The term “continuing party” means any person or group (other than Parent or Merger Sub) (i) from whom the Company has received, after the date of the merger agreement and prior to July 18, 2012, a written takeover proposal that the Company board and the special committee determines, as of July 18, 2012, in good faith (after consultation with its independent financial advisor and outside legal counsel) would reasonably be expected to result in a superior proposal and (ii) is engaged in good faith discussions with the Company with respect to such takeover proposal immediately prior to 11:59 p.m. New York time on July 18, 2012.

The term “takeover proposal” means any proposal or offer made by any third party to purchase or otherwise acquire (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its subsidiaries that constitute 15% or more of the revenues or assets of the Company and its subsidiaries, taken as a whole.

The term “superior proposal” means a written takeover proposal (provided that for purposes of this definition, references to “15%” in the definition of takeover proposal shall be deemed to be references to “50%”) on terms which the board of directors of the Company and the special committee determines in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable to the Company’s unaffiliated stockholders than the terms of the merger agreement (taking into account such factors as the board of directors of the Company and the special committee deems appropriate including any changes to the terms of the merger agreement proposed by Parent) and to be reasonably capable of being consummated on the terms proposed.

Indemnification; Directors’ and Officers’ Insurance

Parent and the surviving corporation will assume the indemnification obligations, now existing in favor of the Indemnified Parties with respect to acts or omissions occurring at or prior to the effective time of the merger, as provided in the organizational documents of the Company or its subsidiaries. The articles of incorporation and bylaws of the surviving corporation will contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on liabilities as set forth in the Company’s organizational documents in effect as of the date of the merger agreement. The relevant provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnified Parties, unless such modification is required by applicable law.

Following the effective time of the merger, Parent and the surviving corporation will, jointly and severally, indemnify and hold harmless each Indemnified Party, and anyone who becomes an Indemnified Party between the date of the merger agreement and the effective time of the merger, against any costs or expenses (including reasonable attorney’s fees and expenses), judgments, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened proceeding, including any matter arising in connection with the transactions contemplated by the merger agreement, to the fullest extent permitted by applicable law (and Parent and the surviving corporation will also advance expenses as incurred to the fullest extent permitted under applicable law). Notwithstanding anything to the contrary contained in the merger agreement, Parent shall not (and Parent will cause the surviving corporation not to) settle or compromise or consent to the entry of any judgment or otherwise terminate any proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties from all liability and does not include an admission of fault or wrongdoing by any Indemnified Party.

For at least six years after the effective time of the merger, (i) Parent and the surviving corporation will maintain the existing directors’ and officers’ liability insurance and fiduciary insurance (or substitute policies including comparable coverage) maintained by the Company as of the date of the merger agreement, covering claims arising from facts or events that occurred on or before the effective time of the merger, including the transactions contemplated by the merger agreement (provided that Parent or the surviving corporation, as applicable, will not be required to pay an annual premium for such insurance in excess of 300% of the total annual premiums currently paid by the Company on a yearly basis; and (ii) Parent and the surviving corporation will not take any action that would prejudice the rights of, or impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the effective time of the merger. In lieu of such insurance, prior to the effective time of the merger, the Company may purchase a six year “tail” prepaid policy with substantially similar coverage (provided that the premium for such “tail” policy shall not exceed an amount equal to 300% of the total annual premiums currently paid by the Company on a yearly basis).

Financing

As of the date of the merger agreement, Parent has delivered to the Company a copy of the executed facility agreement from CDB, pursuant to which CDB has committed to provided debt financing to Parent in the aggregate amount set forth therein.

Holdco, Parent and Merger Sub will use their reasonable best efforts to complete the debt financing and the equity financing on the terms and conditions described in the financing documents and shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the financing documents without the prior written consent of the special committee if such amendments, modifications or waivers would or would reasonably be expected to (i) reduce the aggregate amount of the debt financing and equity financing below the amount required to consummate the merger, (ii) impose new or additional conditions to the receipt of the debt financing or the equity financing, (iii) prevent or materially delay the consummation of the transactions contemplated by the merger agreement or (iv) adversely impact the ability of Holdco, Parent or Merger Sub enforce its rights against the other parties to the financing documents.

Holdco, Parent and Merger Sub will use their reasonable best efforts to (i) negotiate definitive agreements with respect to the equity financing on reasonably acceptable terms and conditions, and (ii) satisfy on a timely basis all conditions applicable to the debt financing set forth in the facility agreement. In the event that all conditions to funding under the financing documents (other than, with respect to the debt financing, the availability of the equity financing) have been satisfied, Holdco and Parent will use their reasonable best efforts to cause the bank lender, Mr. Xia and SAIF IV to fund the debt financing and the equity financing required to consummate the transactions contemplated by the merger agreement.

In the event that any portion of the debt financing or the equity financing on the terms and conditions contemplated by the financing documents, (i) Parent shall promptly notify the Company, and (ii) Holdco, Parent and Merger Sub shall each use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Holdco, Parent and Merger Sub, in an amount sufficient to consummate the merger as promptly as possible, but in any event no later than the earlier of (a) thirty days after the originally contemplated closing date, or (b) at ten business days prior to April 7, 2013.

Holdco, Parent and Merger Sub will each use its reasonable best efforts to consummate the transactions contemplated by the contribution agreements immediately prior to the closing on the terms and conditions described in the contribution agreements and will not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the contribution agreements that would reasonably be expected to (in the special committee’s reasonable judgment) prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement.

The Company and its subsidiaries will use reasonable best efforts to provide to Holdco, Parent and Merger Sub, and to use its reasonable best efforts to cause its representatives to provide (each at Parent’s sole expense), such cooperation reasonably requested by Parent that is necessary in connection with the debt financing, (provided that such requested cooperation would not require the Company to pay or agree to pay any fees or expenses or give any indemnities prior to effective time of the merger and does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Parent or Merger Sub will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its subsidiary or any of their representatives in connection with such cooperation requested by Parent.

Parent will indemnify, defend, and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with (i) any action taken by them at the request of Holdco, Parent or Merger Sub pursuant to the foregoing or in connection with the arrangement of any debt financing or (ii) any information utilized in connection therewith (other than information provided by the Company or its subsidiaries).

Obligation of Parent

At the stockholders’ meeting and any other meeting of the stockholders of the Company called to seek the stockholder approvals or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the merger agreement, the merger or any other transactions contemplated is sought, Parent will cause the Rollover Shares to be voted in favor of granting the stockholder approvals.

Payment to Certain Creditor

Pursuant to a memorandum of cooperation between China TransInfo Group Co., Ltd., a variable interest entity of the Company, and Beijing Shiji Yingli Technologies, Co., Ltd. (“BSYT”), dated as of October 19, 2010, BSYT transferred the NEDO Project to China TransInfo Group Co., Ltd. In consideration for the benefits received in the transfer of the NEDO Project, the Company has agreed to issue 200,000 shares to BSYT (the “NEDO Project Shares”) or otherwise pay BSYT an amount in cash equal to the value of NEDO Project Shares. Unless otherwise mutually agreed in writing between Parent and BSYT, no later than two business days after the effective time of the merger, Parent will pay, or will cause to be paid, to Mr. Xiao Yu, as the beneficiary designated by BSYT, an amount in cash equal to $1,160,000, which is the amount equal to (x) the merger consideration multiplied by (y) the number of the NEDO Project Shares, in substitution for, and in full satisfaction of, the Company’s obligation to deliver the NEDO Project Shares.

Conditions to the Merger

The consummation of the merger is subject to the satisfaction or waiver by Parent and the Company of the following conditions:

  the requisite stockholder approvals of the merger shall have been obtained; and

  no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing the consummation of the merger or any of the transactions contemplated by the merger agreement is in effect.

The obligations of Parent and Merger Sub to consummate the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

  the representations and warranties of the Company set forth in the merger agreement, without giving effect to any materiality or material adverse effect qualifications therein, being true and correct as of the date of the merger agreement and as of the effective time of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date shall be so true and correct as of such date), except where the failure to be true and correct would not reasonably be expected to have, in the aggregate, a material adverse effect, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect;

  the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the effective time of the merger, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect; and

  since the date of the merger agreement, no effect, change, event or occurrence having occurred that has had, or would reasonably be expected to have, a material adverse effect, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

The obligations of the Company to consummate the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

  the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and as of effective time of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or another date shall be so true and correct as of such date), except when a failure to be true and correct would not reasonably be expected to have, in the aggregate, a Parent material adverse effect, and the Company shall have received a certificate signed by a senior executive officer of Parent to such effect; and

  each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and the Company shall have received a certificate signed by a senior executive officer of Parent to such effect.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after requisite stockholder approvals of the merger have been obtained:

by mutual written agreement of the Company and Parent;

by either of the Company or Parent, if:

  any governmental entity has issued a final order, injunction or decree permanently enjoining or otherwise prohibiting consummation of the merger; provided, that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the denial of such approval, or issuance of such final order, injunction or decree;

  the merger is not completed by April 7, 2013, provided that this termination right will not be available to a party if the failure of such party to fulfill any of its obligations under the merger agreement is the primary cause or material contributing factor to the failure of the closing to occur by that date; or

  our stockholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof.

by the Company:

  if Parent or Merger Sub has breached any of its representations warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by Parent or Merger Sub within thirty business days after written notice of such breach or if earlier, by April 7, 2013, provided that this termination right will not be available to the Company if a material breach of the merger agreement by the Company is the primary cause or material contributing factor to the failure of such condition to be satisfied;

  if all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred; or

  if the Company effects a change of recommendation or enters into a definitive written agreement with respect to a superior proposal after (a) complying with the applicable provisions of the merger agreement and (B) paying to Parent a termination fee payable pursuant to the merger agreement.

by Parent, if:

  if the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured or if curable, is not cured by the Company within thirty business days after written notice of such breach or if earlier, by April 7, 2013, provided that this termination right will not be available to Parent if a material breach of the merger agreement by Parent is the primary cause or material contributing factor to the failure of such condition to be satisfied; or

  the board of directors of the Company effects a change of recommendation.

Termination Fees and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event the merger agreement is terminated:

  by the Company in order to effect a change of recommendation or enter into a definitive written agreement with respect to a superior proposal;

  by Parent or the Company due to (a)(i) a failure of either the Company or Parent to consummate the merger by April 7, 2013 or (ii) a failure by the Company to obtain the requisite stockholder approvals of the merger and (b) on or after the signing of the merger agreement but prior to the date of the stockholders’ meeting, a third party makes a takeover proposal which is publicly disclosed and not withdrawn and (c) within twelve months following such termination, the Company consummates or enters into a transaction with respect to such takeover proposal; or

  by Parent due to (i) a breach by Company of any of their representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied; or (ii) the board of directors of the Company effects a change of recommendation.

Parent is required to pay the Company a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in the event the merger agreement is terminated by the Company:

  due to a breach by Parent or Merger Sub of any of their representations, warranties, covenants or agreements under the merger agreement, such that the corresponding condition to closing would not be satisfied ; or

  if all of the closing conditions are otherwise satisfied or waived by Parent but Parent and Merger Sub fail to close within two business days following the date the closing should have occurred.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby, other than fees and expenses described under the section entitled “The Merger Agreement—Termination Fees and Reimbursement of Expenses” above, will be paid by the party incurring such fees and expenses, whether or not the merger or any of the transactions contemplated by the merger agreement are consummated.

Remedies

The Company’s right to terminate the merger agreement and receive payment of (i) a termination fee of $2.8 million, approximately 2% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, in connection with the merger from Parent, (ii) any reimbursement of costs and expenses pursuant to the merger agreement, and (iii) any amount in respect of which it is indemnified by Parent pursuant to the merger agreement under certain circumstance is the sole and exclusive remedy to the Company against the Parent, Merger Sub, their respective affiliates or financing source for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. However, such limitation of remedies shall not apply in the event Parent has not deposited or caused to be deposited in full the amounts as set forth in the merger agreement within one business day following the effective time of the merger.

Subject to any equitable remedies Parent may be entitled to, Parent’s right to receive payment of (i) a termination fee of $1.5 million, approximately 1% of the enterprise value of the Company calculated based on the $5.80 per share merger consideration, and (ii) any reimbursement of costs and expenses pursuant to the merger agreement, is the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss or damage suffered as a result of any such breach or failure to perform under the merger agreement or other failure of the merger to be consummated.

Parent and Merger Sub are entitled to specific performance of the terms under the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. The Company is not entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of the merger agreement.

Amendment; Waiver of Conditions

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time; provided, however, that in the case of the Company, the board of directors and the special committee must approve such amendment in writing; and provided further, that after any such approval of the merger agreement by the requisite stockholder approvals, no amendment shall be made which changes the merger consideration, adversely affects the unaffiliated stockholders, or otherwise requires further approval of the stockholders by law without the further approval of such stockholders.

At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of Company common stock, as of the date of this proxy statement, (i) by each person who is known by us to beneficially own more than 5% of Company common stock; (ii) by each of our officers and directors; (iii) by all of our officers and directors as a group; and (iv) the Rollover Holders. Information concerning beneficial ownership was obtained from publicly available filings.

Unless otherwise specified, the address of each of the persons set forth below is in care of China TransInfo Technology Corp., 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191.

Name & Address of Beneficial Owner	Office, if Any	Title of Class	Amount & Nature of Beneficial Ownership(1)	Percent of Class(2)
Officers and Directors
Shudong Xia	Chairman, President, Chief Executive Officer and Secretary	Common Stock, $0.001 par value	7,037,077 (3)	27.85%
Rong Zhang	Chief Financial Officer	Common Stock $0.001 par value	189,337	*
Danxia Huang	Vice President of Operations, Treasurer and Director	Common Stock $0.001 par value	509,896	2.02%
Zhibin Lai	Vice President	Common Stock $0.001 par value	634,378	2.51%
Zhiping Zhang	Vice President of Research and Development	Common Stock $0.001 par value	628,088	2.49%
Shan Qu	Vice President	Common Stock $0.001 par value	112,500	*
Walter Teh-Ming Kwauk	Director	Common Stock $0.001 par value	5,000	*
Zhongsu Chen	Director	Common Stock $0.001 par value	30,000	*
Dan Liu	Director	Common Stock $0.001 par value	0	*
Brandon Ho-Ping Lin	Director	Common Stock $0.001 par value	30,000	*
Xingming Zhang	Director	Common Stock $0.001 par value	20,000	*
All officers and directors as a group (11 persons named above)		Common Stock $0.001 par value	9,196,276	36.39%

5% Securities Holder
Leguna Verde Investments, Ltd. P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	1,275,218(4)	5.05%
Karmen Investment Holdings Limited P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	6,005,242(3)	23.76%
SAIF Partners III L.P. #2516, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong		Common Stock $0.001 par value	4,151,152 (5)	16.43%
Andrew Y. Yan #2516, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong		Common Stock $0.001 par value	4,151,152 (5)	16.43%
Total Shares Owned by Persons Named above:		Common Stock $0.001 par value	14,548,590	56.87%
Rollover Holder
Shudong Xia	Chairman, President, Chief Executive Officer and Secretary	Common Stock, $0.001 par value	7,037,077 (3)	27.85%
Karmen Investment Holdings Limited P.O. Box 3444 Road Town, Tortola British Virgin Islands		Common Stock $0.001 par value	6,005,242(3)	23.76%
SAIF Partners III L.P. #2115, Two Pacific Place, 88 Queensway, Admiralty, Hong Kong		Common Stock $0.001 par value	4,151,152 (5)	16.43%
Danxia Huang	Vice President of Operations, Treasurer and Director	Common Stock $0.001 par value	509,896	2.02%
Shufeng Xia		Common Stock $0.001 par value	500,000	1.98%

*Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to Company common stock.

(2)

A total of 25,270,069 shares of Company common stock as of date of this proxy statement are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Includes 6,005,242 shares of Company common stock owned by Karmen, which is wholly owned by East Action Investment Holdings Ltd. of which Shudong Xia is the sole shareholder. Mr. Xia is deemed to be a beneficial owner of the shares held by Karmen.

(4)

Chuang Yang is the owner of Leguna Verde Investments, Ltd. and exercises voting and investment power over the shares owned by Leguna Verde Investments, Ltd. Mr. Yang is deemed to be a beneficial owner of the shares held by Leguna Verde Investments, Ltd.

(5)

Andrew Y. Yan is the sole shareholder and sole director of SAIF III GP Capital Ltd., a limited liability entity formed under the laws of the Cayman Islands, the sole general partner of SAIF III GP, L.P., a limited partnership formed under the laws of the Cayman Islands, which in turn is the sole general partner of SAIF Partners III L.P., a limited partnership formed under the laws of the Cayman Islands. Mr. Yan is deemed to have shared voting and dispositive powers with respect to the securities held by SAIF Partners III L.P.

Changes in Control

Except for the proposed merger, there are currently no other arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

COMMON STOCK TRANSACTION INFORMATION

The Company has not made any underwritten public offering of Company common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A of the Securities Act.

The Company has not purchased any shares of Company common stock within the past two years.

The following table shows purchases of the Company common stock during the past two years effected by Mr. Xia, showing the number of Company common stock purchased, the range of prices paid for those shares and the average price paid per quarter:

Quarter	Amount	Minimum Daily Weighted Average Price(1) (US$)	Maximum Daily Weighted Average Price(2) (US$)	Average Price (US$)
Quarter ended June 30, 2012	0
Quarter ended March 31, 2012	23,600	3.650	3.980	3.694
Quarter ended December 31, 2011	399,272	2.421	3.626	3.299
Quarter ended September 30, 2011	174,763	2.562	3.729	3.191
Quarter ended June 30, 2011	169,000	3.286	4.728	4.394
Quarter ended March 31, 2011	265,200	4.379	4.786	4.587
Quarter ended December 31, 2010	0
Quarter ended September 30, 2010	0

(1) The price reported is the lowest price from a comparison of all daily weighted average prices (each calculated as the weighted average price of all Company common stock purchased in a given day) in the applicable quarter.

(2) The price reported is the highest price from a comparison of all daily weighted average prices (each calculated as the weighted average price of all Company common stock purchased in a given day) in the applicable quarter.

Other than the transactions listed above in this section, there have been no prior stock purchases of Company common stock by any member of the buyer group during the past two years.

APPRAISAL RIGHTS

You are not entitled to dissenter’s rights or any other statutory rights of objection in connection with the merger under Nevada law. Section 92A.390 of the NRS does not provide any right of dissent with respect to a plan of merger under criteria described in that section of the NRS, which the Company satisfies.

SELECTED FINANCIAL INFORMATION

Selected Historical Financial Information

Set forth below is certain selected historical consolidated financial data relating to the Company. The financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2011 and the unaudited financial statements filed as part of our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012 and 2011. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in such Form 10-K and Forms 10-Q. See “Where You Can Find More Information.”

	Three Months Ended		Year Ended
	March 31,		December 31,
	2012	2011	2011	2010
Statement of Operations Data:
Net Sales	$28,928,717	$36,499,159	$167,023,594	$122,727,958
Gross Profit	9,582,605	10,393,121	44,675,825	42,448,493
Income From Operations	2,645,559	4,072,062	14,850,745	19,966,735
Net Income	2,419,296	2,967,276	13,967,152	15,469,158
Earnings Per Share From Continuing Operations (Basic)	$0.10	$0.16	$0.59	$0.81
Earnings Per Share From Continuing Operations (Diluted)	0.10	0.16	0.59	0.81
Net Income Per Share (Basic)	0.10	0.12	0.55	0.63
Net Income Per Share (Diluted)	0.10	0.12	0.55	0.63
Balance Sheet Data (at period end):
Total Current Assets	$166,708,534	$140,442,728	$158,897,783	$142,844,608
Total Non-current Assets	54,523,018	44,835,383	52,609,633	37,681,244
Total Assets	221,231,552	185,278,111	211,507,416	180,525,852
Total Current Liabilities	63,854,360	56,086,367	61,605,570	69,093,964
Total Long Term Liabilities	27,086	-	-	200,699
Total Equity	157,350,106	129,191,744	149,901,846	111,231,189

Ratio of Earnings to Fixed Charges

	March 31,	December 31,	December 31,
	2012	2011	2010
Ratio of Earnings to Fixed Charges(1)	31.79	24.12	45.92

(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense. The Ratio of Earnings to Fixed Charges should be read in conjunction with the Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations filed with the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the relevant periods.

Net Book Value per Share of Company Common Stock

The net book value per share of Company common stock as of March 31, 2012 was $6.23, computed by dividing stockholders’ equity at the end of such period by the weighted average number of shares of Company common stock outstanding.

No separate financial information is provided for Parent because Parent is a newly formed entity formed in connection with the merger and has no independent operations. No pro forma data giving effect to the merger has been provided. The Company does not believe that such information is material to stockholders in evaluating the proposed merger and merger agreement because (i) the proposed per share merger consideration is all-cash, and (ii) if the merger is completed, Company common stock will cease to be publicly traded.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common stock is listed for trading on the NASDAQ Global Market under the symbol “CTFO.” The following table sets forth the quarterly high and low sales prices of a share of Company common stock as reported by the NASDAQ Global Market for the periods indicated. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Closing Bid Prices
	High	Low
Year Ended December 31, 2012
1st Quarter	$5.20	$3.51
2nd Quarter	5.55	4.41
3rd Quarter (through August 9, 2012)	5.58	5.54
Year Ended December 31, 2011
1st Quarter	$5.31	$4.45
2nd Quarter	5.01	2.45
3rd Quarter	3.94	2.46
4th Quarter	3.63	2.43
Year Ended December 31, 2010
1st Quarter	$9.72	$6.33
2nd Quarter	7.78	5.05
3rd Quarter	7.85	5.15
4th Quarter	6.43	4.28

If the merger is closed, there will be no further market for shares of Company common stock and shares of Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act.

The Company has never paid dividends. Accordingly, we do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so.

On June 7, 2012, the last full trading day prior to the public announcement of the terms of the offer and the merger, the reported closing sales price per share on the NASDAQ Global Market was $4.52. On the record date, the closing price per share was $ . You are encouraged to obtain current market quotations for shares of Company common stock in connection with voting your shares of Company common stock.

As of the record date, there were approximately                      record holders of shares of Company common stock.

PROPOSAL TWO—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If there are insufficient votes at the time of the special meeting to approve the merger agreement, we may propose to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment or postponement at the special meeting if there are sufficient votes to approve the merger agreement. If approval of the proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy and voting on the matter.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the board of directors of the Company knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Submission of Stockholder Proposals

If the merger is completed, we will cease to have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold our 2012 annual meeting of stockholders. If you wish to have a proposal included in our proxy statement for 2012 annual meeting (assuming that the merger is not completed) in accordance with Rule 14a-8 under the Exchange Act, your proposal must have been received by the Secretary of the Company at 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, China 100191, no later than the close of business on March 1, 2012. A proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC will not be included.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Company and its consolidated subsidiaries and actual results of matters related to the merger could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In many cases you can identify forward-looking statements by the use of words such as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “could,” “predict,” or “expect” and similar expressions, although the absence of such words does not necessarily mean that a statement is not forward-looking.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. We cannot assure you that the actual results or developments reflected in these forward-looking statements will be realized or, even if they are realized, that they will have the expected effects on the merger or on our business or operations. These forward-looking statements speak only as of the date on which the statements were made, and we assume no obligation and do not intend to update these forward-looking statements, except as required by law.

Risks, uncertainties and assumptions include the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the possibility that various closing conditions for the merger (including the requisite stockholder approvals of the merger) may not be satisfied or waived; the possibility that alternative acquisition proposals will or will not be made; the failure to obtain sufficient funds to close the merger; the failure of the merger to close for any other reason; the amount of fees and expenses related to the merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees; the merger agreement’s contractual restrictions on the conduct of our business prior to the completion of the merger; the possible adverse effect on our business and the price of our common stock if the merger is not completed in a timely matter or at all; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against us and others relating to the merger and other risks that are set forth in the Company’s filings with the SEC, which are available without charge at www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, as amended. We file reports, proxy statements and other information with the SEC. You may read and print these reports, proxy statements and other information at www.sec.gov, an Internet website maintained by the SEC that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investors Relations” section of our website at www.chinatransinfo.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

  our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012; and

  our Current Reports on Form 8-K filed on February 21, 2012, February 23, 2012, March 13, 2012, March 29, 2012, May 14, 2012 and June 8, 2012.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to China TransInfo Technology Corp., 9th Floor, Vision Building, No. 39 Xueyuanlu, Haidian District, Beijing, PRC, 100191, Attention: Corporate Secretary, and should be made at least five business days before the date of the special meeting in order to receive them before the special meeting.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

A-1

     ANNEX B

LIMITED GUARANTEE

B-1

     ANNEX C

FINANCIAL ADVISOR OPINION

C-1

     ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON

China TransInfo Technology Corp.: Set forth below for each director and executive officer of the Company is his respective present principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. None of the Company or any of the Company’s directors or executive officers has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the Company nor any of the Company’s directors or executive officers listed below has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors of China TransInfo Technology Corp.

Shudong Xia. Mr. Xia has been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Mr. Xia also serves on several government advisory committees for the development of GIS services for urban planning. Mr. Xia founded the Company’s affiliate, Beijing PKU Chinafront High Technology Co., Ltd. (“PKU”) in 2000. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University. Mr. Xia is a citizen of the PRC.

Walter Teh-Ming Kwauk. Mr. Kwauk has been the Company’s director since December 12, 2011. Mr. Kwauk is a vice president of Motorola Solutions, Inc. (“Motorola”) and its director of corporate strategic finance and tax, Asia Pacific. He joined Motorola in January 2003 after 25 years of professional services with KPMG in Vancouver, Hong Kong, Beijing and Shanghai. Between 1987 and 2002, Mr. Kwauk held a number of senior positions in KPMG, including general manager of KPMG’s joint accounting firm, managing partner in KPMG’s Shanghai office and partner in KPMG’s Hong Kong office. Mr. Kwauk is also an independent non-executive director of Alibaba.com Limited. Mr. Kwauk is a member of the Hong Kong Institute of Certified Public Accountants. Mr. Kwauk is a citizen of Canada.

Zhongsu Chen. Dr. Chen has been the Company’s director since May 1, 2008. Dr. Chen has more than 20 years of experience in information technology, including nine years in Wall Street firms such as DLJ, Standard & Poor’s, New York Life and Ambac Financial Group. Since May 2005, Dr. Chen has been the managing director of Time Innovation Ventures, a venture capital company. He also serves on the board of directors of Beijing Ahelios Consulting, an IT consulting company and Beijing Xiakexing Network Technologies, a Chinese company producing animation products. From 2001 to 2005, Dr. Chen worked as the deputy chief technology officer at the Shanghai Stock Exchange. From 2003 to 2004, he led China’s National Financial Standardization Securities Trading Protocol Working Group, which defined China’s Securities Trading Exchange Protocol technology standard, and served as an advisor of the Shenzhen Stock Exchange Technology Development Strategy Committee. In 2006, Dr. Chen was appointed by the Chinese government as a member of the Working Group for the Foundation of China’s Futures Exchange. Dr. Chen is a citizen of the United States.

Danxia Huang. Ms. Huang became the Company’s vice president of finance and treasurer on May 14, 2007 and became the Company’s director on May 27, 2007. Currently, Ms. Huang is vice president of operations in charge of the Company’s strategic development, business administration management and finance. Since November 2006, Ms. Huang has been Vice President of PKU, where she is in charge of strategic development, business administration management and finance. From April 2005 to November 2006, Ms. Huang was the vice president of First City Investment Inc. of Hong Kong. From April 2001 to April 2005, Ms Huang worked at Beijing Business Travel Holiday Net-Tech Co., Ltd., an internet company, as chief executive officer. Ms. Huang is a citizen of the PRC.

Dan Liu. Mr. Liu has been the Company’s director since May 1, 2008. Mr. Liu held several management positions at China Electronics Import and Export Corporation for more than ten years and was vice president of China Electronics Corporation from 1990 to 1991. From 1991 to 1997, Mr. Liu was chairman of the board of Intel (China), a semiconductor manufacturer. Mr. Liu was also senior advisor to Motorola (China), a provider of mobile devices and broad band communication and enterprise mobility solutions, from 1994 to 1998. From 1991 to 2000, Mr. Liu was the president of China Tongda Networking Corporation, a communication system integration company. From 2001 to 2002, Mr. Liu was the vice general manager of China Electronics Corporation. Mr. Liu is currently a councilor at Chinese Association of Electronics, China Software Industry Association, China News Technology Association, and China Public Relations Association. Mr. Liu is a citizen of the PRC.

Brandon Ho-Ping Lin. Mr. Lin has been the Company’s director since September 28, 2008. Mr. Lin is a partner at SAIF Advisors Limited, which is one of the largest and most successful growth venture capital funds focused on China. Prior to joining SAIF Advisors Limited in 2001, Mr. Lin was a Vice President in investment banking with Credit Suisse/Donaldson, Lufkin & Jenrette (DLJ) in New York from 1997 to 2001 where he executed mergers & acquisitions, high yield debt and initial public offering transactions for leveraged buy-outs and technology companies. From 1994 to 1997, Mr. Lin worked as an associate with Sullivan & Cromwell LLP. Mr. Lin is also a director of several SAIF Advisors Limited’s portfolio companies, which include NVC Lighting Holding Limited, Jiangxi Runtian Beverage LLC and Best Elite International Limited. Mr. Lin is a citizen of Hong Kong Special Administrative Region, the PRC.

Xingming Zhang. Mr. Zhang has been the Company’s director since June 11, 2010. Mr. Zhang has severed as an executive director of investment banking in Guotai Junan Securities Co., Ltd., (“Guotai”), one of the largest investment banking and securities companies in China, since March 2009. Mr. Zhang is mainly in charge of the investment banking services of Guotai in the transportation industry including financing, IPO, restructuring and M&A. From May 2006 to March 2009, Mr. Zhang worked as the executive director of Antaeus Capital Inc.’s China office, which is a full service securities brokerage and investment banking firm. From 2003 to 2006, he worked as General Manager of the Investment Department of China Landgent Group, a company engaged in the business of real estate development and education industry. Mr. Zhang is a qualified securities practitioner and a charted representative of underwriters in China. Mr. Zhang is a citizen of the PRC.

Executive Officers of China TransInfo Technology Corp. (other than Mr. Xia and Danxia Huang)

Zhibin Lai. Mr. Lai has been the Company’s Vice President since May 14, 2007. Mr. Lai is in charge of GIS application service for the Transportation sector. Since 2000, Mr. Lai has been Vice President of PKU, where he is in charge of the GIS application service for the transportation sector. From 1988 to 2000, Mr. Lai was the head of the Software Department of Fangda Century Group (Beijing) where he was in charge of the GIS Study Center in City and Environment Department at Peking University. Mr. Lai is a citizen of the PRC.

Zhiping Zhang. Mr. Zhang has been the Company’s Vice President of Research and Development since May 14, 2007. Mr. Zhang is in charge of the R&D and GIS application service in Land and Resources sector. Since 2001, Mr. Zhang has been Vice President of PKU, where he is in charge of the R&D and GIS application service in Land and Resources sector. From July 1995 to 2001, Mr. Zhang was a professor of Remote Sensing at the Geography Information Institute of Peking University. Mr. Zhang is a citizen of the PRC.

Shan Qu. Mr. Qu became the Company’s Vice President on January 26, 2011. Mr. Qu has served as the General Manager of Beijing UNISITS Technology Co., Ltd. since November 2002. From September 1995 to November 2002, he served as the general manager in the intelligent transportation and engineering control department of Tsinghua Unisplendour Corporation Limited., a company engaged in the business of transportation. Mr. Qu is a citizen of the PRC.

Rong Zhang. Mr. Zhang has been the Company’s Chief Financial Officer since January 1, 2011. Prior to joining the Company, from July 2009 to December 2010, Mr. Zhang worked in Beijing as the Chief Financial Officer of China Vocational Training Holdings Co., Ltd., the largest automotive technician training school chain in China. Since August 2008, Mr. Zhang has served as a non-employee director of SVTeck, Inc., a silicon valley start-up in online reputation grading/search business using advanced dynamic programming as well as artificial intelligence and of OKIKI Education Management Co., Ltd., a preschool education chain aiming at expansion in China. From August 2007 to August 2008, Mr. Zhang worked as the Chief Financial Officer of Taizinai Group, a major company in China’s beverage market. From July 2005 to July 2007, Mr. Zhang was the Asia Pacific Controller of DraftFCB as well as the Asia Pacific Lead Area Controller of Interpublic Group of Companies, Inc. (DraftFCB’s parent company), one of the world’s largest advertising and marketing services companies. From January 2004 to July 2005, Mr. Zhang was a Senior Analyst and Project Leader at MCI, Inc., now a telecommunications subsidiary of Verizon Communications Inc., a global broadband and telecommunications company. From July 1997 to January 2004, Mr. Zhang worked in several finance and accounting positions in the United States, including as a Senior Analyst in Atlanta at ACSI Network Technologies, a telecommunications company that specialized in fiber optic broadband services; Senior Auditor at Union Camp Corporation and International Paper, an American pulp and paper company and as a Staff Auditor at Deloitte & Touche’s Atlanta, Georgia office. Mr. Zhang is a U.S. Certified Public Accountant. Mr. Zhang is a citizen of the United States.

Parent, Merger Sub and Holdco: Set forth below for the sole director and executive officer of each of Parent, Merger Sub and Holdco, is his present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of such director. During the past five years, none of Parent, Merger Sub, Holdco and none of their respective directors has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of Parent, Merger Sub, Holdco and none of their respective directors has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Sole Director and Executive Officer of Parent, Merger Sub and Holdco

Shudong Xia. Mr. Xia has been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Mr. Xia also serves on several government advisory committees for the development of GIS services for urban planning. Mr. Xia founded the Company’s affiliate, PKU in 2000. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University. Mr. Xia is a citizen of the PRC.

Karmen Investment Holdings Limited: Set forth below for the sole director and executive officer of Karmen is his present principal occupation or employment, the name of the organization in which such occupation or employment is conducted and the five-year employment history of such director. During the past five years, none of Karmen and none of Karmen’s directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). During the past five years, none of Karmen and none of Karmen’s respective directors has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Sole Director and Executive Officer of Karmen Investment Holdings Limited

Shudong Xia. Mr. Xia has been the chairman, president, chief executive officer and secretary of the Company since May 14, 2007. Mr. Xia also serves on several government advisory committees for the development of GIS services for urban planning. Mr. Xia founded the Company’s affiliate, PKU in 2000. Prior to his involvement with PKU, Mr. Xia, from 1998 was involved in several research projects at Peking University. Mr. Xia is a citizen of the PRC.

SAIF III: Andrew Y. Yan is the sole shareholder and sole director of SAIF III GP Capital Ltd., a limited liability entity formed under the laws of the Cayman Islands, the sole general partner of SAIF III GP, L.P., a limited partnership formed under the laws of the Cayman Islands, which in turn is the sole general partner of SAIF Partners III, a limited partnership formed under the laws of the Cayman Islands. Mr. Yan is deemed to have sole voting and dispositive powers with respect to the securities held by SAIF Partners III.

SAIF III GP L.P. is a limited partnership formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF III GP L.P. is to serve as the general partner and adviser in various investment vehicles, including SAIF III. The registered office of SAIF III GP L.P. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

SAIF III GP Capital Ltd. is a limited liability entity formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF III GP Capital Ltd. is to serve as the general partner and adviser in various investment vehicles, including SAIF III. The registered office of SAIF III GP Capital Ltd. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its telephone number is +852 2918 2203.

Andrew Y. Yan. Mr. Yan has been the managing partner of SAIF Advisors Limited for the past ten years. Mr. Yan is a citizen of Hong Kong, Special Administrative Region, the PRC.

SAIF IV: Andrew Y. Yan is the sole shareholder and sole director of SAIF IV GP Capital Ltd., a limited liability entity formed under the laws of the Cayman Islands, the sole general partner of SAIF IV GP, L.P., a limited partnership formed under the laws of the Cayman Islands, which in turn is the sole general partner of SAIF Partners IV, a limited partnership formed under the laws of the Cayman Islands. Mr. Yan is deemed to have sole voting and dispositive powers with respect to the securities held by SAIF Partners IV L.P.

SAIF IV GP L.P. is a limited partnership formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF IV GP L.P. is to serve as the general partner and adviser in various investment vehicles, including SAIF IV. The registered office of SAIF IV GP L.P. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its contact telephone number is +852 2918 2200.

SAIF IV GP Capital Ltd. is a limited liability entity formed under the laws of the Cayman Islands and was formed for the purpose of making investments in companies in China and India. The principal business of SAIF IV GP Capital Ltd. is to serve as the general partner and adviser in various investment vehicles, including SAIF IV. The registered office of SAIF IV GP Capital Ltd. is c/o M&C Corporate Services Limited, P. O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands and its contact telephone number is +852 2918 2200.

Andrew Y. Yan. Mr. Yan has been the managing partner of SAIF Advisors Limited for the past ten years. Mr. Yan is a citizen of Hong Kong, Special Administrative Region, the PRC.

     ANNEX E

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

CHINA TRANSINFO TECHNOLOGY CORP.
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _____, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints _____and _____, or either of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of China TransInfo Technology Corp. (the “Company”) held of record by the undersigned on _____, 2012, at the special meeting of stockholders to be held at _____local time, on _____, 2012, at _____or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. IF OTHER MATTERS THAN THE PROPOSALS LISTED ON THE REVERSE SIDE ARE PRESENTED AT THE SPECIAL MEETING, THE PERSONS NAMED ABOVE WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT WITH RESPECT TO THOSE MATTERS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY INTERNET OR TELEPHONE FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued and to be signed on the Reverse Side)

THERE ARE THREE WAYS TO VOTE: BY INTERNET, TELEPHONE OR MAIL

Internet and telephone voting is available 24 hours a day, 7 days a week through
11:59 PM Eastern Time the day prior to the special meeting date.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	TELEPHONE	MAIL

Go to the website listed above.	Use any touch-tone telephone.	Mark, sign and date your proxy card.
Have your proxy card ready.	Have your proxy card ready.	Detach your proxy card.
Follow the simple instructions that appear	Follow the simple recorded	Return your proxy card in the
on your computer screen.	instructions.	postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Postage-Paid Envelope

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

The Board of Directors, acting on the unanimous recommendation of the special committee composed entirely of independent directors, recommends a vote “FOR” the approval of the merger agreement and a vote “FOR” Proposal 2.

	FOR	AGAINST	ABSTAIN
1.

To approve the Agreement and Plan of Merger, dated as of June 8, 2012 (the “merger agreement”), with TransCloud Company Limited, a Cayman Islands exempted company with limited liability (“Parent”) and TransCloud Acquisition, Inc., a Nevada corporation and a wholly owned subsidiary of Parent, (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “merger”), with the Company surviving the merger as a wholly owned subsidiary of Parent.

	[ ]	[ ]	[ ]

	FOR	AGAINST	ABSTAIN
2.

To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

	[ ]	[ ]	[ ]

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Dated: , 2012

Signature:

Title or Authority:

Signature (if held jointly):